    As filed with the Securities and Exchange Commission on March 25, 1998

                                                    Registration No. 333-
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM SB-2
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                             (INCLUDING EXHIBITS)

                           FIRSTBANCORPORATION, INC.
             ----------------------------------------------------
             (Exact name of small business issuer in its charter)

        South Carolina                     6712                   57-1033905
-------------------------------     ------------------       -------------------
(State or other jurisdiction of     (Primary SICC No.)        (I.R.S. Employer
incorporation or organization)                               Identification No.)

                             1121 Boundary Street
                        Beaufort, South Carolina 29901
                                (803) 521-5600
               ------------------------------------------------
                  (Address and telephone number of principal
                   executive offices and place of business)

                         John F. Breyer, Jr., Esquire
                         Victor L. Cangelosi, Esquire
                               BREYER  & AGUGGIA
                      1300 I Street, N.W., Suite 470 East
                            Washington, D.C.  20005
                                (202) 737-7900
        ---------------------------------------------------------------
           (Name, address and telephone number of agent for service)

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this registration statement becomes effective.

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

===============================================================================================================
                                    Calculation of Registration Fee
===============================================================================================================
                                  Proposed Maximum                        Proposed Maximum
Title of Each Class of            Amount Being       Proposed Offering    Aggregate Offering   Amount of
Securities Being Registered       Registered         Price(1)             Price(1)             Registration Fee
---------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 Par Value       220,000             $18.00                $3,960,000          $1,169
===============================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o).

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                           FIRSTBANCORPORATION, INC.
       (Holding Company for FirstBank, N.A. and Proposed Holding Company
                     for FirstBank of the Midlands, N.A.)

              Between 180,000 and 220,000 Shares of Common Stock

FirstBancorporation, Inc. ("Company") is the holding company for FirstBank, N.A. ("Bank"), a national bank headquartered in Beaufort, South Carolina. The Company is offering for sale between 180,000 and 220,000 additional shares of its common stock, par value $0.01 per share ("Common Stock"), first to holders of Common Stock as of the close of business on _____, 1998 ("Rights Holders" and "Record Date," respectively) ("Rights Offering"), and then to the general public with preference given to persons who are permanent residents of Beaufort, Lexington or Richland Counties of South Carolina ("Community Offering"). The Rights Offering and the Community Offering are collectively referred to as the "Offering." Orders for Common Stock submitted by members of the general public will not be filled if the maximum number of shares of Common Stock being offered are subscribed for by the Rights Holders. The net offering proceeds will contribute to the initial capitalization of "FirstBank of the Midlands, N.A.," a national bank in formation ("New Bank"). Subject to the receipt of final regulatory approval, the New Bank will be headquartered in Columbia, South Carolina, and will operate as a wholly-owned subsidiary of the Company. Consummation of the Offering is subject to the receipt of final regulatory approval for the New Bank to commence business.

--------------------------------------------------------------------------------
                               OFFERING SUMMARY

The purchase price per share was determined arbitrarily by the Company's Board of Directors. See "RISK FACTORS -- Arbitrary Purchase Price."

                       Purchase Price Per Share:  $18.00

                                      Minimum     Midpoint    Maximum
                                      -------     --------    -------

Number of shares:                       180,000     200,000     220,000
Gross offering proceeds:             $3,240,000  $3,600,000  $3,960,000
Estimated offering expenses:         $  100,000  $  100,000  $  100,000
Estimated net proceeds:              $3,140,000  $3,500,000  $3,860,000
Estimated net proceeds per share:    $    17.44  $    17.50  $    17.55

The Offering will terminate at ___:____ ___.m., Eastern time, on _______ ___, 1998, unless extended by the Company.

Rights Holders have the non-transferable right to subscribe for up to a maximum of one additional share of Common Stock for every seven shares owned as of the close of business on the Record Date. All other persons may subscribe for up to $100,000 of Common Stock (5,555 shares), but no fewer than 50 shares of Common Stock. All funds received from subscribers will be held in a separately insured, non-interest bearing deposit account at the Bank until the completion or termination of the Offering. The Company has the absolute right to reject any subscription order in whole or in part at anytime before the completion of the Offering, and if it does so in part the subscriber does not have the right to cancel the remainder of his or her subscription.

--------------------------------------------------------------------------------

For a discussion of certain risks that each prospective investor should consider, see "RISK FACTORS" beginning on page 1 of this Prospectus.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency, and they are not guaranteed by the Bank and will not be guaranteed by the New Bank.

Neither the Securities and Exchange Commission, the Federal Reserve Board, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved these securities or determined if this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

For additional information about the offering, please refer to the more detailed information in this Prospectus. For assistance, please contact
____________________ at (843) ____- _________.

            The date of this Prospectus is ______________ __, 1998.

                              PROSPECTUS SUMMARY

     The following is a summary of certain information in this Prospectus. This summary is not complete and should be read in connection with and is qualified in its entirety by the more detailed information and the consolidated financial statements (including notes thereto) presented elsewhere in this Prospectus.
The purchase of Common Stock is subject to certain risks.  See "RISK FACTORS."

FirstBancorporation, Inc.

     The Company was incorporated on February 28, 1995 under South Carolina law and became the holding company for the Bank on November 1, 1995. The Company is a registered bank holding under the Bank Holding Company Act of 1956, as amended ("BHCA"), and regulated by the Federal Reserve Board ("Federal Reserve"). To date, the Company's primary asset has been its investment in all of the outstanding capital stock of the Bank and its primary business has been directing the affairs of the Bank. The Company has applied to the Federal Reserve to acquire all of the outstanding capital stock of the Bank upon the formation of the New Bank. Upon the formation of the New Bank, the Company will also direct the affairs of the New Bank as a result of its ownership of all the New Bank's outstanding capital stock. At December 31, 1997, the Company's total assets were $91.7 million, total liabilities were $83.7 million and stockholders' equity was $8.0 million. The Company's main office is located at 1121 Boundary Street, Beaufort, South Carolina and its telephone number is (843) 521-5600. See "BUSINESS OF THE COMPANY."

FirstBank, N.A.

     The Bank is a national bank headquartered in Beaufort, South Carolina. The Bank is the successor to The Savings Bank of Beaufort County, FSB, a federally-chartered stock savings bank that was formed in 1986 as a de novo institution
                                                          -------
and that converted to a national bank effective June 5, 1995. The Bank's main office is located at 1121 Boundary Street, Beaufort, South Carolina and its telephone number is (843) 521-5600.

     The Bank is regulated by the Office of the Comptroller of the Currency ("OCC") and the Federal Deposit Insurance Corporation ("FDIC"). The Bank's deposits are insured by the FDIC under the Savings Association Insurance Fund ("SAIF"). The Bank is a member of the Federal Home Loan Bank ("FHLB") System and the Federal Reserve System ("FRS").

     The Bank is a community bank whose principal business is attracting deposits from the general public and using those funds to originate loans secured by real estate, including construction loans, located in its primary market area of Beaufort County (excluding Hilton Head Island), South Carolina. To a lesser extent, the Bank also originates residential lot loans, commercial real estate loans and consumer loans. The Bank also invests in U.S. Government and agency securities. See "BUSINESS OF THE BANK." The Bank operates from its main office in Beaufort, South Carolina, a full-service branch office on Lady's Island in Beaufort, South Carolina, and a full-service branch office in Bluffton, South Carolina. The Bank faces strong competition for the origination of loans and the attraction of deposits. See "RISK FACTORS -- Competition."

FirstBank of the Midlands, N.A. (in formation)

     On February 19, 1998, the OCC granted preliminary approval for the New Bank to operate as a national bank under the name "First Bank of the Midlands, N.A" subject to the FDIC's grant of deposit insurance to the New Bank, the Federal Reserve's approval of the New Bank to operate as a wholly-owned subsidiary of the Company, and the completion of the Offering. The New Bank has applied to the FDIC to obtain deposit insurance for its deposit accounts under the Bank Insurance Fund ("BIF"). As a national bank, the New Bank will be required to be a member of the FRS.

                                      (i)

     Generally, the New Bank intends to offer the same loan and deposit products and services as the Bank. The New Bank intends to engage in a general commercial and retail banking business directed primarily towards the needs of small to medium-sized businesses, professionals and individuals residing in Richland and Lexington Counties of South Carolina. Initially, the New Bank will operate from its main office located in downtown Columbia, South Carolina. See "PROPOSED BUSINESS OF NEW BANK."

The Offering

     The Company is offering for sale between 180,000 and 220,000 shares of Common Stock ("Offering Range") at a purchase price of $18.00 per share ("Purchase Price"). The Purchase Price was determined arbitrarily by the Company's Board of Directors. See "RISK FACTORS -- Arbitrary Purchase Price."

     The Rights Offering and the Community Offering will be conducted concurrently. Only Rights Holders may participate in the Rights Offering. If you are a Rights Holder, you will have the non-transferrable right to subscribe for a maximum of one share of Common Stock for every seven shares held as of the close of business on the Record Date. If Rights Holders do not subscribe for all the shares being offered, the remaining shares will be offered for sale in the Community Offering to members of the general public with preference given to permanent residents of Beaufort, Lexington or Richland Counties of South Carolina ("Local Community"). If you are not a Rights Holder, you may subscribe for up to $100,000 of Common Stock (5,555 shares), but no fewer than 50 shares of Common Stock. The Company has the absolute right to reject any subscription order in whole or in part at anytime before the completion of the Offering, and if it does so in part the subscriber does not have the right to cancel the remainder of his or her subscription.

     As of the close of business on the Record Date, there were 692,748 shares of Common Stock issued and outstanding. Assuming the successful completion of the Offering, the number of issued and outstanding shares of Common Stock would range from 872,748 to 912,748 shares depending on the final number of shares sold. Purchasers of Common Stock in the Offering will experience immediate and substantial dilution in net tangible book value per share of the Common Stock. See "RISK FACTORS -- Dilution."

     Consummation of the Offering is subject to the receipt of final regulatory approval for the New Bank to commence business. If the New Bank does not receive such final regulatory approval, the Offering will be terminated, accepted subscriptions for shares of Common Stock will be of no further force or effect and all subscription funds will be returned promptly to subscribers together with interest. See "THE OFFERING --Conditions to the Offering and Release of Funds."

Procedure for Subscribing for Common Stock

     The Rights Offering and the Community Offering will both terminate at __:___ __.m., Eastern time, on ______ ___, 1998, unless extended by the Company. All subscription forms, together with full payment for all shares subscribed for, must be physically received by the Bank by that time or else they will be null and void. Subscription forms may be hand delivered to the Bank or sent by U.S. mail or by private delivery service. If sent by U.S. mail or private delivery service, the subscriber assumes the risk of untimely delivery. Subscriptions for Common Stock accepted by the Company may not be revoked under any circumstances. Payment for Common Stock may be made in cash (only if delivered in person to the Bank) or by check made payable to "FirstBancorporation, Inc." All funds received from subscribers will be held in a separately insured, non-interest bearing deposit account at the Bank until the completion or termination of the Offering. See "THE OFFERING --How to Subscribe."

                                      (ii)

Use of Proceeds

     The actual net proceeds of the Offering cannot be determined until after the completion of the Offering when the actual number of shares sold and the final offering expenses are known. However, the net proceeds are estimated to range from $3.1 million to $3.9 million based on the Offering Range and the Purchase Price ($18.00 per share). Subject to the receipt of final regulatory approval for the New Bank to commence business, the Company will contribute the net proceeds to the New Bank as part of its initial capitalization. See "USE OF PROCEEDS."

Dividends

     Neither the Company nor the Bank (including the Bank's predecessor, The Savings Bank of Beaufort County, FSB) has ever paid cash dividends, although stock dividends have been paid periodically. In order to support the operations of the Bank and the New Bank, the Company does not expect to pay cash dividends in the foreseeable future, but may continue to pay stock dividends subject to the determination of the Company's Board of Directors. See "DIVIDEND POLICY."

Market for Common Stock

     The market for the Common Stock is highly illiquid and the Offering is not expected to materially increase liquidity. The Common Stock is not traded on an established market but in privately negotiated transactions, and there are no regularly quoted bid or asked prices for the Common Stock. See "RISK FACTORS -- Absence of Market for Common Stock."

Risk Factors

     See "RISK FACTORS" beginning on page 1 for a discussion of certain risks related to the Offering that should be considered by all prospective investors.

                                     (iii)

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following tables set forth certain information concerning the consolidated financial condition and results of operations of the Company and its subsidiary at the dates and for the periods indicated. This information is qualified in its entirety by reference to the detailed information contained in the Consolidated Financial Statements and Notes thereto presented elsewhere in this Prospectus. All per share data has been adjusted for all stock dividends paid.

                                                   At December 31,
                                     -------------------------------------------
                                      1997     1996     1995     1994     1993
                                      ----     ----     ----     ----     ----
                                                   (In thousands)

SELECTED FINANCIAL CONDITION DATA:

Total assets.......................  $91,699  $91,733  $83,047  $77,311  $73,154
Loans receivable, net..............   80,064   78,150   72,026   68,900   65,141
Loans held-for-sale................      676      663      251       --       --
Investment securities
 held-to-maturity..................       --       --       --    2,755    2,999
Investment securities
 available-for-sale................    2,182    2,485    2,630       --       --
Cash and amounts due from banks....    4,127    4,721    4,197    3,359    2,164
Deposits...........................   77,462   78,300   74,905   69,273   67,249
FHLB borrowings....................    5,050    5,600    1,000    1,000       --
Amounts due to depository
 institutions......................      305      200      238      870      185
Stockholders' equity...............    7,981    7,045    6,517    5,895    5,374

                                                 Year Ended December 31,
                                     -------------------------------------------
                                      1997     1996     1995     1994     1993
                                      ----     ----     ----     ----     ----
                                       (In thousands, except per share amounts)

SELECTED OPERATING DATA:

Interest income....................  $ 7,542  $ 6,920  $ 6,296  $ 5,184  $ 5,109
Interest expense...................    3,423    3,281    3,106    2,220    2,352
                                     -------  -------  -------  -------  -------

Net interest income................    4,119    3,639    3,190    2,964    2,757
Provision for loan losses..........      165      162      192      179      149
                                     -------  -------  -------  -------  -------

Net interest income after
 provision for loan losses.........    3,954    3,477    2,998    2,785    2,608

Non-interest income................      952      737      587      512      512
Non-interest expense...............    3,378    3,391    2,707    2,474    2,301
                                     -------  -------  -------  -------  -------

Income before provision for
 income taxes......................    1,528      823      878      823      819
Provision for income taxes.........      581      322      351      302      309
                                     -------  -------  -------  -------  -------

Net income.........................  $   947  $   501  $   527  $   521  $   510
                                     =======  =======  =======  =======  =======

Basic earnings per share...........  $  1.37  $  0.73  $  0.78  $  0.78  $  0.76
Diluted earnings per share.........     1.29     0.69     0.71     0.71     0.70

                         (footnotes on following page)

                                      (iv)

SELECTED OTHER DATA:

                                                  At December 31,
                                    -------------------------------------------
                                     1997     1996     1995     1994     1993
                                     ----     ----     ----     ----     ----
Number of:
 Real estate loans outstanding....   2,085    1,875    1,544    1,328    1,299
 Deposit accounts.................   7,651    7,442    7,428    7,542    6,314
 Full service offices.............       3        3        3        3        3

SELECTED OPERATING RATIOS:
                                        At or For the Year Ended December 31,
                                    ------------------------------------------
                                     1997     1996     1995     1994     1993
                                     ----     ----     ----     ----     ----
Performance Ratios:

Return on average assets (net
 income divided by average
 assets)..........................    1.04%    0.57%    0.65%    0.70%    0.71%

Return on average equity (net
 income divided by average
 equity)..........................   12.73     7.41     8.51     9.29    10.01

Interest rate spread (difference
 between average yield on
 interest-earning assets and
 average cost of interest-bearing
 liabilities).....................    4.27     3.95     3.81     3.95     3.70

Net interest margin (net interest
 income as a percentage of average
 interest-earning assets).........    4.82     4.43     4.20     4.19     3.97

Non-interest expense to year-end
 assets...........................    3.68     3.70     3.26     3.20     3.15

Non-interest expense to average
 assets...........................    3.70     3.86     3.34     3.31     3.16

Average interest-earning assets to
 interest-bearing liabilities.....  113.67   111.93   110.00   108.90   109.30

Asset Quality Ratios:

Allowance for loan losses to total
 loans at end of period...........    0.90     0.80     0.65     0.49     0.36

Net charge-offs to average
 outstanding loans during the
 period...........................    0.08     0.02     0.09     0.12     0.20

Ratio of nonaccrual loans to
 total assets.....................    0.47     0.44     0.16     0.35     0.17

Capital Ratios:

Average equity to average assets..    8.16     7.71     7.64     7.49     7.08

                                      (v)

                                 RISK FACTORS

     Before investing in shares of the Common Stock offered hereby, prospective investors should carefully consider the matters presented below, in addition to matters discussed elsewhere in this Prospectus. Certain risk factors discussed below relate to the operations of the Bank. The New Bank's operations will be subject to the same risks.

Certain Lending Risks

     Construction Lending Risks. The Bank is an active originator of construction loans. At December 31, 1997, the Bank had $5.9 million of construction loans, representing 7.4% of total loans, of which $2.2 million were speculative construction loans, meaning that at the time the loan was originated there was no commitment for permanent financing for the finished property.

     Construction lending involves greater credit risk than one- to- four family mortgage lending. Construction loans generally have higher loan balances than one- to- four family mortgage loans. In addition, the potential for cost overruns because of the inherent difficulties in estimating construction costs and, therefore, collateral values and the difficulties and costs associated with monitoring construction progress, among other things, are major contributing factors to this greater credit risk. Speculative construction loans have the added risk that there is not an identified buyer for the completed home when the loan is originated, with the risk that the builder will have to service the construction loan debt and finance other carrying costs of the completed property for an extended time period until a buyer is identified. Furthermore, the demand for construction loans and the ability of construction loan borrowers to service their debt depends highly on the state of the general economy, including market interest rate levels, and the state of the economy of the Bank's primary market area. A material downturn in economic conditions would be expected to have a material adverse effect on the credit quality of the construction loan portfolio, and may require management to reassess the adequacy of the Bank's allowance for loan losses and to establish additional provisions for loan losses, which would have a material adverse effect on net income. See "BUSINESS OF THE BANK --Lending Activities -- Construction Lending" and "-- Allowance for Loan Losses."

     Second Home Lending Risks. Vacationers and tourism are major contributors to the economy of the Bank's primary market area. Accordingly, the Bank originates one- to- four family mortgage loans secured by second residences. At December 31, 1997, $3.6 million, or 7.6%, of the Bank's one- to- four family mortgage loan portfolio was secured by second residences, generally vacation homes. Lending on second residences is generally considered riskier than lending on primary residences because borrowers are more likely to default on their second residence obligations than their primary residence obligations in the event of financial hardship. See "BUSINESS OF THE BANK -- Lending Activities -- One- to- Four Family Real Estate Lending."

     Residential Lot Lending Risks. At December 31, 1997, the Bank had $2.7 million of residential lot loans, representing 3.4% of total loans. Residential lot loans are generally made to individuals to purchase a residential building lot on which to build a home.

     Residential lot lending entails significant additional risks compared to residential property lending. The repayment of such loans can be significantly affected by adverse conditions in the real estate market. Furthermore, in the event of default and the repossession of the land by the Bank, vacant land is generally less marketable than improved land with a finished home. To minimize these risks, the Bank generally limits this type of lending to its market area and to individuals with above average credit histories. See "BUSINESS OF THE BANK -- Lending Activities -- Residential Lot Lending."

     Commercial Real Estate Lending. At December 31, 1997, the Bank's commercial real estate loan portfolio amounted to $10.6 million, or 13.3% of total loans. Commercial real estate lending generally involves greater credit risk than one-to- four family mortgage lending. Because payments on loans secured by commercial properties often depend upon the successful operation and management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy, among other things. See "BUSINESS OF THE BANK -- Lending Activities -- Commercial Real Estate Lending."

     Commercial Business Lending. At December 31, 1997, the Bank's commercial business loan portfolio amounted to $4.8 million, or 6.0% of total loans. Furthermore, subject to market conditions and other factors, the New Bank intends to emphasize commercial business lending activities to small and medium-sized businesses and professionals within its primary market area. Commercial business lending generally involves greater credit risk than one- to- four family mortgage lending. Although commercial business loans are often collateralized by equipment, inventory, accounts receivable or other business assets, the liquidation value of these assets in the event of a borrower default is often an insufficient source of repayment because accounts receivable may be uncollectible and inventories and equipment may be obsolete or of limited use. Furthermore, commercial business loans may be unsecured in certain cases. See "BUSINESS OF THE BANK -- Lending Activities -- Commercial Business Lending."

     Consumer Lending Risks. At December 31, 1997, the Bank's consumer loan portfolio amounted to $9.5 million, or 11.9% of total loans. Consumer lending is also generally viewed to involve greater credit risk than one-to four-family mortgage lending. Collateral such as automobiles, boats and other personal property depreciate rapidly and are often an inadequate repayment source if a borrower defaults. In addition, consumer loan repayments depend on the borrower's continuing financial stability and are more likely to be adversely affected by job loss, divorce, illness, personal bankruptcy and other financial hardship. See "BUSINESS OF THE BANK -- Lending Activities -- Consumer Lending."

     Geographic Concentration of Credit Risk. A substantial portion of the Bank's loan portfolio is secured by real estate, either as primary or secondary collateral, located in its primary market area. Recent economic conditions have been generally favorable in the Bank's market area. However, no assurances can be given that such favorable economic conditions will continue. Accordingly, this geographic concentration of credit risk could have a material adverse effect on the Bank's financial condition and results of operations to the extent there is a material deterioration in that area's economy and real estate values. See "BUSINESS OF THE BANK -- Market Area" and "-- Lending Activities."

Interest Rate Risk

     Changes in interest rates can have significant effects on the Bank's profitability. The Bank's ability to make a profit, like that of most financial institutions, depends largely on its net interest income, which is the difference between the interest income received from its interest-earning assets (such as loans and investment securities) and the interest expense incurred in connection with its interest-bearing liabilities (such as deposits and borrowing). The Bank's net interest income and the market value of its assets and liabilities could be significantly affected by changes in interest rates. In a rising interest rate environment, the Bank anticipates that its net interest income could be adversely affected as liabilities could reprice to higher market rates more quickly than assets. In addition, rising interest rates may adversely affect the Bank's earnings because they may cause a decrease in customer demand for loans. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Asset and Liability Management."

     Changes in interest rates also can affect the average life of loans and mortgage-backed securities. During periods of declining interest rates, loans and mortgage-backed securities prepay faster as loans are prepaid and refinanced at lower interest rates. During such periods, the Bank generally will not be able to reinvest the proceeds of any such prepayments at comparable yields. Conversely, during periods of rising interest rates, the rate of prepayments generally slows. Moreover, volatility in interest rates also can result in disintermediation, or the flow of funds away from savings institutions into direct investments, such as U.S. Government and corporate securities and other investment vehicles which, because of the absence of federal insurance premiums and reserve requirements, generally pay higher rates of return than savings institutions.

No Prior Operating History for the New Bank

     The opening of the New Bank is subject to the receipt of final regulatory approvals from the OCC, the FDIC and the Federal Reserve, none of which have been received as of the date of this Prospectus. The New Bank has no prior operating history because it is a new business venture. It is highly likely that the New Bank will incur operating losses during its early years of operation, and no assurances can be given as to the ultimate success of its operations. Any losses incurred by the New Bank will have an adverse effect on the Company's consolidated results of operations.

Arbitrary Purchase Price

     The Purchase Price ($18.00 per share) was determined arbitrarily by the Company's Board of Directors with the guidance of an independent consulting firm that assessed current market conditions, the current market value of peer group institutions and projections for future growth and earnings of the Company assuming the operations of the New Bank. Because the Purchase Price was determined arbitrarily, there can be no assurance that the Common Stock may be resold at or above that price. See "MARKET FOR COMMON STOCK" and "THE OFFERING."

Risks Related to Changes in Economic Conditions

     The success of the Company and the Bank will depend, to a certain extent, upon economic and political conditions, both local and national, as well as governmental monetary policies. Conditions such as inflation, recession, unemployment, changes in interest rates, reductions in the money supply and other factors beyond the control of the Company and the Bank may adversely affect the Bank's deposit levels and loan demand and, therefore, the earnings of the Bank and the Company. A decline in the South Carolina economy or in the economy of the Bank's primary market area could have an adverse effect on the Bank's business, including the demand for new loans, refinancing activity, the ability of borrowers to repay outstanding loans and the value of the Bank's collateral. The Bank could be adversely affected by a decline in economic conditions or real estate values in its primary service area even if conditions or values elsewhere in the United States or in South Carolina remain stable or improve. See "BUSINESS OF THE BANK -- Market Area" and "-- Competition."

Dilution

     Purchasers of Common Stock in the Offering will experience immediate and substantial dilution in net tangible book value per share of the Common Stock. See "DILUTION."

Absence of Market for Common Stock

     The market for the Common Stock is highly illiquid and the Offering is not expected to materially increase liquidity. The Common Stock is not traded on an established market but in privately negotiated transactions, and there are no regularly quoted bid or asked prices for the Common Stock. An investor should consider the potentially illiquid and long-term nature of an investment in the Common Stock before making an investment decision. See "MARKET FOR COMMON STOCK."

Competition

     The Bank faces intense competition both in making loans and attracting deposits. Competition for loans principally comes from commercial banks, savings associations, credit unions, mortgage banking companies and insurance companies. Historically, commercial banks, savings associations and credit unions have been the Bank's most direct competition for deposits. The Bank also competes with short-term money market funds and with other financial institutions, such as brokerage firms and insurance companies, for deposits. In competing for loans, the Bank may be forced to offer lower loan interest rates periodically. Conversely, in competing for deposits, the Bank may be forced to offer higher deposit interest rates periodically. Either case or both cases could adversely affect net interest income. See "BUSINESS OF THE BANK -- Competition."

Voting Control by Management and Employees

     As of the close of business on the Record Date, the Bank's directors and executive officers and their associates beneficially owned 289,011 shares of Common Stock, or 37.20% of the total outstanding shares. These persons are expected to subscribe for approximately 38,512 additional shares in the Offering. Based on their expected ownership after the Offering and the exercise of stock options that these individuals have or may receive, these persons could ultimately control approximately 35.90% of the outstanding shares of the Common Stock (assuming the sale of 220,000 shares in the Offering and that the shares issued under the stock option plan are authorized but unissued shares) and could permit management to benefit from certain statutory and regulatory provisions, as well as certain provisions in the Company's Articles of Incorporation and Bylaws, that may tend to promote the continuity of existing management. If these individuals were to act as a group or in concert with each other, they could have significant influence over the outcome of any stockholder vote requiring a majority vote and in the election of directors and could effectively exercise veto power in matters requiring the approval of stockholders, such as certain business combinations. Management, therefore, might have the power to authorize actions that may be viewed as contrary to the best interests of non-affiliated holders of the common stock and might have veto power over actions that such holders may deem to be in their best interests. See "ESTIMATED MANAGEMENT PURCHASES IN THE OFFERING," "MANAGEMENT OF THE COMPANY AND THE BANK -- Executive Compensation" and "RESTRICTIONS ON ACQUISITION OF THE COMPANY."

Anti-Takeover Provisions and Statutory Provisions That Could Discourage Hostile Acquisitions of Control

     Provisions in the Company's Articles of Incorporation and Bylaws, the corporation law of South Carolina, and certain federal regulations may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that management opposes. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also make the removal of the current board of directors or management of the Company, or the appointment of new directors, more difficult. These provisions include: limitations on the acquisition of more than 10% of the Company's common stock; supermajority voting requirements for certain business combinations; the election of directors to staggered terms of three years; the elimination of cumulative voting for directors; and the removal of directors without cause only upon the vote of holders of 80% of the outstanding voting shares. The Articles of Incorporation also contains provisions regarding the timing and content of stockholder proposals and nominations and limiting the calling of special meetings. See "RESTRICTIONS ON ACQUISITION OF THE COMPANY."

Provisions of Employment and Severance Agreements

     The employment and severance agreements of senior officers of the Company and the Bank provide for cash severance payments and/or the continuation of health, life and disability benefits in the event of their termination of employment following a change in control of the Company or the Bank. If a change in control had occurred at December 31, 1997, the aggregate value of the severance benefits available to these executive officers under the agreements would have been approximately $632,000. These agreements may have the effect of increasing the costs of acquiring the Company, thereby discouraging future attempts to take over the Company or the Bank. For information, see "MANAGEMENT OF THE COMPANY AND THE BANK -- Executive Compensation."

Risks of Regulation

    The Company and the Bank operate in a highly regulated environment and are subject to supervision by several governmental regulatory agencies, including the OCC, the FDIC, the Federal Reserve and the SEC. Laws and regulations currently applicable to the Company and the Bank may change, and there is no assurance that such changes will not adversely affect the business of the Company and the Bank. See "REGULATION."

                                USE OF PROCEEDS

     The actual net proceeds of the Offering cannot be determined until after the completion of the Offering when the actual number of shares sold and the final offering expenses are known. However, the net proceeds are estimated to range from $3.1 million to $3.9 million based on the Offering Range and the Purchase Price. Subject to the receipt of final regulatory approval for the New Bank top commence business, the Company intends to contribute the net proceeds to the New Bank to fund its business activities. Initially, the New Bank expects to invest such funds in short-term U.S. Government and agency securities until such funds may, subject to market conditions, be invested in loans. See "PROPOSED BUSINESS OF NEW BANK."

                            MARKET FOR COMMON STOCK

     The market for the Common Stock is highly illiquid and the Offering is not expected to materially increase liquidity. The Common Stock is not traded on an established market but in privately negotiated transactions, and there are no regularly quoted bid or asked prices for the Common Stock. As of the close of business on the Record Date, the Company had 692,748 shares of Common Stock issued and outstanding, 656 shareholders of record, and an estimated _____ shareholders holding shares in nominee or "street" name.

     The following table sets forth the high and low sales prices of the Common Stock (adjusted for all stock dividends paid) in trades known to management during fiscal years 1997 and 1996. Other trades may have occurred during these periods at prices unknown to management.

                                          Price Per Share
                                          ---------------
     Quarter Ended                        High        Low
     -------------                        ----        ---

     March 31, 1996                       $11.26   $11.26
     June 30, 1996                         11.82    11.82
     September 30, 1996                    11.82    11.82
     December 31, 1996                     11.82    11.82
     March 31, 1997                        11.82    11.82
     June 30, 1997                         14.00    13.00
     September 30, 1997                       --       --
     December 31, 1997                     14.00    14.00

  Since December 31, 1997, the last known trade known to management between unaffiliated parties occurred on February 11, 1998 and involved 425 shares at $15.00 per share.

                                   DIVIDENDS

  Neither the Company nor the Bank (including the Bank's predecessor, The Savings Bank of Beaufort County, FSB) has ever paid cash dividends, although stock dividends of 10% were paid in each of fiscal years 1997, 1994 and 1993 and stock dividends of 5% were paid in each of fiscal years 1988, 1989, 1990, 1991, 1992, 1995 and 1996. In order to support the operations of the Bank and the New Bank, the Company does not expect to pay cash dividends in the foreseeable future, but may continue to pay stock dividends subject to the determination of the Company's Board of Directors and applicable regulatory restrictions. For information regarding the regulatory restrictions applicable to the payment of dividends, see "REGULATION -- Regulation of the Bank -- Dividends".

                                CAPITALIZATION

  The following table presents, as of December 31, 1997, the historical capitalization of the Company, and the pro forma capitalization of the Company based on the sale of the number of shares of Common Stock at the minimum, midpoint and maximum of the Offering Range and after deducting estimated Offering expenses of $100,000. A change in the number of shares to be issued in the Offering would materially affect pro forma consolidated capitalization.

                                                                   Holding Company
                                                         Pro Forma Consolidated Capitalization
                                                                 Based Upon the Sale of
                                                      -------------------------------------------
                                                      180,000       200,000       220,000
                                  Capitalization      Shares at     Shares at     Shares at
                                       as of          $18.00        $18.00        $18.00
                                 December 31, 1997    Per Share     Per Share     Per Share
                                 -----------------    ---------     ---------     ---------
                                                           (In thousands)

Deposits(1).......................     $77,462        $ 77,462      $ 77,462      $ 77,462
New Bank debt(2)..................          --           2,500         2,500         2,500
FHLB advances.....................       5,050           5,050         5,050         5,050
                                       -------        --------      --------      --------
Total deposits and
 borrowed funds...................     $82,512        $ 85,012      $ 85,012      $ 85,012
                                       =======        ========      ========      ========

Stockholders' equity:

  Preferred stock:
   1,000,000 shares, $0.01
   par value per share,
   authorized; none issued
   or outstanding.................     $    --        $     --      $     --      $     --

  Common Stock:
   2,000,000 shares, $0.01
   par value per share,
   authorized; specified number
   of shares assumed to be
   issued and outstanding.........           7               9             9             9

  Additional paid-in capital......       6,249           9,387         9,747        10,107

  Retained earnings(3)............       1,740           1,740         1,740         1,740
  Less:
   Net unrealized losses on
   available for sale securities..         (15)            (15)          (15)          (15)
                                       -------        --------      --------      --------
Total stockholders' equity........     $ 7,981        $ 11,121      $ 11,481      $ 11,841
                                       =======        ========      ========      ========

                         (footnotes on following page)

---------------
(1) Funds withdrawn from deposit accounts at the Bank to purchase Common Stock are not reflected and will reduce pro forma deposits by the amount of the withdrawals.
(2) The Company has received a commitment from a third party bank to borrow up to $2.5 million. The loan proceeds will be contributed to the New Bank as part of its initial capitalization. See "BUSINESS OF THE NEW BANK --Initial Capitalization."
(3) Retained earnings are substantially restricted by applicable regulatory capital requirements. See "REGULATION -- Regulation of the Bank -- Dividends."

                                   DILUTION

     The net tangible book value of the Company as of December 31, 1997 was $7.8 million or $11.32 per share of Common Stock. "Net tangible book value" per share represents the Company's total tangible assets reduced by its total liabilities and divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of 220,000 shares of Common Stock in the Offering at the Purchase Price of $18.00 per share for estimated net proceeds to the Company of $3.9 million, the Company's pro forma net tangible book value as of December 31, 1997 would have been $11.7 million or $12.87 per share. This represents an immediate increase in net tangible book value of $1.55 per share to existing shareholders and an immediate dilution of $5.13 per share to new investors purchasing Common Stock on the Offering, as illustrated in the following table:

Price per share......................................................           $18.00
 Net tangible book value per share as of December 31, 1997...........  $11.32
 Increase attributable to new investors..............................    1.55
                                                                       ------
Pro forma net tangible book value per share as of December 31, 1997..            12.87
                                                                                ------
Dilution to new investors............................................           $ 5.13
                                                                                ======

                              CAPITAL COMPLIANCE

     The following table presents certain capital ratios for the Company at December 31, 1997, and as adjusted as of such date to give effect to the issuance and sale of the shares of Common Stock (after giving effect to the payment of estimated offering expenses) at the Purchase Price. This information should be read in conjunction with the Consolidated Financial Statements and the related notes thereto set forth elsewhere herein.

                                                    Capital Ratios
                                      ------------------------------------------
                                           At                        Minimum
                                      December 31,       As         Regulatory
                                          1997       Adjusted(1)  Requirement(2)
                                          ----       -----------  --------------

Capital Ratios:
 Tier 1 capital to risk-weighted
  assets.........................     12.1%          17.1%        4.0%
 Total capital to risk-weighted
  assets(3)......................     13.3           18.2         8.0
 Leverage ratio(4)...............      8.6           12.3         5.0

---------------
(1) Based on the issuance of 220,000 shares at the maximum of the Offering Range at the Purchase Price.
(2) Based on the risk-based capital guidelines of the Federal Reserve, the Company is required to maintain a Tier 1 capital risk-weighted assets ratio of 4.00% and a total capital to risk-weighted assets ratio of 8.00%. The Bank is subject to similar capital requirements also adopted by the OCC. At December 31, 1997, the Company and the Bank each exceeded their respective regulatory requirements. See "REGULATION."
(3) Assumes application of a risk-weighting factor of 100% (the average risk-weighting factor for the Company's total assets at December 31, 1997) to the net proceeds of the Offering.
(4) The leverage ratio is defined as the ratio of Tier 1 capital to average total assets.

   The Bank's regulatory capital will be unaffected by the Offering because the net proceeds of the Offering will be contributed to the New Bank. See "REGULATION -- Regulation of the Bank -- Capital Requirements" for a discussion of the Bank's compliance with its regulatory capital requirements at December 31, 1997. At December 31, 1997, assuming that 220,000 shares of Common Stock are issued at the maximum of the Offering Range, the New Bank's pro forma Tier 1 capital ratio would be 17.1%, its pro forma total capital ratio would be 18.2% and its pro forma leverage ratio would be 12.3%.

                           FIRSTBANCORPORATION, INC.
                       CONSOLIDATED STATEMENTS OF INCOME

     The following Consolidated Statements of Income for the years ended December 31, 1997 and 1996 have been audited by J.W. Hunt and Company, LLP, independent auditors, whose report thereon appears elsewhere in this Prospectus. These statements should be read in conjunction with the Consolidated Financial Statements and related Notes included elsewhere herein.


                                                       Year Ended December 31,
                                                      -------------------------
                                                          1997         1996
                                                      ------------  -----------

INTEREST AND DIVIDEND INCOME:
Interest on loans...................................   $7,281,594   $6,634,443
 Interest on securities available-for-sale..........      104,175      119,322
 Other interest income..............................      108,765      120,362
 Dividends-Federal Reserve Bank and
  Federal Home Loan Bank............................       47,555       45,931
                                                       ----------   ----------
    Total interest and dividend income..............    7,542,089    6,920,058
                                                       ----------   ----------
INTEREST EXPENSE:
 Deposits...........................................    3,215,938    3,125,187
 Federal Home Loan Bank advances....................      206,747      155,460
                                                       ----------   ----------
    Total interest expense..........................    3,422,685    3,280,647
                                                       ----------   ----------
NET INTEREST INCOME.................................    4,119,404    3,639,411
PROVISION FOR LOAN LOSSES...........................      165,000      162,000
                                                       ----------   ----------
NET INTEREST INCOME AFTER PROVISION
 FOR LOAN LOSSES....................................    3,954,404    3,477,411
                                                       ----------   ----------
NONINTEREST INCOME:
 Loan related fees..................................      210,522      116,180
 Other service charges and fees.....................      700,468      577,077
 Rental income......................................       40,915       43,603
                                                       ----------   ----------
    Total noninterest income........................      951,905      736,860
                                                       ----------   ----------
NONINTEREST EXPENSES:
 Compensation and benefits..........................    1,735,195    1,553,094
 Occupancy..........................................      291,413      275,314
 Insurance..........................................       93,910      617,948
 Furniture and equipment............................      259,928      234,915
 Data processing....................................      152,042      156,330
 Account analysis charges...........................      187,135      119,380
 Professional fees..................................      107,791      115,973
 Supplies and printing..............................      103,144       70,275
 Marketing..........................................       87,393       61,942
 Telephone and postage..............................      119,477      101,552
 Automobile.........................................        7,598        8,787
 Regulatory fees....................................       36,158       34,532
 Automated teller system............................       43,232       13,667
 Other expenses.....................................      208,878      188,084
 Loan origination costs deferred....................      (54,982)    (160,831)
                                                       ----------   ----------
     Total noninterest expenses.....................    3,378,312    3,390,962
                                                       ----------   ----------
INCOME BEFORE INCOME TAXES..........................    1,527,997      823,309
PROVISION FOR INCOME TAXES:
 Federal............................................      515,705      276,647
 State..............................................       64,934       45,851
                                                       ----------   ----------
    Total...........................................      580,639      322,498
                                                       ----------   ----------
NET INCOME..........................................   $  947,358   $  500,811
                                                       ==========   ==========
Basic earnings per common share:
 Weighted average shares outstanding................      690,285      686,042
                                                       ==========   ==========
Net income per weighted average number of shares
 outstanding........................................        $1.37        $0.73
                                                       ==========   ==========
Diluted earnings per common share:
 Weighted average shares outstanding................      735,507      725,813
                                                       ==========   ==========
Net income per weighted average number of shares
 outstanding........................................        $1.29        $0.69
                                                       ==========   ==========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of the Bank. The information contained in this section should be read in conjunction with the Consolidated Financial Statements and accompanying Notes thereto and the other sections contained in this Prospectus.

Operating Strategy

     The Bank is a community bank whose principal business is attracting deposits from the general public and using those funds to originate loans secured by real estate, including construction loans, located in its primary market area of Beaufort County (excluding Hilton Head Island), South Carolina. To a lesser extent, the Bank also originates residential lot loans, commercial real estate loans and consumer loans. The Bank also invests in U.S. Government and agency securities. The Bank intends to continue to fund its assets primarily with retail deposits, although FHLB-Atlanta advances may be used as a supplemental source of funds. See "BUSINESS OF THE BANK."

     The Bank's profitability depends primarily on its net interest income, which is the difference between the income it receives on its loan and investment portfolio and its cost of funds, which consists of interest paid on deposits and borrowings. Net interest income is also affected by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets equal or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The Bank's profitability is also affected by the level of other operating income and expenses. Other operating income includes service charges and fees, gain on sale of mortgage loans and gain on sale of investments. Other operating expenses primarily include compensation and benefits, occupancy and equipment expenses, deposit insurance premiums and data processing expenses. The Bank's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government legislation and regulation and monetary and fiscal policies.

     The Bank's business strategy is to operate as a well-capitalized, profitable and independent financial institution dedicated to financing community credit needs and providing quality customer service. The Bank emphasizes the origination for retention in its portfolio of adjustable-rate loans in order to reduce its interest rate risk. Fixed-rate loans with maturities of 15 years or more are generally originated for sale in the secondary market.

Asset and Liability Management

     The Bank's asset and liability management program is designed to decrease the Bank's vulnerability to material changes in interest rates or "interest rate risk." The principal determinant of the exposure of the Bank's earnings to interest rate risk is the timing difference between the repricing or maturity of the Bank's interest-earning assets and the repricing or maturity of its interest-bearing liabilities. If the maturities or repricings of the Bank's assets and liabilities were perfectly matched, and if the interest rate borne by its assets and liabilities were equally flexible and moved concurrently (neither of which is the case) the impact on net interest income of any material changes in interest rates would be minimal.

     The Bank's asset and liability policies are directed toward the objectives of maintaining the interest rate sensitivity of the Bank's assets and matching the maturities of the Bank's interest-earning assets and interest-bearing liabilities to the extent practical. At December 31, 1997, the Bank's total interest-bearing liabilities due within one year exceeded interest-earning assets due within one year by approximately $17.1 million, resulting in a cumulative one-year negative gap to total earning assets ratio of 18.65%. The Bank is constantly monitoring and attempting to control or improve its short-term gap position through periodic review of asset and liability repricing and through its internal analysis of the effects of changing rate environments on its net interest income.

     A significant part of the Bank's program of asset and liability management has been to emphasize the origination of adjustable rate and/or short-term loans, which includes adjustable rate residential mortgage ("ARM") loans and short-term construction loans. At December 31, 1997, residential real estate mortgage loans that provided for repayment or interest-rate adjustment within three years totaled approximately $38.9 million, and represented approximately 48.1% of total loans receivable. The Bank sells in the secondary market almost all of the 15 to 30 year fixed-rate mortgage loans it originates. Generally, a commitment to sell such loans, subject to approval, is in place at the time of origination of these loans. The Bank generally holds such loans in its portfolio only for the length of time it takes to receive funding from the purchaser of the loan. In fiscal 1997, the Bank originated approximately $9.2 million of ARM loans versus $13.4 million of fixed rate loans. ARM loans are generally originated for retention in the portfolio. In fiscal 1997, the Bank advanced approximately $13.4 million against approved construction loan lines, which are usually for a term of less than one year and indexed to the prime rate. When long-term rates decline, residential mortgage demand typically favors fixed-rate lending. Should a lower long-term rate environment such as this occur, the Bank would have more difficulty in maintaining the level of its current portfolio of ARM loans because of the potential for increased refinancings.

     Another strategic objective of the Bank's asset and liability management effort has been to originate short-term consumer and commercial business loans. These loans are usually originated with variable interest rates. At December 31, 1997, consumer loans totaled $9.5 million, or approximately 11.9% of total loans, and commercial business loans totaled $4.8 million, or 6.0% of total loans. Consumer and commercial loans are considered to involve greater credit risk than residential loans. See "RISK FACTORS -- Certain Lending Risks" and "BUSINESS OF THE BANK -- Lending Activities."

     The Bank's objective is to increase its retail deposit base by promoting the growth of transaction accounts and by maintaining competitive rates in order to retain and attract longer-term certificates of deposit. During fiscal 1996 the Bank started its "Privilege Plus" campaign designed to attract transaction accounts. As of December 31, 1997, the Bank's total Now, Money Market and non interest-bearing demand deposit accounts totaled $34.6 million or 44.7% of total deposits at that date.

     The following table presents the Bank's interest sensitivity gap between interest-earning assets and interest-bearing liabilities at December 31, 1997.

                                            0-3        4-12       1-2        3-4       Over 5
                                            Months     Months     Years     Years      Years     Total
                                            --------   --------   -------   --------   -------   -------
                                                                  (Dollars in thousands)
Interest-earning assets:
 Loans....................................  $ 21,248   $ 25,666   $20,660   $  6,143   $ 7,751   $81,468
 GNMA mortgage-backed securities..........        --      1,405        --         --        --     1,405
 Overnight and other investments..........     2,715         --        --         --       130     2,845
                                            --------   --------   -------   --------   -------   -------
   Total interest earning assets..........    23,963     27,071    20,660      6,143     7,881    85,718

Interest-bearing liabilities:
 Regular savings..........................     5,176         --        --         --        --     5,176
 NOW and money market accounts............    27,933         --        --         --        --    27,933
 Certificate accounts.....................    11,215     19,165     7,092        206        --    37,678
 FHLB borrowing...........................     4,650         --       400         --        --     5,050
                                            --------   --------   -------   --------   -------   -------
  Total rate sensitive liabilities........    48,974     19,165     7,492        206        --    75,837
                                            --------   --------   -------   --------   -------   -------

Excess (deficiency) of interest
 sensitive assets over interest
 sensitive liabilities....................  $(25,011)  $  7,906   $13,168   $  5,937   $ 7,881   $ 9,881
                                            ========   ========   =======   ========   =======   =======

Cumulative excess (deficiency)
 of interest sensitive assets over
 interest sensitive liabilities...........  $(25,011)  $(17,105)  $(3,937)  $  2,000   $ 9,881
                                            ========   ========   =======   ========   =======

Ratio of interest-sensitive assets
 to interest-sensitive liabilities........      48.9%     141.3%    275.8%   2,982.0%      N/A

Cumulative ratio of interest-earning
  assets to interest-bearing liabilities..      48.9%      74.9%     94.8%     102.6%    113.0%

     The following table sets forth certain information relating to the Bank's earning assets and interest-bearing liabilities which are estimated to mature or are scheduled to reprice within one year.

                                                      Year Ended December 31,
                                                     -------------------------
                                                         1997         1996
                                                     ------------  -----------
                                                          (In thousands)
Earning assets maturing or
 repricing within one year.........................     $ 51,034     $ 50,394
Interest-bearing liabilities maturing
 or repricing within one year......................       68,139       66,161
Deficiency of earning assets over interest-
 bearing liabilities as a percent of total assets..       (18.65)%     (18.48)%
Percent of assets to liabilities maturing
 or repricing within one year......................        74.90%       76.17%

Average Balances, Interest and Average Yields/Cost

     The following table sets forth, for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin, and ratio of average interest-earning assets to average interest-bearing liabilities. Average balances for a period have been calculated using average daily balances during such period.


                                                                                Year Ended December 31,
                                                     At        ---------------------------------------------------------
                                                 December 31,              1997                         1996
                                                     1997      ----------------------------  ---------------------------
                                                 ------------            Interest                     Interest
                                                    Yield/      Average  and        Yield/   Average  and         Yield/
                                                    Cost        Balance  Dividends  Cost     Balance  Dividends   Cost
                                                    ----        -------  ---------  ----     -------  ---------   ----
                                                                       (Dollars in thousands)
Interest-earning assets:
 Total net loans(1)............................      8.85%      $81,221     $7,282    8.97%  $77,610     $6,634    8.55%
 FHLB overnight investments....................      6.25         1,815        101    5.56     1,862        108    5.80
 Interest-bearing time deposits
    with other banks...........................      4.68           135          7    5.19       199         11    5.53
 Other investments.............................      6.34         2,350        152    6.47     2,539        167    6.58
                                                     ----       -------     ------    ----   -------     ------    ----
    Total interest-earning assets..............      8.69        85,521      7,542    8.82    82,210      6,920    8.42

 Non-interest-earning assets...................                   5,662                        5,534
                                                                -------                      -------
    Total assets...............................                 $91,183                      $87,744
                                                                =======                      =======

Interest-bearing liabilities:
 NOW and money market accounts.................      2.67       $27,479        818    2.98   $25,462        719    2.82%
 Other savings.................................      2.33         5,479        126    2.30     6,457        152    2.35
 Certificates of deposit.......................      5.90        38,847      2,272    5.83    38,879      2,255    5.80
                                                     ----       -------     ------    ----   -------     ------    ----
   Total interest-bearing deposits.............      4.37        71,805      3,216    4.47    70,798      3,126    4.42
 FHLB advances.................................      6.54         3,429        207    6.03     2,650        155    5.85
                                                     ----       -------     ------    ----   -------     ------    ----
   Total interest-bearing liabilities..........      4.51        75,234      3,423    4.55    73,448      3,281    4.47

Non-interest-bearing liabilities:
 Non-interest-bearing deposits.................                   6,441                        6,289
 Other liabilities.............................                   2,065                        1,246
                                                                -------                      -------
   Total liabilities...........................                  83,740                       80,983
Stockholders' equity...........................                   7,443                        6,761
                                                                -------                      -------
   Total liabilities and stockholders' equity..                  91,183                       87,744

Net interest income............................                             $4,119                       $3,639
                                                                            ======                       ======

Interest rate spread...........................      4.18%                            4.27%                        3.95%
                                                     ====                             ====                         ====

Net interest margin............................                                       4.82%                        4.43%
                                                                                      ====                         ====

Ratio of average interest-earning
 assets to average interest-
 bearing liabilities...........................                                       1.14x                        1.12x
                                                                                      ====                         ====
-------------------

(1)  Does not include interest on non-accrual loans.

Rate/Volume Analysis

     The following table sets forth the effects of changing rates and volumes on net interest income of the Bank. Information is provided with respect to (i) effects on net interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on net interest income attributable to changes in rate (changes in rate multiplied by prior volume)and
(iii) the net change (the sum of the prior columns). The changes attributable to changes in both rate and volume are allocated proportionately to the changes in rate and the changes in volume.

                             Year Ended December 31,   Year Ended December 31,
                                       1997                      1996
                               Compared to December      Compared to December
                                     31, 1996                  31, 1995
                                 Increase (Decrease)        Increase (Decrease)
                                       Due to                   Due to
                             ------------------------  ------------------------
                              Rate    Volume    Net     Rate    Volume    Net
                              ----    ------    ---     ----    ------    ---
                                               (In thousands)
Interest-earning assets:
 Loans receivable(1).......   $332      $316    $648    $107      $514    $621
 FHLB overnight investments     (4)       (3)     (7)    (26)       31       5
 Time deposits in other
  banks....................     (1)       (3)     (4)     (1)       --      (1)
 Investments...............     (3)      (12)    (15)     16       (17)     (1)
                              ----      ----    ----    ----      ----    ----
   Total interest income...    324       298     622      96       528     624

Interest-bearing
 liabilities:
 Interest-bearing NOW and
  MMA accounts.............     40        59      99      16        61      77
 Other savings.............     (3)      (23)    (26)    (21)      (55)    (76)
 Certificates of deposit...     19        (2)     17     (67)      233     166
 Short-term borrowing......      4        40      44     (12)      (18)    (30)
 Long-term borrowing.......      2         6       8      --        38      38
                              ----      ----    ----    ----      ----    ----

  Total interest expense...     62        80     142     (84)      259     175
                              ----      ----    ----    ----      ----    ----

Net interest income........   $262      $218    $480    $180      $269    $449
                              ====      ====    ====    ====      ====    ====
---------------

(1)  Does not include interest on non-accrual loans.

Yields Earned and Rates Paid

     The following table sets forth, at the date and for the periods indicated, the weighted average yields earned on the Bank's assets and the weighted average interest rates paid on the Bank's liabilities, together with the net yield on interest-earning assets.



                                            At         Year Ended December 31,
                                       December 31,   -------------------------
                                           1997           1997         1996
                                       -------------      ----         ----
Weighted average yield earned on:

Total net loans......................      8.85%          8.97%        8.55%
FHLB overnight investments...........      6.25           5.56         5.80
Interest bearing time deposits
 with other banks....................      4.68           5.19         5.53
Other investments....................      6.34           6.47         6.58
All interest-earning assets..........      8.69           8.82         8.42

Weighted average rate paid on:

NOW and money market accounts........      2.67           2.98         2.82
Other savings........................      2.33           2.30         2.35
Certificates of deposit..............      5.90           5.83         5.80
FHLB advances........................      6.54           6.03         5.85
All interest-bearing liabilities.....      4.51           4.55         4.47

Interest rate spread (spread between
  weighted average rate on all
   interest-earning assets and all
   interest-bearing liabilities).....      4.18           4.27         3.95

Net interest margin (net interest
 income (expense) as a percentage of
 average interest-earning assets)....       N/A           4.82         4.43

Comparison of Financial Condition at December 31, 1997 and 1996

     Total assets remained unchanged at $91.7 million at December 31, 1997 and 1996. Loans receivable, net, increased 2.6% from $78.1 million at December 31, 1996 to $80.1 million at December 31, 1997. This increase was funded by cash and cash equivalents and proceeds from maturing securities available-for-sale. Cash and cash equivalents decreased from $7.9 million at December 31, 1996 to $6.1 million at December 31, 1997, while securities available-for-sale decreased from $2.5 million at December 31, 1996 to $2.2 million at December 31, 1997. Premises and equipment, net, increased from $1.1 million at December 31, 1996 to $1.3 million at December 31, 1997 as a result of the purchase of computer hardware as part of the Bank's upgrade of network computer equipment and upgrades in data processing systems. Total deposits decreased 1.0% from $78.3 million at December 31, 1996 to $77.5 million at December 31, 1997 primarily as a result of a 4.1% decrease in time deposits from $39.3 million at December 31, 1996 to $37.7 million at December 31, 1996. Management attributes the decrease in time deposits to increased competition for funds, particularly from securities brokerage firms and mutual funds in light of the relatively higher investment return opportunities offered by the stock market. Total stockholders' equity increased 14.3% from $7.0 million at December 31, 1996 to $8.0 million at December 31, 1997 as a result of retained net income.

Comparison of Operations for the Fiscal Years Ended December 31, 1997 and 1996

     Net Income. Net income increased 89.0% from $501,000 in 1996 ($0.73 per basic earnings per common share and $0.69 per share on a diluted basis) to $947,000 in 1997 ($1.37 per basic earnings per common share and $1.29 per share on a diluted basis) primarily as a result of a 13.9% increase in net interest income from $3.6 million in 1996 to $4.1 million in 1997.

     Net Interest Income. Net interest income increased 13.9% from $3.6 million in 1996 to $4.1 million in 1997. The Bank's interest rate spread increased from 3.94% in 1996 to 4.27% in 1997 as the average yield on interest-earning assets increased from 8.42% in 1996 to 8.82% in 1997 while the average rate paid on interest-bearing liabilities only increased from 4.47% in 1996 to 4.55% in 1997.

     Total interest and dividend income increased 8.7% from $6.9 million in 1996 to $7.5 million in 1997. Interest and fees on loans increased from $6.6 million in 1996 to $7.3 million in 1997 because of the combined effect of an increase in the average balance of loans from $77.6 million in 1996 to $81.2 million in 1997 and an increase in the average yield on loans from 8.55% in 1996 to 8.97% in 1997. The growth in interest income on loans was offset by a reduction in both interest on securities available-for-sale and other interest income (FHLB overnight deposits) as the Bank reduced the average balance of these investments to fund loan demand.

     Total interest expense increased 3.0% from $3.3 million in 1996 to $3.4 million in 1997. The average balance of interest-bearing liabilities increased from $73.4 million in 1996 to $75.2 million in 1997 and the average rate paid on interest-bearing liabilities increased from 4.47% in 1996 to 4.55% in 1997.

     Provision for Loan Losses. Provisions for loan losses are charges to earnings to bring the total allowance for loan losses to a level considered adequate by management to provide for probable known and inherent loan losses based on management's evaluation of the collectibility of the loan portfolio. In determining the adequacy of the allowance for loan losses, management considers past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect a borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. Although management uses the best information available, future adjustments to the allowance may be necessary as a result of changes in economic, operating, regulatory and other conditions that may be beyond the Bank's control. While the Bank maintains its allowance for loan losses at a level that management considers as adequate to provide for probable known and inherent losses, there can be no assurance that further additions will not be made to the allowance for loan losses or that actual losses will not exceed the estimated amounts. See "BUSINESS OF THE
BANK -- Lending Activities -- Allowance for Loan Losses."

     The provision for loan losses was relatively unchanged and was $162,000 in 1996 and $165,000 in 1997. At December 31, 1997, the Bank's allowance for loan losses to total loans was 0.90%.

     Noninterest Income. Total noninterest income increased 29.2% from $737,000 in 1996 to $952,000 in 1997 primarily as a result of a higher level of loan related fees attributable to higher loan volume and a higher level of other service charges and fees attributable to larger numbers of transaction deposit accounts.

     Noninterest Expenses. Total noninterest expenses were $3.4 million in both 1997 and 1996. Insurance expense was $618,000 in 1996 compared to $94,000 in 1997 as a result of the one-time, industry-wide special SAIF assessment paid in 1996, which for the Bank was $475,000. As a result of the SAIF recapitalization, the FDIC substantially reduced deposit insurance premiums. Since January 1, 1997, the Bank has paid deposit insurance premiums at the rate of $0.065 per $100 of deposits as opposed to $0.23 per $100 of deposits before the SAIF recapitalization. Furniture and equipment expense increased from $235,000 in 1996 to $260,000 in 1997 as a result of the write-off of obsolete computer equipment and the depreciation on new equipment. Supplies and printing expense increased from $70,000 in 1996 to $103,000 in 1997 as a result of supplies for the conversion to an in-house data processing system and increased check printing expense. Automated teller machine expense increased from $14,000 in 1996 to $43,000 in 1997 as a result of a full year of expense associated with the Bank's sole automated teller machine in the Bluffton branch office. The increases in the other categories of noninterest expenses are primarily attributable to general inflationary increases.

     Provision for Income Taxes. The Company pays Federal corporate income taxes and South Carolina bank taxes. The provision for income taxes increased from $322,000 in 1996 to $581,000 in 1997 as a result of higher income before income taxes. The effective tax rate was 39.2% in 1996 and 38.0% in 1997.

Liquidity and Capital Resources

     The Bank's primary sources of funds are customer deposits, proceeds from principal and interest payments on and the sale of loans, maturing securities and FHLB advances. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

     National banks are not subject to any prescribed regulatory liquidity requirements. However, the Bank must maintain an adequate liquidity to ensure that funds are available to fund loan originations and deposit withdrawals, to satisfy other financial commitments and to take advantage of investment opportunities. The Bank generally maintains sufficient cash and short-term investments to meet short-term liquidity needs. At December 31, 1997, the Bank had cash and cash equivalents of $6.1 million, interest-bearing time deposits with banks of $99,000, and marketable securities available-for-sale of $1.4 million. At December 31, 1997, the Bank also maintained an uncommitted credit facility with the FHLB-Atlanta, which provided for immediately available advances up to an aggregate amount of $11.0 million, of which $5.1 million was outstanding.

     The Bank's primary investing activity is the origination of permanent mortgage loans. During the years ended December 31, 1997 and 1996, the Bank originated $28.0 million and $25.1 million of such loans, respectively. At December 31, 1997, the Bank had loan commitments totalling $3.4 million, unused lines of credit of $10.3 million and standby letters of credit totalling $288,000. The Bank anticipates that it will have sufficient funds available to meet current loan commitments. Certificates of deposit that are scheduled to mature in less than one year from December 31, 1997 totalled $30.4 million. Historically, the Bank has been able to retain a significant amount of its deposits as they mature.

     OCC regulations require the Bank to maintain specific amounts of regulatory capital. As of December 31, 1997, the Bank complied with all regulatory capital requirements as of that date with a Tier 1 leverage capital ratio of 8.6% of adjusted total assets and a total capital ratio of 13.1% of total risk weighted assets. For a detailed discussion of regulatory capital requirements, see "REGULATION -- Regulation of the Bank -- Capital Requirements."

Impact of Accounting Pronouncements and Regulatory Policies

     Accounting by Creditors for Impairment of a Loan. See Note 5 of Notes to Consolidated Financial Statements for a discussion of Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." The Bank adopted SFAS No. 114 and SFAS No. 118 effective January 1, 1995, and their adoption did not have a material effect on the Bank's financial condition or results of operations.

     Disclosure of Certain Significant Risks and Uncertainties. In December 1994 the Accounting Standards Executive Committee issued Statement of Position ("SOP") 94-6, "Disclosure of Certain Significant Risks and Uncertainties." SOP 94-6 applies to financial statements prepared in conformity with generally accepted accounting principles ("GAAP") by all nongovernmental entities. The disclosure requirements in SOP 94-6 focus primarily on risks and uncertainties that could significantly affect the amounts reported in the financial statements in the near-term functioning of the reporting entity. The risks and uncertainties discussed in SOP 94-6 stem from the nature of the entity's operations, from the necessary use of estimates in the preparation of the entity's financial statements and from significant concentrations in certain aspects of the entity's operations. SOP 94-6 is effective for financial statements issued for fiscal years ending after December 15, 1995 and did not have a material impact on the financial condition or results of operations of the Bank.

     Accounting for Stock-Based Compensation. SFAS No. 123, "Accounting for Stock-Based Compensation," establishes financial accounting and reporting standards for stock-based employee compensation plans. This statement encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation plans based on the estimated fair value of the award at the date it is granted. Companies are, however, allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting method are required to disclose in a footnote to the financial statements pro forma net income and, if presented, earnings per share, as if this statement had been adopted. The accounting requirements of this statement are effective for transactions entered into in fiscal years that begin after December 15, 1995; however, companies are required to disclose information for awards granted in their first fiscal year beginning after December 15, 1994.

     Earnings Per Share. SFAS No. 128, "Earnings Per Share," issued in February 1997, establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly-held common stock or potential common stock. It replaces the presentation of primary EPS with a presentation of basic EPS and requires the dual presentation of basic and diluted EPS on the face of the income statement. This statement is effective for financial statements issued for periods ending after December 15, 1997 including interim periods; earlier applications not permitted. This statement requires restatement of all prior period EPS data presented. The adoption of the provisions of SFAS No. 128 is not expected to have a material impact on the Bank.

     Disclosure of Information About Capital Structure. SFAS No. 129, "Disclosure of Information About Capital Structure," establishes standards for disclosing information about an entity's capital structure and applies to all entities. SFAS No. 129 continues the previous requirements to disclose certain information about an entity's capital structure found in Accounting Principles Board ("APB") Opinions No. 10, "Omnibus Opinion - 1966," and No. 15, "Earnings Per Share," and SFAS No. 47, "Disclosure of Long-Term Obligations," for entities that were subject to those standards. SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997. SFAS No. 129 contains no change in disclosure requirements for entities that were previously subject to the requirements of APB Opinions Nos. 10 and 15 and SFAS No. 47. The adoption of the provisions of SFAS No. 129 is not expected to have a material impact on the Bank.

     Comprehensive Income. SFAS No. 130, "Reporting Comprehensive Income," issued in July 1997, establishes standards for reporting and presentation of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. SFAS No. 130 requires that companies (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial condition. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comprehensive purposes is required.

     Disclosure About Segments. SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," issued in June 1997, establishes standards for disclosure about operating segments in annual financial statements and selected information in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS No. 131 becomes effective for the Bank's fiscal year ending December 31, 1998, and requires that comparative information from earlier years be restated to conform to its requirements. The adoption of the provisions of SFAS No. 131 is not expected to have a material impact on the Bank.

Year 2000 Compliance

     Because the Bank's business depends heavily upon computers, failure of the Bank's computer systems, or the computer systems of other entities to which the Bank's computers are linked or on which the Bank's computer systems depend, to operate properly after December 31, 1999, would have a material adverse effect on the Bank. Although the Bank has prepared a plan for addressing Year 2000 compliance issues and believes that its computer systems will not experience any significant problems with the changeover to the Year 2000, the Bank has not yet completed systems testing for compliance. Furthermore, the Bank has not yet received confirmation from all of the other entities with which its systems are linked or upon which its systems depend that such entities do not expect to encounter material compliance problems. In addition, computer problems experienced by the Bank's customers and others could cause economic disruptions that would materially and adversely affect the Bank. Therefore, there can be no assurance that the Bank will not experience Year 2000 compliance problems, or that such problems, if experienced, will not have a material adverse effect on the Bank.

Effect of Inflation and Changing Prices

     The consolidated financial statements and related financial data presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

                            BUSINESS OF THE COMPANY

     The Company is a bank holding company registered under the BHCA and regulated by the Federal Reserve. Currently, the Bank is the Company's only wholly-owned subsidiary and the current business of the Company has consisted primarily of directing the affairs of the Bank. Upon the formation of the New Bank, the New Bank will also be a wholly-owned subsidiary of the Company and the Company's business will then also consist of directing the affairs of the New Bank. In the future, the Company may acquire or organize other operating subsidiaries in addition to the New Bank, although there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

     The Company uses the premises, furniture and equipment of the Bank to conduct its operations. The Company has entered into a lease for the New Bank's premises in Columbia, South Carolina. See "BUSINESS OF THE NEW BANK -- Properties."

     To date, the Company has confronted the same competition confronted by the Bank because the Company's primary business has been holding the outstanding capital stock of the Bank. See "BUSINESS OF THE BANK --Competition." However, the Company will confront additional competition when it becomes the holder of all of the New Bank's outstanding capital stock. See "BUSINESS OF THE NEW BANK-- Competition."

                              BUSINESS OF THE BANK

General

     The Bank is a national bank regulated by the OCC. The Bank is the successor to The Savings Bank of Beaufort County, FSB, a federally-chartered stock savings bank that was formed as a de novo institution in 1986 and that converted to a national bank charter on June 5, 1995. The Bank reorganized as a wholly-owned subsidiary of the Company on November 1, 1995.

     The Bank operates, and intends to continue to operate, as a community bank devoted to serving the personal banking needs of residents of its primary market area, as well as the commercial banking needs of small businesses owned and operated by those residents. The Bank's business primarily consists of attracting deposits from the general public and using these funds to originate loans secured by real estate, including construction loans, located in its primary market area. To a lesser extent, the Bank also originates commercial real estate loans and consumer loans. The Bank conducts its business from its main office located in downtown Beaufort, South Carolina, a full service branch office located on Lady's Island in Beaufort, South Carolina, and a full service branch office located in Bluffton, South Carolina. See "-- Properties."

Market Area

     The Bank's primary market area is Beaufort County, South Carolina, excluding Hilton Head Island. The economy of this area depends heavily on services catering to the retirement and tourism industries. The area is noted for its beaches, state park, historical sites and fishing. The U.S. military presence in Beaufort County is significant with the Marine Corps Recruit Depot at Parris Island and the Marine Corps Air Station and the Naval Hospital, both in Beaufort. Currently, these military installations are not expected to be closed as a result of the findings and recommendations of the U.S. Defense Department Base Closure Study; however, future military realignments could have material adverse effect on the local economy.

     Land use in Beaufort County in primarily residential. Beaufort County is experiencing steady population growth, which creates a continued demand for mortgage loan funds. According to the 1990 Census, the population of Beaufort County has increased from approximately 65,000 in 1980 to 86,000 in 1990. In March 1997, the U.S. Census Bureau estimated the 1996 Beaufort County population at 103,000.

     The financial condition and operations of the Bank depend heavily on the state of the economy of Beaufort County. No assurances can be given regarding the future state of the economy. See "RISK FACTORS -- Risks Related to Changes in Economic Conditions."

     The Bank faces strong competition from many financial institutions operating in Beaufort County for deposits and loan originations. See "-- Competition."

Lending Activities

     General. At December 31, 1997, the Bank's total loans receivable, net, was $80.1 million, or 87.3% of total assets. The Bank has traditionally concentrated its lending activities on the origination of conventional first mortgage loans secured by one- to- four family properties, with such loans amounting to $47.2 million, or 58.9% of the total loans receivable portfolio at December 31, 1997.

     Loan Portfolio Analysis. The following table sets forth the composition of the Bank's loan portfolio (excluding loans held-for-sale) as of the dates indicated.

                                            At December 31,
                                 --------------------------------------
                                        1997               1996
                                 ------------------  ------------------
                                  Amount   Percent    Amount   Percent
                                 --------  --------  --------  --------
                                         (Dollars in thousands)
Mortgage loans:
 One- to- four family..........  $47,188      58.9%  $48,680      62.3%
 Lot loans.....................    2,686       3.4     2,721       3.5
 Commercial real estate........   10,649      13.3     9,490      12.1
 Construction..................    5,949       7.4     6,183       7.9
                                 -------     -----   -------     -----
  Total mortgage loans.........   66,472      83.0    67,074      85.8

Other loans:
 Open-ended home equity........    5,851       7.3     5,059       6.5
 Other installment loans.......    3,676       4.6     3,659       4.7
 Commercial loans..............    4,793       6.0     2,988       3.8
                                 -------     -----   -------     -----
  Total other loans............   14,320      17.9    11,706      15.0
                                 -------     -----   -------     -----

  Total loans..................  $80,792     100.9   $78,780     100.8

Less:
 Allowance for loan losses.....  $  (728)     (0.9)  $  (630)     (0.8)
                                 -------     -----   -------     -----
  Total loans receivable, net..  $80,064     100.0%  $78,150     100.0%
                                 =======     =====   =======     =====

     One- to- Four Family Real Estate Lending. Primarily as a result of the Bank being the successor to a thrift institution (The Savings Bank of Beaufort County, FSB) and the demand for real estate loans in its primary market area, the Bank has concentrated its lending activities on the origination of loans secured by first mortgage loans on existing one- to- four family residences located in its primary market area.

     The Bank offers both fixed-rate one- to- four family mortgage loans and ARM loans using documentation approved by the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC"). Fixed-rate loans are offered for a term between 15 and 30 years and are generally sold to the FHLMC or private investors, primarily other financial institutions. See "-- Loan Originations, Sales and Purchases." At December 31, 1997, fixed rate one-to-four family mortgage loans with maturities between seven and 30 years amounted to $6.4 million or 8.1% of the one- to- four family mortgage loan portfolio.

     The Bank offers ARM loans at rates and terms competitive with market conditions. At December 31, 1997, $30.7 million, or 38.3%, of the Bank's total loan portfolio consisted of ARM loans. ARM loans are retained primarily for the Bank's portfolio. Currently, the Bank originates ARM loans with interest rates that adjust annually based on the one-year or three-year U.S. Treasury security constant maturity index after a fixed rate of interest that is charged for the initial three year term. ARM loans are generally subject to an annual interest rate adjustment limit of 2.0% and a lifetime interest rate adjustment limit of 6.0%. ARM loans are typically based on a 30-year amortization schedule. The Bank qualifies the borrowers on its ARM loans based on the current market interest rate. The Bank's ARM loans do not provide for negative amortization.

     Borrower demand for ARM loans versus fixed-rate mortgage loans is a function of the level of interest rates, the expectations of changes in the level of interest rates and the difference between the initial interest rates and fees charged for each type of loan. The relative amount of fixed-rate mortgage loans and ARM loans that can be originated at any time is largely determined by the demand for each in a competitive environment.

     The retention of ARM loans in the Bank's loan portfolio helps reduce the Bank's exposure to changes in interest rates. There are, however, unquantifiable credit risks resulting from the potential of increased costs due to changed rates to be paid by the customer. It is possible that during periods of rising interest rates the risk of default on ARM loans may increase as a result of repricing and the increased payments required by the borrower. See "RISK
FACTORS -- Interest Rate Risk." In addition, although ARM loans allow the Bank to increase the sensitivity of its asset base to changes in the interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits. Because of these considerations, the Bank has no assurance that yields on ARM loans will be sufficient to offset increases in the Bank's cost of funds. The Bank believes these risks, which have not had a material adverse effect on the Bank to date, generally are less than the risks associated with holding fixed-rate loans in portfolio during an increasing interest rate environment.

     Fixed-rate loans and ARM loans customarily include "due on sale" clauses, which give the Bank the right to declare a loan immediately due and payable in the event the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not paid.

     The Bank generally requires title insurance to assure the status of its lien on all loans where real estate is the primary collateral. The Bank also requires that fire and casualty insurance (and, if appropriate, flood, wind, storm and hail insurance) be maintained in an amount at least equal to the outstanding loan balance.

     One- to- four family residential mortgage loans typically do not exceed 80% of the appraised value of the security property. The Bank requires private mortgage insurance on the loan amount in excess of 80% of the appraised value of the security property. Appraisals are generally performed by certified independent appraiser.

     At December 31, 1997, $3.6 million, or 7.6%, of the Bank's one- to- four family mortgage loan portfolio was secured by second residences, generally vacation homes. Lending on second residences is generally considered riskier than lending on primary residences because borrowers are more likely to default on their second residence obligations than their primary residence obligations in the event of financial hardship. See "RISK FACTORS --Certain Lending Risks -- Second Home Lending."

     Residential Lot Lending. At December 31, 1997, loans secured by first mortgages on residential building lots amounted to $2.7 million, or 3.4% total loans. Such loans enable the borrower to purchase real estate on which to build a future home and are generally made with loan-to-value ratios of up to 80%. Residential lot loans are generally made on an amortizing basis with maturities of five years or less or on an interest-only basis for one year or less. The Bank may renew a lot loan under then market interest rate terms subject to the borrowers continuing creditworthiness and a principal reduction of 5% or more. Residential lot loans frequently become sources of owner construction loans.

     Residential lot lending entails significant additional risks compared to residential property lending. The repayment of such loans can be significantly affected by adverse conditions in the real estate market. Furthermore, in the event of default and the repossession of the land by the Bank, vacant land is generally less marketable than improved land with a finished home. To minimize these risks, the Bank generally limits this type of lending to its market area and to individuals with above average credit histories.

     Construction Lending. The Bank actively originates two types of residential construction loans secured by properties located in its primary market area: (i) speculative construction loans to home builders and (ii) custom construction loans to either home builders or prospective homeowners. To a substantially lesser extent, the Bank originates commercial construction loans to small businesses in its primary market area. At December 31, 1997, construction loans totaled $5.9 million or 7.4% of total loans.

     At December 31, 1997, speculative construction loans amounted to $2.2 million, or 36.9% of the construction loan portfolio at that date. Speculative construction loans are made to home builders and are termed "speculative" because the home builder does not have, at the time of loan origination, a signed contract with a home buyer who has a commitment for permanent financing with either the Bank or another lender for the finished home. The home buyer may be identified either during or after the construction period. The Bank's risk is that the builder will not be able to service the debt on the speculative construction loan and/or pay real estate taxes and other carrying costs of the completed home for a significant time after the completion of construction until the home buyer is identified. Presently, the Bank lends to approximately 10 local builders with whom the Bank has longstanding business relationships. The Bank generally limits the aggregate amount of loans outstanding to one builder at any one time to approximately $600,000 (usually financing for five homes). Speculative construction loans are originated for a term of nine to 12 months, with interest rates ranging from 0.5% to 2.0% above the prime lending rate, and with a loan-to-value ratio of no more than 80% of the appraised estimated value of the completed property. At December 31, 1997, the largest aggregate speculative construction loan balance to one borrower amounted to $485,000, which was performing according to terms.

     Unlike speculative construction loans, custom construction loans are usually made directly to the home buyer. Custom construction loans are generally originated for a term of 12 months or less at fixed interest rates or variable rates equal to 1% to 2% above the prime rate. Loan-to-value ratios are generally no more than 80% of the appraised estimated value of the completed property or cost, whichever is less. At December 31, 1997, the largest outstanding custom construction loan had an outstanding balance of $336,000 and was performing according to its terms.

     To a substantially lesser extent, the Bank also provides construction financing for commercial properties to small businesses in its primary market area. Commercial construction loans are generally made on the same terms as residential construction loans. At December 31, 1997, commercial construction loans amounted to $633,000, the largest of which was for the development of a mobile home park located in Beaufort, South Carolina, and had an outstanding balance of $299,000. Such loan was performing according to its terms at December 31, 1997.

     Prior to preliminary approval of any construction loan application, an appraiser approved by the Board of Directors inspects the site and reviews the existing or proposed improvements, identifies the market for the proposed project, and analyzes the pro forma data and assumptions on the project. In the case of a speculative or custom construction loan, the Bank reviews the experience and expertise of the builder. After preliminary approval has been given, the application is processed, which includes obtaining credit reports, financial statements and tax returns on the borrowers and guarantors, an independent appraisal of the property, and any other expert reports necessary to evaluate the proposed project. In the event of cost overruns, the Bank requires that the borrower use its own funds to maintain the original amount.

     The Bank's construction loan documents require that construction loan proceeds be disbursed in increments as construction progresses. Disbursements are based on periodic on-site inspections by an appraiser or Bank inspector approved by the Board of Directors. The Bank regularly monitors the construction loan portfolio and the economic conditions and housing inventory. The Bank believes that the internal monitoring system helps reduce many of the risks inherent in its construction lending.

     Construction lending affords the Bank the opportunity to achieve higher interest rates and fees with shorter terms to maturity than does its single-family permanent mortgage lending. Construction lending, however, is generally considered to involve a higher degree of risk than single-family permanent mortgage lending because of the inherent difficulty in estimating both a property's value at completion of the project and the estimated cost of the project. The nature of these loans is such that they are generally more difficult to evaluate and monitor. If the estimate of construction cost proves to be inaccurate, the Bank may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value upon completion proves to be inaccurate, the Bank may be confronted with a project whose value is insufficient to assure full repayment. Projects may also be jeopardized by disagreements between borrowers and builders and by the failure of builders to pay subcontractors. Loans to builders to construct homes for which no purchaser has been identified carry more risk because the payoff for the loan depends on the builder's ability to sell the property prior to the time that the construction loan is due. The Bank has sought to address these risks by adhering to strict underwriting policies, disbursement procedures, and monitoring practices. In addition, because the Bank's construction lending is in its primary market area, changes in the local economy and real estate market could adversely affect the Bank's construction loan portfolio. See "RISK FACTORS -- Certain Lending Risks."

     Commercial Real Estate Lending. At December 31, 1997, commercial real estate loans totaled $10.6 million, or 13.3% of total loans. The average size of the commercial real estate loan in the Bank's loan portfolio is approximately $102,000. Commercial real estate loans are secured by professional offices, small retail stores and other commercial properties. Commercial real estate loans are generally structured on an amortization schedule of up to 15 years, with variable rates of interest based on the prime lending rate or the U.S. Treasury Bill rate. Generally, loan-to-value ratios may not exceed 80% of the appraised value of the underlying property as determined by an independent appraiser. The Bank requires annual financial statements from its commercial business borrowers and, if the borrower is a corporation, personal guarantees from the principals. In assessing the value of such guarantees, the Bank reviews the individuals' personal financial statements, credit reports, tax returns and other financial information.

     Commercial real estate lending entails significant additional risks compared to residential property lending. These loans typically involve large loan balances to single borrowers or groups of related borrowers. The payment experience on such loans typically depends on the successful operation of the real estate project. These risks can be significantly affected by supply and demand conditions in the market for office and retail space, and, as such, may be subject to a greater extent to adverse conditions in the economy generally. To minimize these risks, the Bank generally limits this type of lending to its market area and to borrowers with which it has substantial experience or who are otherwise well known to management. See "RISK FACTORS -- Certain Lending Risks."

     Commercial Business Lending. The Bank's commercial business lending activities focuses primarily on small to medium size businesses owned by individuals well known to the Bank and who reside in the Bank's primary market area. At December 31, 1997, commercial business loans amounted to $4.8 million, or 6.0% of total loans.

     Commercial business loans may be unsecured loans, but generally are secured by various types of business collateral other than real estate (i.e., inventory, equipment, etc.). Commercial business loans are generally made in amounts up to $250,000 and may be either lines of credit or term loans. Lines of credit are generally renewable and made for a one-year term. Lines of credit are generally variable rate loans indexed to the prime rate. Term loans are generally originated with three to five year maturities on a fully amortizing basis. As with commercial real estate loans, the Bank generally requires annual financial statements from its commercial business borrowers and, if the borrower is a corporation, personal guarantees from the principals.

     At December 31, 1997, the largest commercial business loan had an outstanding balance of $243,000 and was secured by marketable equity securities. Such loan was performing according to its terms at December 31, 1997.

     Commercial business lending generally involves greater risk than residential mortgage lending and involves risks that are different from those associated with residential, commercial and multi-family real estate lending. Real estate lending is generally considered to be collateral based lending with loan amounts based on predetermined loan to collateral values and liquidation of the underlying real estate collateral is viewed as the primary source of repayment in the event of borrower default. Although commercial business loans are often collateralized by equipment, inventory, accounts receivable or other business assets, the liquidation of collateral in the event of a borrower default is often not a sufficient source of repayment because accounts receivable may be uncollectible and inventories and equipment may be obsolete or of limited use, among other things. Accordingly, the repayment of a commercial business loan depends primarily on the creditworthiness of the borrower (and any guarantors), while liquidation of collateral is a secondary and often insufficient source of repayment.

     As part of its commercial business lending activities, the Bank issues standby letters of credit as an accommodation to its borrowers. At December 31, 1997, the Bank had outstanding standby letters of credit of $288,000. See "-- Loan Commitments and Letters of Credit."

     Consumer Lending. At December 31, 1997, consumer loans totaled $9.5 million, or 11.9%, of total loans. Subject to market conditions and other factors, the Bank intends to continue to actively market consumer loans. Consumer loans generally have shorter terms to maturity or repricing and higher interest rates than the long-term, fixed-rate mortgage loans. The Bank's consumer loans consist of loans secured by automobiles, boats and recreational vehicles, second mortgages on residences, and unsecured loans for personal or household purposes.

     The largest component of the Bank's consumer loan portfolio is home equity revolving credit lines secured by a first or second mortgage on the borrowers' residence. Home equity lines of credit are made for variable rates of interest tied to the prime lending rate with a loan-to-value ratio of up to 80%, taking into account any outstanding first mortgage loan. At December 31, 1997, home equity lines of credit amounted to $5.9 million, or 7.3%, of total loans and the largest approved home equity line of credit had a credit line of $500,000.

     Consumer loans secured by deposit accounts, automobiles, boats and other personal property are made at fixed rates of interest for terms of five years or less. At December 31, 1997, the largest category of such loans were secured deposit account loans with aggregate outstanding balances of $925,000. The Bank does not engage in indirect consumer lending through automobile or boat dealers.

     At December 31, 1997, unsecured consumer loans amounted to $1.9 million, or 2.4% of total loans. Unsecured loans are made for a maximum of five years at fixed or variable interest rates. Unsecured loans are offered primarily to high net worth individuals with whom the Bank has had a longstanding relationship.

     Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or secured by rapidly depreciating assets such as automobiles, particularly used automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. Such loans may also give rise to claims and defenses by a consumer loan borrower against an assignee of such loans such as the Bank, and a borrower may be able to assert against such assignee claims and defenses that it has against the seller of the underlying collateral. At December 31, 1997, $49,000, or less than 0.5% of the Bank's consumer loan portfolio, was 90 days or more past due. See "RISK FACTORS -- Certain Lending Risks."

     Loan Maturity. The following table sets forth, as of December 31, 1997, information regarding the dollar amount of loans maturing in the Bank's loan portfolio based on their contractual terms to maturity, but does not include potential prepayments. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. Loan balances do not include undisbursed loan proceeds, unearned discounts, unearned income, and allowance for loan losses.

                            Within  After 1 Year
                            1 Year  Through 5 Years  After 5 Years    Total
                            ------  ---------------  -------------    -----
                                        (Dollars in thousands)

Commercial................  $3,664      $1,129            $--       $ 4,793
Real estate/construction..   5,738         180             31         5,949
                            ------      ------            ---       -------
     Total................  $9,402      $1,309            $31       $10,742
                            ======      ======            ===       =======

     The following table sets forth the dollar amount of all loans due after December 31, 1998, which have fixed interest rates and have floating or adjustable interest rates.



                            Fixed     Floating or
                            Rates   Adjustable Rates
                            ------  ----------------
                               (In thousands)

Commercial................  $1,129        $ --
Real estate/construction..      67         113
                            ------        ----
     Total................  $1,196        $113
                            ======        ====

     Loan Solicitation and Processing. The Bank solicits loans through advertisements and referrals by officers, directors and employees of the Bank. The Bank also employs full-time loan originators. Applications for one- to-four family mortgage loans are written on documentation meeting FNMA and FHLMC standards, and other loan applications are underwritten and closed based on the Bank's own guidelines. Title insurance is generally obtained to protect the Bank from a possible title risk. All mortgage loans require fire and casualty insurance (and, if appropriate, flood, wind, storm and hail insurance) on appurtenant structures.

     For fixed-rate one- to- four family mortgage loans that are originated for sale, loan approval authority is vested in loan officers of the Bank who follow FHLMC guidelines or with the investor purchasing the loan. For loans that are originated for the Bank's portfolio, loan approval authority is vested in individual officers, a loan committee or the full Board of Directors depending on the dollar amount of the total proposed lending relationship. An individual loan officer may approve a loan if the proposed total lending relationship is under $200,000. The Loan Committee, consisting of designated Board members and senior Bank officers, may approve a loan if the proposed total lending relationship is between $200,000 and $350,000. The full Board of Directors is required to approve any loan if the total proposed lending relationship exceeds $350,000.

     Upon receipt of a loan application from a prospective borrower, a credit report and other data are obtained to verify specific information relating to the loan applicant's employment, income and credit standing. If any real estate is offered as collateral, an appraisal of the real estate is generally undertaken by an independent appraiser approved by the Bank. Applicants are promptly notified of the decision of the Bank. Interest rates are subject to change if the approved loan is not closed within the time of the commitment.

     Loan Originations, Sales and Purchases. The Bank's primary lending activity has been the origination of one- to- four family residential mortgage loans. The Bank generally originates ARM loans for retention in its portfolio. Fixed-rate one- to- four family mortgage loans are generally sold to the FHLMC and other institutions, primarily other financial institutions. The Bank generally does not assume any "pipeline risk" (i.e., the risk that the value of the loan will decline during the period between the time the loan is originated and the time of sale because of changes in market interest rates) when it sells loans because it obtains a purchase commitment from the prospective purchaser at the time it commits to fund the loan at a given interest rate. The Bank is not an active purchaser of loans.

     The following table sets forth total loans originated, purchased, sold and repaid during the periods indicated.

                                            Year Ended December 31,
                                           -------------------------
                                               1997         1996
                                           ------------  -----------
                                                (In thousands)

Total loans and loans held-for-sale
  at beginning of year..................      $ 79,443     $ 72,747
Loans originated:
 Real estate mortgage:
  Permanent.............................        24,491       21,801
  Construction..........................        13,531       13,371
 Other Loans:
  Consumer loans........................         3,810        3,886
  Commercial loans......................        11,483       12,077
                                              --------     --------
   Total loans originated...............        53,315       51,135

Net decrease in equity lines of credit..          (19)        (572)

Loans purchased.........................            --           --

Loans sold..............................      (14,165)      (7,521)

Transfers to real estate owned,
 charge-offs and increases in
  deferred loan fees....................          (53)        (314)

Loan principal repayments...............      (37,053)     (36,032)
                                              --------     --------

Total loans and loans held-for-sale
  at end of year........................      $ 81,468     $ 79,443
                                              ========     ========

     Loan Commitments and Letters of Credit. The Bank issues, without a fee, commitments to approved residential mortgage loan applicants conditioned upon the occurrence of certain events. Such commitments are made in writing on specified terms and conditions and are honored for up to 30 days. At December 31, 1997, the Bank had total such commitments to extend credit of $3.4 million. See Note 15 of Notes to Consolidated Financial Statements.

     As an accommodation to its commercial business borrowers, the Bank issues standby letters of credit in favor of entities for whom the Bank's borrowers are performing work or other services. At December 31, 1997, the Bank had outstanding standby letters of credit of $288,000. See Note 15 of Notes to the Consolidated Financial Statements.

     Loan Origination and Other Fees. In addition to interest earned on loans and fees for making loan commitments, the Bank receives loan origination fees or "points" for originating loans. Loan origination fees charged to the borrower for originating a loan are based on a percentage of the principal amount of the mortgage loan.

     Fees vary with the volume and type of loans and commitments made and purchased and the competitive conditions present in mortgage markets, which in turn respond to the demand for and availability of money. The Bank also receives other fees and charges relating to existing loans, such as late charges and fees collected in connection with a change in borrower or other loan modifications. As required by GAAP, loan origination fees and certain origination expenses are amortized over the life of the related loan, and the Bank defers loan origination fees and certain direct loan origination costs. Such costs and fees are recognized as an adjustment to yield over the lives of the related loans utilizing a method of amortization that approximates the level yield method.

     Commitment fees to originate loans are deferred and, if the commitment is exercised, recognized over the life of the loan as an adjustment of yield. If the commitment expires unexercised, commitment fees are recognized in income upon expiration of the commitment.

     Nonperforming Assets and Delinquencies. When a borrower fails to make a required payment when due, the Bank institutes collection procedures. The first notice is mailed to the borrower ten to 15 days after the payment due date. Attempts to contact the borrower by telephone generally begin approximately 25 days after the payment due date. If a satisfactory response is not obtained, continuous follow-up contacts are attempted until the loan has been brought current. In most cases, delinquencies are cured promptly; however, if by the 90th day of delinquency, or sooner if the borrower is chronically delinquent and all reasonable means of obtaining payment on time have been exhausted, foreclosure, according to the terms of the security instrument and applicable law, is initiated. If management determines on the 90th day of delinquency that all remedies to cure the delinquency have been exhausted, the loan generally is placed on nonaccrual status if the collateral status is such that the interest or principal are unlikely to be recouped. All previously recorded accrued interest income is reversed. Consumer loans are charged off when amounts are determined to be uncollectible.

     The Bank's Board of Directors is informed monthly as to the status of all mortgage and consumer loans with outstanding balances in excess of $10,000 that are delinquent 60 days or more and are classified "substandard." The Board of Directors is informed of the status of all loans currently in foreclosure, and the status of all foreclosed and repossessed property owned by the Bank.

     The following table sets forth information with respect to the Bank's non-performing assets at the dates indicated.

                                              At December 31,
                                          ------------------------
                                              1997         1996
                                          ------------  ----------
                                           (Dollars in thousands)

Loans accounted for on a
 non-accrual basis(1):
   Residential..........................      $ 405       $ 308
   Commercial...........................          3          46
   Consumer.............................         21          36
                                              -----       -----
    Total...............................        429         390

Accruing loans which are contractually
 past due 90 days or more:
   Residential..........................         27         100
   Commercial...........................        150          12
   Consumer.............................         28          --
                                              -----       -----
    Total...............................        205         112

Total of non-accrual loans and
 90 day past due loans..................        634         502
                                              -----       -----
Real estate owned.......................        127         228
Restructured loans......................         --          --
                                              -----       -----
    Total nonperforming assets..........      $ 761       $ 730
                                              =====       =====

Total loans delinquent 90 days
 or more, accruing and non-accruing,
 to net loans...........................       0.79%       0.64%

Total loans delinquent 90 days
 or more, accruing and non-accruing,
 to total assets........................       0.69%       0.55%

    Gross interest income of $38,000 would have been recorded for the year ended December 31, 1997 if nonaccrual loans had been current according to their original terms and had been outstanding throughout the entire year. Interest income of $27,000 on such was included in net income for such year.

    Foreclosed Real Estate. At December 31, 1997, the Bank had foreclosed real estate of $127,000 consisting of a single-family home resulting from the foreclosure of a builder construction loan and two residential building lots. See Note 1 of Notes to Consolidated Financial Statements for a discussion of the Bank's accounting for foreclosed real estate.

    Asset Classification. Under the Bank's loan classification system, problem assets are classified as "substandard," if certain characteristics exist. The Bank considers a loan for substandard status if it has a balance greater than $10,000 and is more than 60 days past due. In addition, a past due loan that has potential for "some loss" will be classified as a substandard loan; however, this category is also used for well secured loans that, because of their past due status, need to be monitored.

    When an institution classifies problem assets as substandard, it establishes specific allowances for loan losses based on estimates of losses for each substandard loan. General allowances are also established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an institution determines a loan to be not recoverable, it considers the loan to be a loss and charges-off the loan against its allowance for loan losses. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the institution's regulator, the OCC, who can order the establishment of additional general or specific loss allowances.

    At December 31, 1997 and 1996, the aggregate amounts of the Bank's substandard assets were $361,000 and $524,000, respectively. Substandard assets are monitored monthly by the Bank's Board of Directors.

     Allowance for Loan Losses. The Bank has established a systematic methodology for the determination of provisions for loan losses. The methodology is set forth in a formal policy and takes into consideration the need for an overall general valuation allowance as well as specific allowances that are tied to individual loans. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on past loan loss experience, known and inherent risks in the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions. Such evaluations are particularly susceptible to changes in economic, operating or other conditions that may be beyond the Bank's control.

     The following table sets forth an analysis of the Bank's allowance for loan losses for the periods indicated. When recoveries are recognized from charge-offs to the allowance for loan losses, the allowance for loan losses is credited to the extent of the charge-off. Likewise, any subsequent loss that may occur from the disposition of collateral is charged to current period expense.

                                                   Year Ended December 31,
                                                -----------------------------
                                                  1997                1996
                                                  ----                ----
                                                   (Dollars in thousands)

Balance at beginning of period.................   $ 630               $ 470

Charge-offs:
 Residential...................................      19                   7
 Commercial....................................      21                   4
 Consumer......................................      32                  19
                                                  -----               -----
   Total charge-offs...........................      72                  30

Recoveries:
 Residential...................................       2                   1
 Commercial....................................      --                  12
 Consumer......................................       3                  15
                                                  -----               -----
   Total recoveries............................       5                  28

Net charge-offs................................      67                   2
Provision for possible loan losses.............     165                 162
                                                  -----               -----

Balance at end of period.......................   $ 728               $ 630
                                                  =====               =====

Ratio of allowance to total loans
 outstanding at end of period..................    0.90%               0.80%

Ratio of net charge-offs to average
 loans outstanding during period...............    0.08%               0.02%

     The following table sets forth the breakdown of the allowance for loan losses by loan category for the dates indicated.

                                                                      At December 31,
                                                ----------------------------------------------------------
                                                            1997                          1996
                                                ----------------------------   ---------------------------
                                                         As a %     % of               As a %     % of
                                                         of Out-    Loans in           of Out-    Loans in
                                                         standing   Category           standing   Category
                                                         Loans in   to Total           Loans in   to Total
                                                Amount   Category   Loans      Amount  Category   Loans
                                                ------   --------   --------   ------  --------   --------
                                                                  (Dollars in thousands)
Mortgage loans:
 Permanent mortgage...........................   $ 146       0.25%     71.60%    $ 90      0.15%     77.20%
 Construction.................................      21       0.25      10.70       20      0.31       7.90
Consumer......................................     318       3.34      11.80      224      2.57      11.10
Commercial....................................      39       0.80       5.90       80      2.68       3.80
Unallocated...................................     204         --         --      217        --         --
                                                 -----       ----   --------   ------  --------   --------
  Total allowance for loan losses.............   $ 728       0.90%    100.00%    $631      0.80%    100.00%
                                                 =====       ====   ========   ======  ========   ========

Investment Activities

    At December 31, 1997, the investments of the Company were its equity investment in the Bank and the organizational costs incident to the New Bank.
As a national bank, the Bank is permitted under federal law to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, deposits at the FHLB-Atlanta, certificates of deposit of federally insured institutions, certain bankers' acceptances and federal funds. Subject to various restrictions, the Bank may also invest a portion of its assets in commercial paper and corporate debt securities. The Bank is also required to maintain investments in FHLB of Atlanta stock and Federal Reserve Bank of Richmond stock as a condition of membership in each institution. Neither the Company nor the Bank invests in high yielding, non-investment grade securities, or "junk-bonds." See Note 4 of Notes to Consolidated Financial Statements.

    The following table sets forth the composition of the Bank's securities portfolio at the dates indicated. At December 31, 1997 and 1996, the Bank's entire securities portfolio was designated as available-for-sale.

                                               At December 31,
                              --------------------------------------------------
                                        1997                      1996
                              ------------------------  ------------------------
                               Carrying    Percent of    Carrying    Percent of
                               Value(1)     Portfolio    Value(1)     Portfolio
                              -----------  -----------  -----------  -----------
                                            (Dollars in thousands)

U.S. Government and
 agency obligations.........    $  548           24.8%    $  548           21.9%
Mortgage-backed securities..       130            5.9        130            5.2
FHLB stock..................        99            4.5         99            3.9
Federal Reserve Bank stock..     1,429           64.8      1,726           69.0
                                ------          -----     ------          -----
  Total.....................    $2,206          100.0%    $2,503          100.0%
                                ======          =====     ======          =====

------------------
(1) The market value of the investment portfolio amounted to $2.2 million and $2.5 million at December 31, 1997 and 1996, respectively.

     The following table sets forth the maturities and weighted average yields of the debt securities in the Bank's investment securities portfolio at December 31, 1997.

                                       Less Than             One to            Five to         Over Ten
                                        One Year           Five Years         Ten Years         Years
                                 ---------------------  -----------------  ---------------  --------------
                                  Amount      Yield      Amount    Yield   Amount   Yield   Amount  Yield
                                 --------  -----------  ---------  ------  -------  ------  ------  ------
                                                          (Dollars in thousands)

U.S. Government and
 agency obligations............       $99        5.85%  $       --    --%  $    --     --%  $   --     --%
GNMA mortgage-backed
 securities (1)................        --          --          --     --        --     --    1,429   6.60
FHLB stock (2).................        --          --          --     --        --     --      548   7.25
Federal Reserve Bank stock(2)..        --          --          --     --        --     --      130   5.00
                                 --------               ---------          -------          ------
  Total........................       $99        5.85   $      --     --   $    --     --   $2,107   6.73
                                 ========               =========          =======          ======

-------------------

(1) Mortgage-backed securities have rates that adjust annually to the one year constant maturity treasury index.
(2) FHLB and Federal Reserve Bank stock have no stated maturity and are assumed to be over 10 years.

     At December 31, 1997 and 1996, the Bank held no investment securities (other than U.S. Government and agency securities and mutual funds which invest exclusively in such securities) which had an aggregate book value in excess of 10% of the Bank's retained earnings at those respective dates.

Deposits

     General. The Bank offers a wide array of deposit accounts as set forth in the following table. Deposits are the primary source of funds for the Bank's lending and investment activities. None of the deposit instruments offered by the Bank have rates subject to regulation. Deposit inflows and outflows vary widely and are influenced by prevailing interest rates and money market conditions. Transaction account balances are influenced considerably by the time of the month and general economic activity. The Bank's ability to attract and retain deposits and the Bank's cost of funds has been, and will continue to be, significantly affected by market conditions.

     Most of the Bank's deposits are obtained from residents of South Carolina, principally from residents in Beaufort County, the Bank's largest deposit market. In addition, the Bank has accepted brokered deposits typically in denominations of $99,000 from out-of-state depositors at rates comparable to rates offered to local depositors. At December 31, 1997, brokered deposits totaled approximately $8.0 million.

     The following table sets forth information concerning the Bank's time deposits and other interest-bearing deposits at December 31, 1997.


Weighted
Average                                                                                       Percentage
Interest     Original                                                  Minimum                 of Total
Rate           Term                  Checking and Savings Deposits     Amount     Balance      Deposits
----           ----                  -----------------------------     ------     -------      --------
                                                                               (In Thousands)
2.09%          --                        NOW accounts                   $  500    $16,580        23.42%
3.54           --                        Money market accounts           1,000     11,353        16.04
2.33           --                        Savings accounts                  100      5,176         7.31

                                         Certificates of Deposit
                                         -----------------------

5.52           6 months or less          Fixed-term, fixed-rate            500      9,151        12.93
5.82           Over 6 through 12 months  Fixed-term, fixed-rate            500     11,174        15.78
6.15           Over 1 through 2 years    Fixed-term, fixed-rate            500      9,279        13.11
6.41           Over 2 years              Fixed-term, fixed-rate            500      4,933         6.97
5.84           Various                   Fixed rate IRA/KEOGH              500      3,142         4.44
                                                                                  -------       ------
                                            TOTAL                                 $70,788       100.00%
                                                                                  =======       ======


     The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity at December 31, 1997. Jumbo certificates of deposit require minimum deposits of $100,000.

Maturity Period                          Amount
---------------                          ------
                                     (In thousands)

Three months or less..................   $2,389
Over three through six months.........    1,924
Over six through twelve months........    3,021
Over twelve months....................    1,496
                                         ------
     Total............................   $8,830
                                         ======

     The following table sets forth the balances and changes in dollar amounts of savings deposits in the various types of savings accounts offered by the Bank at the dates indicated.

                                              At December 31,
                             --------------------------------------------------
                                          1997                     1996
                             -----------------------------   ------------------
                                       Percent                         Percent
                                          of      Increase                of
                              Amount    Total    (Decrease)   Amount    Total
                             --------  --------  ----------  --------  --------
                                           (Dollars in thousands)

Non-interest-bearing.......   $ 6,675      8.6%     $ (494)   $ 7,169      9.2%
NOW and money market
 checking..................    27,933     36.1       2,061     25,872     33.0
Regular savings accounts...     5,176      6.7        (794)     5,970      7.6
Certificates of deposit
 maturing(1)(2):
 Within 1 year.............    30,380     39.1        (690)    31,070     39.7
 After 1 year, but within
  3 years..................     7,092      9.2        (344)     7,436      9.5
  After 3 years............       206      0.3        (577)       783      1.0
                              -------    -----      ------    -------    -----
     Total.................   $77,462    100.0%     $ (838)   $78,300    100.0%
                              =======    =====      ======    =======    =====

-------------
(1) At December 31, 1997 and 1996, jumbo certificates amounted to $8.8 million and $10.5 million, respectively.
(2) IRA accounts included in certificate balances are $3.1 million and $3.4 million at December 31, 1997 and 1996, respectively.


Time Deposits by Rates

     The following table sets forth the time deposits in the Bank classified by rates at the dates indicated.

                                            At December 31,
                                     ------------------------------
                                     1997                      1996
                                     ----                      ----
                                            (In thousands)

2.00 - 3.99%..................    $    41                   $   125
4.00 - 5.99%..................     22,675                    28,631
6.00 - 7.99%..................     14,962                    10,533
                                  -------                   -------
Total.........................    $37,678                   $39,289
                                  =======                   =======

Time Deposits by Maturities

     The following table sets forth the amount and maturities of time deposits at December 31, 1997.

                                                                Amount Due
                                    -----------------------------------------------------------------
                                    Less           One            Over          Over                                       Percent
                                    Than           to             Two to        Three to                                   of Total
                                    One            Two            Three         Four          After                      Certificate
                                    Year           Years          Years         Years         4 Years     Total            Accounts
                                    ----           -----          -----         -----         -------     -----          -----------
                                                                      (Dollars in thousands)

2.00 - 3.99%..................     $    41       $    --          $  --         $  --        $ --        $    41              0.11%
4.00 - 5.99%..................      21,033         1,417            152            64          10         22,676             60.18
6.00 - 7.99%..................       9,306         4,712            811            85          47         14,961             39.71
                                   -------       -------          -----         -----        ----        -------            ------
Total.........................     $30,380       $ 6,129          $ 963         $ 149        $ 57        $37,678            100.00%
                                   =======       =======          =====         =====        ====        =======            ======


     Savings Activities. The following table sets forth the savings activities of the Bank for the periods indicated.

                                     Year Ended December 31,
                                   ---------------------------
                                     1997               1996
                                   -------            --------
                                         (In thousands)
Beginning balance................  $78,300            $74,905
Interest credited................    3,127              3,111
Net increase (decrease) in
 savings deposits................   (3,965)               284
                                   -------            -------
Ending balance...................  $77,462            $78,300
                                   =======            =======

Borrowing

     The Bank uses FHLB of Atlanta advances to support additional loan demand and other funding needs. At December 31, 1997, the Bank had a borrowing capacity of $11.0 million at the FHLB-Atlanta, of which $5.1 million was outstanding.

     The following tables set forth certain information regarding the Bank's short-term borrowings at the end of and during the periods indicated.

                                                       At December 31,
                                                   ----------------------
                                                     1997          1996
                                                     ----          ----

Weighted average rate paid on:
  FHLB borrowings - short term..............         6.50%         6.95%


                                                       At December 31,
                                                   ----------------------
    Year Ended December 31,                          1997          1996
                                                     ----          ----
                                                   (Dollars in thousands)

Maximum amount of borrowings outstanding
  at any month end:
 FHLB borrowings - short term...............       $4,700        $4,650

Approximate average short-term borrowings
  outstanding with respect to:
 FHLB borrowings - short term...............        2,762         2,071

Approximate weighted average rate paid on:
 FHLB borrowings - short term...............         5.85%         5.64%

Competition

     The Bank faces intense competition in its primary market area for the attraction of savings deposits (its primary source of lendable funds) and in the origination of loans. Its most direct competition for savings deposits has historically come from commercial banks, credit unions, other thrifts operating in its market area, and other financial institutions such as brokerage firms and insurance companies. As of December 31, 1997, there were seven commercial banks (including the Bank), a thrift institution, two credit unions and three securities brokerage firms operating in Beaufort County. Particularly in times of high interest rates, the Bank has faced additional significant competition for investors' funds from short-term money market securities and other corporate and government securities. The Bank's competition for loans comes from commercial banks, thrift institutions, credit unions and mortgage bankers. Such competition for deposits and the origination of loans may limit the Bank's growth in the future. See "RISK FACTORS -- Competition."

Subsidiary Activities

     The Bank has one wholly-owned subsidiary, First Securities Corporation ("First Securities"), that is engaged in discount brokerage activities. At December 31, 1997, the Bank's investment in First Securities was $76,000.

Properties

     The Bank's main office is a 7,500 square foot building located at 1121 Boundary Street, Beaufort, South Carolina. The office was opened in 1986. The office building is leased from First Patriots Partnership, a South Carolina general partnership among Colden R. Battey, Jr., Richard L. Gray, Russell L. Jeter, Carson R. Rentz and Robert A. Kerr, all of whom are directors of the Company and the Bank. The Bank also leases additional parking space adjacent to the main office from First Patriots Partnership. See "MANAGEMENT OF THE COMPANY AND THE BANK -- Transactions with the Bank."

     The Bank operates a 2,100 square foot branch office located on U.S. Highway 21 on Lady's Island in Beaufort, South Carolina. The office was opened in 1988. The building is leased from Richard L. Gray, a director of the Company and the Bank. See "MANAGEMENT OF THE COMPANY AND THE BANK -- Transactions with the Bank."

     The Bank owns and operates a 8,700 office located at One Burnt Church Road, Bluffton, South Carolina. The Bank occupies approximately 3,850 square feet as a branch office and leases the remaining space. The office was opened in 1993. In September 1996, the Bank established its first ATM at this branch office.

Personnel

     As of December 31, 1997, the Bank had 43 full-time and four part-time employees, none of whom is represented by a collective bargaining unit. The Bank believes its relationship with its employees is good.

Legal Proceedings

     Periodically, there have been various claims and lawsuits involving the Bank, such as claims to enforce liens, condemnation proceedings on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans and other issues incident to the Bank's business. The Bank is not a party to any pending legal proceedings that it believes would have a material adverse effect on the financial condition or operations of the Bank.

                         PROPOSED BUSINESS OF NEW BANK

General

     The New Bank will be a national bank regulated by the OCC. The New Bank will be headquartered in Columbia, South Carolina, and its main office will be located in Columbia's downtown business district. The New Bank will be subject to the same regulations as the Bank. See "REGULATION." The New Bank will operate as a wholly-owned subsidiary of the Company.

Reasons for Chartering the New Bank

     The Company's decision to charter the New Bank and expand its operations beyond Beaufort County was prompted primarily by three factors. The first reason is diversification. The Beaufort County economy in which the Bank operates depends heavily on the housing demands by vacationers and retirees, and the concentration of the Bank's loan portfolio in residential mortgage loans reflects this demand. The Company believes that the demographics of the New Bank's primary market area, with a younger population that participates in the workforce, is conducive to higher demand for consumer and small business loans.

     The second reason for expansion is the opportunity for deposit growth. The Bank's current deposit market share in Beaufort County (excluding Hilton Head Island) is estimated by management at 20%, and management believes that the prospects for future growth are limited given competitive conditions.

     The final reason for expansion into the Columbia market is to take advantage of a perceived void for local community banks created by recent acquisitions of several banks by large multi-bank holding companies. Despite the intense competition that the New Bank will confront, the Company believes that there is a demand in local communities for community banks with local management and local decision making authority.

Market Area

     The New Bank's primary market area will be the Counties of Lexington and Richland in central South Carolina, which comprise the Columbia Metropolitan Area. A broad cross-section of business is located in these counties, including healthcare (Blue Cross/Blue Shield, Palmetto Health Alliance and Lexington Medical Center), financial services (Policy Management Systems Corp.), specialty chemicals (Allied Fibers, Carolina Eastman and Westinghouse Corporation), trucking and shipping (United Parcel Service and Southeastern Freight Lines), meat packaging (Louis Rich), and industrial production (Cooper Power Tools and Pirelli Cable), among others.

     According to recent published statistics, Lexington and Richland Counties have experienced population growth (10.5% between 1980 and 1990, compared to 11.7% for the State of South Carolina) and relatively low unemployment (ranging between 3.8% and 4.6% for the last five years, compared to a range of 4.7% and 6.8% for the State of South Carolina over the same period).

Competition

     Like the Bank, the New Bank will face intense competition for originating loans and attracting deposits. In its market area analysis of the Columbia Metropolitan area, the Company has identified 35 financial institutions of varying size operating a total of 157 offices within the area. See "RISK FACTORS -- Competition."

Initial Capitalization

     The New Bank's charter application to the OCC discloses the New Bank's initial capitalization at $5.0 million. The New Bank's initial capitalization will be funded from the net proceeds of the Offering (up to $3.5 million) and a third party bank loan to be obtained by the Company (up to $2.5 million).

     The Company has received a written commitment from a third party bank for a loan with a principal amount of up to $2.5 million on the following terms and conditions:

     1. The interest rate will be based on the prime lending rate, adjustable annually.

     2. The loan amount will be reduced by the amount by which the net proceeds of the Offering exceed $3.0 million to a floor of $2.0 million at the Company's option.

     3. The loan will be for a term of up to 10 years with no principal amortization in years one to five and with monthly amortization thereafter.

     4. The Company will not pledge of the capital stock of either the Bank or the New Bank for any subsequent borrowing.

Proposed Business Activities

     The New Bank proposes to engage in a general commercial and retail banking business, emphasizing the needs of small to medium size businesses, professionals, and individuals residing in its primary market area. Unlike the Bank, the New Bank's business strategy is to operate more like a community bank with a higher percentage of its loan portfolio represented by commercial business loans and consumer loans rather than one- to- four family mortgage loans, an investment securities portfolio that represents a larger percent of total assets, and a higher percentage of deposits represented by transaction accounts rather than certificates of deposit.

     The New Bank intends to engage in the same lending activities as the Bank with an emphasis on commercial business lending and consumer lending, which are inherently riskier than one- to- four family mortgage lending. See "RISK FACTORS -- Certain Lending Risks." The terms and conditions under which the New Bank will originate loans, and the volume of originations, will depend on market conditions and other factors.

     The New Bank intends to maintain a larger investment portfolio than the Bank. Management estimates that the New Bank's investment portfolio would average approximately 25% of total assets. Management considers this larger investment portfolio appropriate since it expects the New Bank's loan portfolio to comprise a larger percentage of short-term consumer and commercial business loans and because it expects to establish a deposit base weighted toward transaction accounts, both of which would require greater liquidity needs. The New Bank intends to invest in securities of the type in which the Bank currently invests. See "BUSINESS OF THE BANK -- Investment Activities."

     The New Bank intends to offer the same type of deposit accounts as the Bank. See "BUSINESS OF THE BANK -- Deposits." Subject to market conditions, the New Bank intends to establish a deposit base that is weighted more toward transaction accounts than certificates of deposit. Unlike most thrift institutions, community banks generally have a larger percentage of deposits represented by transaction accounts, which are generally lower cost accounts than certificates of deposit.

     The successful implementation of the New Bank's business strategy cannot be assured and involves significant risks. For example, adverse economic conditions may limit loan demand or competition may force the New Bank to offer lower loan interest rates to attract loans. Furthermore, the New Bank may be forced to offer higher deposit rates in order to attract operating funds. Accordingly, it is highly likely that the New Bank will incur operating losses in its initial years of operations and no assurances can be given when and if operations will become profitable. See "RISK FACTORS -- No Prior Operating History for the New Bank."

Properties

     Initially, the New Bank will operate from its main office located at 1900 Assembly Street, Columbia, South Carolina. On February 23, 1998, the Company entered into a 5-year lease with an unaffiliated party for this location.

     The New Bank will use the same data processing system as the Bank. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Year 2000 Compliance."

                     MANAGEMENT OF THE COMPANY AND THE BANK

     The Company's Board of Directors consists of ten directors. The Board is divided into three classes with staggered terms, and each director is elected for a three-year term after their initial election by shareholders. All directors of the Company also serve as directors of the Bank.

                                   Directors

                                                                              Year            Year of
                                                                             Elected         Expiration
  Name                       Age(1)       Position                         Director(2)         of Term
  ----                       ------       --------                         -----------         -------

Colden R. Battey, Jr.          62         Chairman of the Board of the         1986              2001
                                          Company and the Bank
James A. Shuford, III          46         President, Chief Executive           1993              2000
                                          Officer and Director of the
                                          Company and the Bank
Richard L. Gray                67         Director                             1986              2000
Robert A. Kerr                 77         Director                             1988              2000
William C. Robinson            56         Director                             1986              2000
Russell L. Jeter               56         Director                             1986              2001
James D. Neighbors             67         Director                             1986              2001
Laurance H. Davis, Jr.         68         Director                             1986              1999
Jerry H. Reeves, III           67         Director                             1993              1999
Carson R. Rentz                74         Director                             1986              1999

--------------------
(1)  At December 31, 1997.
(2) Includes prior service on the Board of Directors of the Bank and its predecessor, The Savings Bank of Beaufort County, FSB.

                    Executive Officers Who Are Not Directors

  Name                       Age(1)                              Position
  ----                       ------       -----------------------------------------------------------
                                          Company                           Bank
                                          -------                           ----

James L. Pate, III             46         Senior Vice President and         Senior Vice President and
                                          Chief Financial Officer           Chief Financial Officer

Bryan K. Newton                41         --                                Senior Loan Officer
Richard E. Morgan, Jr.         38         --                                Chief Credit Officer

---------------
(1)  At December 31, 1997.

Biographical Information

     The principal occupation(s) of each of the above individuals for the past five years, as well as other information, is set forth below. No family relationships exist between or among the individuals.

     Colden R. Battey, Jr. is a Senior Partner of Harvey & Battey Law Firm, Beaufort, South Carolina.

     James A. Shuford, III has been President and Chief Executive Officer of the Company and the Bank since 1993. Prior to that time, he was an officer of First Union National Bank of South Carolina (formerly, South Carolina Federal Savings
Bank).

     Richard L. Gray is President of Grayco, a lumber and home products company.

     Robert A. Kerr is a retired commercial bank executive.

     William C. Robinson is a certified public accountant.

     Russell L. Jeter is President and Owner of Jeter Construction Company, Beaufort, South Carolina, a paving contractor.

     James D. Neighbors is retired after serving as President of the Bank from 1986 to 1993.

     Laurance H. Davis, Jr. is Secretary of Bundy Appraisal and Management, Inc., Beaufort South Carolina, since 1992; Former President and Chief Executive Officer of Carolina Management Corporation, Beaufort, South Carolina.

     Jerry H. Reeves, III is President and owner of Resort Services, Inc., Bluffton, South Carolina, a wholesale bed and bath linen supplier.

     Carson R. Rentz is President and owner of Coastal Contractors, Inc., Beaufort, South Carolina, a residential and commercial construction company.

     James L. Pate, III has been Senior Vice President and Chief Financial Officer of the Company and the Bank since 1995. Prior to that time he was an independent real estate appraiser, and officer of Carolina First Bank and South Carolina Federal Savings Bank.

     Bryan K. Newton has been Senior Vice President and Senior Loan Officer of the Company and the Bank since 1992.

     Richard E. Morgan, Jr. has been Senior Vice President and Chief Credit Officer of the Bank since February 1998. Prior to that time he was an independent real estate appraiser, and an officer of Carolina First Bank and South Carolina Federal Savings Bank.

Directors' Compensation

     The Bank pays all directors' fees. The Chairman of the Board receives a monthly fee of $800. Each director who serves on the Executive Committee receives a monthly fee of $600. Except for James A. Shuford, III, all other directors receive a monthly fee of $500. Total fees paid to directors during the fiscal year ended December 31, 1997 were $61,200.

Committees of the Board of Directors

     The Boards of Directors of the Company and the Bank conduct their business through meetings and committees of the Boards. During the fiscal year ended December 31, 1997, the Board of Directors of the Company held four meetings and the Board of Directors of the Bank held 13 meetings. No director of the Company or the Bank attended fewer than 75% of the total meetings of the Boards and committees on which such Board member served during this period.

     The Board of Directors has standing Audit, Executive, Personnel and Compensation, and Nominating Committees, among others.

     The Executive Committee, consisting of Messrs. Battey, Gray, Jeter, Kerr, and Shuford, acts with the authority of the Board of Directors when the full Board is not in session. The Executive Committee met 18 times during fiscal year 1997.

     The Audit Committee, consisting of Messrs. Robinson, Davis and Kerr, reports directly to the Board of Directors on all matters concerning the financial operation of the Company and the Bank, including compliance review, annual audits, bank operation, internal auditing procedures and selection of audit personnel. This committee met three times during fiscal year 1997.

     The Personnel and Compensation Committee, consisting of Messrs. Kerr, Gray, Jeter and Neighbors (Messrs. Battey and Shuford are ex-officio members), reviews personnel for promotion to officer positions and establishes guidelines for staff compensation. This committee met twice during fiscal year 1997.

     The full Board of Directors of the Company acts as the Nominating Committee for selecting the nominees for election as directors. The Board of Directors met once in its capacity as the Nominating Committee during fiscal year 1997.

Executive Compensation

     Summary Compensation Table. The following information is furnished for Mr. Shuford. No executive officer of the Bank received salary and bonus in excess of $100,000 during the year ended December 31, 1997.


                                                        Annual Compensation
                          ----------------------------------------------------------------------------
Name and                                                Other Annual        Number of       All Other
Position                  Year     Salary     Bonus     Compensation         Options      Compensation
--------                  ----     ------     -----     -------------       ---------     ------------

James A. Shuford, III     1997    $105,923   $15,750        $9,467(1)             --        $2,711(2)
President                 1996      99,781     4,900         9,510                --         1,767
                          1995      91,109    10,260         9,129             2,205         1,454

-------------------------
(1) Includes health and life insurance premium payments ($6,167) and other perquisites ($3,300).
(2) Matching contribution made by the Bank under the 401(k) Plan.

    Employment Agreement. Effective November 15, 1995, the Company and the Bank entered into an amended and restated employment agreement (the "Agreement") with James A. Shuford, III, President and Chief Executive Officer of the Company and the Bank, to reflect the addition of the Company as a party to Mr. Shuford's prior employment agreement dated October 20, 1993. The Agreement provides for 18-month term which is extended each month for an additional month. Currently, all compensation and benefits provided to Mr. Shuford under the Agreement are provided by the Bank. The Agreement provides for annual salary review by the Board of Directors of the Bank. Mr. Shuford's current base salary is $111,000. In addition, Mr. Shuford is eligible to participate in all benefit or incentive plans which the Bank makes available to similarly situated senior executive officers.

    In the event of Mr. Shuford's termination without cause during the term of the Agreement, the Bank is obligated to continue payment of Mr. Shuford's then current base salary through the expiration of the current term of the Agreement. In the event of Mr. Shuford's involuntary termination following a change in control of the Company or the Bank (as defined in the Agreement), the Bank is obligated to provide Mr. Shuford with a payment equal to 2.999 times the highest base salary payable during any of the five fiscal years preceding his termination. In addition, Mr. Shuford would be eligible to receive continued coverage for a three-year period at the Bank's expense under the Bank's other employee benefit programs. Mr. Shuford would receive similar payments and benefits in the event of his resignation following a change in control upon the occurrence of certain events, including a reduction in the level of his compensation prior to the change in control. In the event that a change of control of the Company or the Bank had occurred on January 1, 1998, based solely on the cash compensation paid to Mr. Shuford during 1997 and excluding the value of any other employee benefits which may be payable, Mr. Shuford would have received a payment of approximately $333,000.

    The Company and the Bank have entered into employment agreements with other senior officers on substantially the same terms as provided for in the employment agreement with Mr. Shuford. In addition, the Company and the Bank have entered into severance agreements with certain senior officers who are not covered by an employment agreement that provide for payments in the event of a change in control of the Company and the Bank. Assuming that a change in control had occurred on January 1, 1998, based solely on the aggregate cash compensation paid to these other senior officers and excluding the value of any other employee benefits which may be payable, such other officers would have received aggregate severance payments of approximately $299,000.

    Option Grants. No options were granted to Mr. Shuford during the fiscal year ended December 31, 1997.

    Option Exercise/Value Table. The following information is presented for Mr. Shuford.

                                                                                              Dollar
                                                          Number of Unexercised         Value of Unexercised
                          Number of                    Options at Fiscal Year End       In-the-Money Options
                           Shares         Dollar          Unexercised Options            at Fiscal Year End
                         Acquired on      Value       ---------------------------   ----------------------------
  Name                    Exercise       Realized     Exercisable   Unexercisable    Exercisable   Unexercisable
  ----                   -----------     --------     -----------   -------------    -----------   -------------

James A. Shuford, III         --            --           2,426         13,341           $7,959        $49,266

Transactions with the Bank

    The Bank, as successor to The Savings Bank of Beaufort County, FSB, has entered into noncancelable operating leases for its main office facility and for additional office space and parking with First Patriots Partnership ("Partnership"), a partnership among Directors Battey, Gray, Jeter, Rentz, and Kerr. These leases provide for lease terms of 20 years, expiring in 2013. The lease is subject to rent escalation provisions which are computed every five years during the life of the lease. The Bank paid $74,000 in related lease expense for fiscal year 1997.

    The Bank, as successor to The Savings Bank of Beaufort County, FSB, has also entered into an operating lease with Director Gray for the Bank's Lady's Island Branch Office. The lease term is five years, expiring in 1998, with two additional 5-year renewable options, subject to rent escalations based on the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor. The Bank paid $40,740 in related lease expense for fiscal year 1997.

    The Bank is required under federal law not make any loan or extension of credit in any manner to any of its executive officers or directors, or to any person who directly or acting through or in concert with one or more persons, owns, controls, or has the power to vote more than 10% of any class of voting securities of such institution, or to any company controlled by such executive officer, director, or person, or to any political or campaign committee the funds or services of which will benefit such executive officer, director, or person or which is controlled by such executive officer, director, or person, unless such loan or extension of credit is made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features. The Bank, therefore, is prohibited from making any new loans or extensions of credit to the Bank's executive officers and directors and at different rates or terms than those offered to the general public and has adopted a policy to this effect. The Bank makes loans to its directors, officers, and employees in the ordinary course of business on substantially the same terms, including interest rate and collateral, as similar loans to unrelated parties. Management believes that such loans do not involve more than normal risk of collectability or present other unfavorable features. All loans to related parties, and any subsequent renewal thereof, are approved by a majority of the Board of Directors of the Bank, with the related party abstaining from the vote. At December 31, 1997, loans to executive officers and directors amounted to approximately
$1.2 million, all of which performing according to their respective terms at that date.

                           MANAGEMENT OF THE NEW BANK

    The New Bank's Board of Directors will consist of eight directors. The Board is divided into three classes with staggered terms, and each director is elected for a three-year term after their initial election by shareholders.

                                   Directors

                                                                              Year             Year of
                                                                             Elected          Expiration
  Name                       Age(1)       Position                         Director(2)         of Term
  ----                       -----        --------                         -----------         --------

Thomas E. Suggs               49          Chairman of the Board                1998              1999
F. Wayne Lovelace             46          President, Chief Executive
                                          Officer and Director                 1998              1999
Colden R. Battey, Jr.         62          Director                             1998              2000
James A. Shuford, III         46          Director                             1998              2000
Henry Vincent Ford            39          Director                             1998              2000
Robert R. Bowers              44          Director                             1998              2001
Karen S. Faber                35          Director                             1998              2001
Charles D. Beaman, Jr.        46          Director                             1998              2001

-------------------
(1)  At December 31, 1997.

                    Executive Officers Who Are Not Directors

Name              Age(1)    Position
----              ------    --------

James L. Pate, III 46       Senior Vice President and Chief Financial Officer
_____________
(1)  At December 31, 1997.

Biographical Information

     The principal occupation(s) of each of the above individuals for the past five years, as well as other information, is set forth below. No family relationships exist between or among the individuals.

     Thomas E. Suggs has been the owner of Rooney, McArthur and Suggs, a property and casualty insurance agency in Columbia, South Carolina, since 1993. Prior to 1993, he was a Director and served as Executive Vice President of South Carolina Federal Savings Bank, Columbia, South Carolina. Prior to his employment with South Carolina Federal Savings Bank, Mr. Suggs was a senior officer of South Carolina National Bank in Columbia. Mr. Suggs is active in civic and community activities in Columbia, South Carolina. He has twice served as Chairman of the Greater Columbia Chamber of Commerce and currently serves on the Providence Foundation Board of the Providence Hospital in Columbia.
Mr. Suggs is also active in the affairs of the University of South Carolina.

     F. Wayne Lovelace is the proposed Chief Executive Officer of the New Bank. From August 1974 until September 1997, Mr. Lovelace held positions with First Citizens Bank in Columbia. Since September 1997, Mr. Lovelace has been an employee of the Company. Mr. Lovelace's position prior to leaving First Citizen's Bank was Vice President of Commercial Lending. He has also served as a Board member and member of the Executive Committee of Junior Achievement of Greater Columbia, Inc. and has been active in the United Way of the Midlands for a number of years. Mr. Lovelace has also served as an Executive Committee member for the South Carolina Bankers Association. Mr. Lovelace served as a Board member for the Columbia Housing Development Corporation. Mr. Lovelace has served as an Executive Committee member and a Board Member of the Greater Columbia Chamber of Commerce.

     Colden R. Battey, Jr. is a Senior Partner of Harvey & Battey Law Firm, Beaufort, South Carolina.

     James A. Shuford, III has been President and Chief Executive Officer of the Company and the Bank since 1993. Prior to that time, he was an officer of First Union National Bank of South Carolina (formerly South Carolina Federal Savings
Bank).

     Henry Vincent Ford is Vice President of Community Development for Richland Memorial Hospital, the largest medical facility in Columbia, South Carolina. He is native of Columbia and has served as Executive Director of The Boys & Girls Club as well as The Sickle Cell Foundation prior to his tenure with Richland Memorial. Mr. Ford is currently the Chairman of the Board for Richland County School District I. He is active in civic and community affairs in Columbia, South Carolina.

     Robert R. Bowers is a partner in Bowers, Elkins and Associates, an insurance firm specializing in estate planning and pension and profit sharing. Mr. Bowers has been a partner in that firm since 1986. The firm's clientele consists primarily of professionals and other high net worth individuals.
Mr. Bowers has resided in Columbia for over 30 years.

     Karen S. Faber currently serves as a Board member of Paradyme, Inc., an employment organization, which is family owned. Prior to her career with Paradyme, she was Executive Vice President with US Personnel for nine years and instrumental in the success of this company and its sale in 1996. Ms. Faber has been active in many community and civic affairs in Columbia and has resided there for over 15 years.

     Charles D. Beaman, Jr. has been President of Palmetto Health Alliance since February 1998. Palmetto Health Alliance was formed through the merger of Baptist Healthcare System of South Carolina and Richland Memorial Hospital, Columbia, South Carolina. Prior to the merger he was President and Chief Executive Officer of Baptist Healthcare System of South Carolina.

     James L. Pate, III has been Senior Vice President and Chief Financial Officer of the Company and the Bank since 1995. Prior to that time he was an independent real estate appraiser, and an officer of Carolina First Bank and South Carolina Federal Savings Bank.

Directors' Compensation

     The Chairman of the Board will receive a monthly fee of $500. Other members of the Board of Directors will each receive a monthly fee of $350.

Committees of the Board of Directors

     The New Bank's Board of Directors will conduct their business through meetings and committees of the Boards. Committees of the Board of Directors have not yet been established, but the New Bank expects to establish Loan, Community Reinvestment and Audit Committees.

Executive Compensation

     Initially, F. Wayne Lovelace, the proposed President and Chief Executive Officer of the New Bank, will be the only employee of the New Bank who will receive an employment or severance agreement. In the future, the Company and the New Bank may extend employment or severance agreements to other employees of the New Bank.

     Mr. Lovelace has been employed with the Company since September 1997 under the terms of an employment agreement entered into on September 3, 1997. The employment agreement had an initial term of six months and has been extended for an additional six months. The agreement is subject to review at annual intervals at the discretion of the Board of Directors. The agreement provides for Mr. Lovelace's salary and performance bonus incentives, and also provides for conditions under which he would be compensated in case of termination.

                                   REGULATION

Regulation of the Bank

     General. As a federally insured national bank, the Bank is subject to extensive regulation. Lending activities and other investments must comply with various statutory and regulatory requirements, including prescribed minimum capital standards. The Bank is regularly examined by the OCC and the FDIC and files periodic reports concerning its activities and financial condition with those regulatory agencies. The Bank's relationship with depositors and borrowers also is regulated to a great extent by both federal law and the laws of the State of South Carolina, especially in such matters as the ownership of savings accounts and the form and content of mortgage documents.

     The federal banking laws and regulations govern all areas of the operation of the Bank, including reserves, loans, mortgages, capital, issuance of securities, payment of dividends and establishment of branches. Federal regulatory agencies also have the general authority to limit the dividends paid by insured banks and bank holding companies if such payments should be deemed to constitute an unsafe and unsound practice. The respective primary federal regulators of the Company and the Bank have authority to impose penalties, initiate civil and administrative actions and take other steps intended to prevent banks from engaging in unsafe or unsound practices.

     Deposit Insurance. The FDIC insures deposits at the Bank to the maximum extent permitted by law. The Bank currently pays deposit insurance premiums to the FDIC based on a risk-based assessment system established by the FDIC for all SAIF-member institutions. Under applicable regulations, institutions are assigned to one of three capital groups which are based solely on the level of an institution's capital --"well capitalized," "adequately capitalized," and "undercapitalized" -- which are defined in the same manner as the regulations establishing the prompt corrective action system under the Federal Deposit Insurance Act ("FDIA"), as discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates that until September 30, 1996 ranged from .23% for well capitalized, financially sound institutions with only a few minor weaknesses to .31% for undercapitalized institutions that pose a substantial risk of loss to the SAIF unless effective corrective action is taken. The FDIC is authorized to raise assessment rates in certain circumstances. The Bank's assessments expensed for the year ended December 31, 1997, equaled $49,000.

     The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which could result in termination of the deposit insurance of the Bank.

     Prompt Corrective Action. Each federal banking agency (including the OCC) is required to implement a system of prompt corrective action for institutions which it regulates. The federal banking agencies have promulgated substantially similar regulations to implement this system of prompt corrective action. Under the regulations, an institution shall be deemed to be: (i) "well capitalized" if it has a total risk-based capital ratio of 10.0% or more, has a Tier I risk-based capital ratio of 6.0% or more, has a Tier I leverage capital ratio of 5.0% or more and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, has a Tier I risk-based capital ratio of 4.0% or more, has a Tier I leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized;" (iii) "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, has a Tier I risk-based capital ratio that is less than 4.0% or has a Tier I leverage capital ratio that is less than 4.0% (3.0% under certain circumstances); (iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, has a Tier I risk-based capital ratio that is less than 3.0% or a Tier I leverage capital ratio that is less than 3.0%; and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

     A federal banking agency may, after notice and an opportunity for a hearing, reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category if the institution is in an unsafe or unsound condition or engaging in an unsafe or unsound practice. (The FDIC may not, however, reclassify a significantly undercapitalized institution as critically undercapitalized.)

     An institution generally must file a written capital restoration plan which meets specified requirements, as well as a performance guaranty by each company that controls the institution, with the appropriate federal banking agency within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. Immediately upon becoming undercapitalized, an institution shall become subject to various mandatory and discretionary restrictions on its operations.

     At December 31, 1997, the Bank was categorized as "well capitalized" under the OCC prompt corrective action regulations.

     Standards for Safety and Soundness. The federal banking regulatory agencies have prescribed regulatory standards for all insured depository institutions relating to: (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting;
(iv) interest rate risk exposure; (v) asset growth; (iv) asset quality;
(vii) earnings and (vii) compensation, fees and benefits. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the OCC determines that the Bank fails to meet any standard prescribed by the Guidelines, the agency may require the Bank to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDIA. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

     Capital Requirements. The OCC's regulations establish two capital standards for national banks: a leverage requirement and a risk-based capital requirement. In addition, the OCC may, on a case-by-case basis, establish individual minimum capital requirements for a national bank that vary from the requirements which would otherwise apply under OCC regulations. A national bank that fails to satisfy the capital requirements established under the OCC's regulations will be subject to such administrative action or sanctions as the OCC deems appropriate.

     The leverage ratio requires a minimum ratio of "Tier 1 capital" to adjusted total assets of 3% for national banks rated Composite 1 under the CAMEL rating system for banks. National banks not rated Composite 1 are required to maintain a minimum ratio of Tier 1 capital to adjusted total assets of 4% to 5%, depending upon the level and nature of risks of their operations. For purposes of the OCC's leverage requirement, Tier 1 capital generally consists of tangible capital plus certain intangibles. At December 31, 1997, the Bank's Tier 1 leverage ratio was 8.6%.

     The OCC risk-based capital requirement requires national banks to maintain "total capital" equal to at least 8% of total risk-weighted assets. For purposes of the risk-based capital requirement, "total capital" means Tier 1 capital (as described above) plus "Tier 2 capital" (as described below), provided that the amount of Tier 2 capital may not exceed the amount of Tier 1 capital, less certain assets. The components of Tier 2 capital generally consists of certain permanent and maturing capital instruments that do not qualify as core capital and general loan and lease loss allowances up to a maximum of 1.35% of risk weighted assets. Total risk-weighed assets include all assets, including certain off-balance sheet items, multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. At December 31, 1997, the Bank's risked-based capital ratio was 12.0%.

     The OCC has revised its risk-based capital requirements to permit it to require higher level of capital for an institution in light of its interest rate risk. In addition, the OCC has proposed that a bank's interest rate risk exposure would be quantified using either the measurement system set forth in the proposal or the institution's internal model for measuring such exposure, if such model is determined to be adequate by the institution's examiner. Small institutions that are highly capitalized and have minimal interest rate risk, such as the Bank, would be exempt from the rule unless otherwise determined by the OCC. Management of the Bank has not determined what effect, if any, the OCC's proposed interest rate risk component would have on the Bank's capital if adopted as proposed.

     Dividends. Dividends from the Bank constitute the major source of funds for dividends which may be paid by the Company. Federal law and OCC regulations provide that all dividends by a national bank must be paid out of current or retained net profits, after deducting reserves for losses and bad debts.
Federal Law further restricts the payment of dividends out of net profits by prohibiting a national bank from declaring a dividend on its shares of common stock until the surplus fund equals the amount of capital stock or, if the surplus fund does not equal the amount of capital stock, until one-tenth of the bank's net profits for the preceding half year in the case of quarterly or semi-annual dividends, or the preceding two half-year periods in the case of annual dividends, are transferred to the surplus fund. In addition, the prior approval of the OCC is required for the payment of a dividend if the total of all dividends declared by a national bank in any calendar year would exceed the total of its net profits for the year combined with its net profits for the two preceding years, less any required transfers to surplus or a fund of the retirement of any preferred stock.

     The OCC has the authority to prohibit the payment of dividends by a national bank when it determines such payment to be an unsafe and unsound banking practice. In addition, the Bank would be prohibited by federal statute and the OCC's prompt corrective action regulations from making any capital distribution if, after giving effect to the distribution, the Bank would be classified as "undercapitalized" under the OCC's regulations. See "-- Prompt Corrective Action." Moreover, the OCC also has the general authority to limit the dividends paid by national banks if such payments should be deemed to constitute an unsafe and unsound practice.

     Liquidity. National banks are not subject to any prescribed regulatory liquidity requirements. At December 31, 1997, the Bank believed that it maintained sufficient liquid assets to meet its commitments at that date.

     Loans-to-One-Borrower. Federal law limits the amount of loans that the Bank can extend to any one borrowers and the borrower's related entities. Generally, this limit is 15% of the Bank's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. At December 31, 1997 the Bank's loans-to-one borrower limit was approximately $1.3 million. At December 31, 1997, the Bank was in compliance with this requirement.

     Federal Reserve System. Regulation D promulgated by the Federal Reserve imposes reserve requirements on all depository institutions that maintain transaction accounts or non personal time deposits. These reserves may be in the form of cash or non-interest-bearing deposits with the regional Federal Reserve Bank. NOW accounts and other types of accounts that permit payments or transfers to third parties fall within the definition of transaction accounts and are subject to Regulation D reserve requirements, as are any non personal time deposits at a bank. Under Regulation D, a bank must establish reserves equal to 0% of the first $4.4 million of net transaction accounts, 3% of the next $44.9 million, and 10% plus $1.56 million of the remainder. The reserve requirement on non-personal time deposits with original maturities of less than 1-1/2 years is 0%. As of December 31, 1997, the Bank met its reserve requirements.

     Affiliate Transactions. The Company and the Bank are separate and distinct legal entities. Various legal limitations restrict the Bank from lending or otherwise supplying funds to the Company (an "affiliate"), generally limiting such transactions with the affiliate to 10% of the Bank's capital and surplus and limiting all such transactions to 20% of the Bank's capital and surplus. Such transactions, including extensions of credit, sales of securities or assets and provision of services, also must be on terms and conditions consistent with safe and sound banking practices, including credit standards, that are substantially the same or at least as favorable to the Bank as those prevailing at the time for transactions with unaffiliated companies.

     Federally insured banks are subject, with certain exceptions, to certain restrictions on extensions of credit to their parent holding companies or other affiliates, on investments in the stock or other securities of affiliates and on the taking of such stock or securities as collateral from any borrower. In addition, such banks are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or the providing of any property or service.

     Community Reinvestment Act. Banks are also subject to the provisions of the Community Reinvestment Act of 1977 ("CRA"), which requires the appropriate federal bank regulatory agency, in connection with its regular examination of a bank, to assess the bank's record in meeting the credit needs of the community serviced by the bank, including low and moderate income neighborhoods. The regulatory agency's assessment of the bank's record is made available to the public. Further, such assessment is required of any bank which has applied, among other things, to establish a new branch office that will accept deposits, relocate an existing office or merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. The bank received a "satisfactory" rating during its latest CRA examination.

Regulation of the Company

     General. The Company is a bank holding company registered as such with the Federal Reserve and subject to comprehensive regulation by the Federal Reserve under the BHCA and the regulations thereunder. The Company is required to file with the Federal Reserve annual reports and such additional information as the Federal Reserve may require and is subject to regular examinations by the Federal Reserve. The Federal Reserve also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries

(including its bank subsidiaries). Generally, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

     Under Federal Reserve policy, a bank holding company must serve as a source of strength for its subsidiary banks. Under this policy the Federal Reserve may require, and has required, a holding company to contribute additional capital to an undercapitalized subsidiary bank.

     Under the BHCA, the Company must obtain Federal Reserve approval before:
(i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company.

     Any direct or indirect acquisition by a bank holding company or its subsidiaries of more than 5% of the voting shares of, or substantially all of the assets of, any bank located outside of the state in which the operations of the bank holding company's banking subsidiaries are principally conducted, may not be approved by the Federal Reserve unless the laws of the state in which the bank to be acquired is located specifically authorize such an acquisition. See "-- Interstate Banking and Branching." Since September 30, 1995, federal law permits well capitalized and well managed bank holding companies to acquire control of an existing bank in any state.

     The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries.
Under the BHCA, the Federal Reserve is authorized to approve the ownership of shares by a bank holding company in any company, the activities of which the Federal Reserve has determined to be so closely related to the business of banking or managing or controlling banks as to be a proper incident thereto.
The list of activities determined by regulation to be closely related to banking within the meaning of the BHCA includes, among other things: operating a savings institution, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; underwriting and acting as an insurance agent for certain types of credit-related insurance; leasing property on a full-payout, non-operating basis; selling money orders, travelers' checks and U.S. Savings Bonds; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing securities brokerage services for customers.

     Interstate Banking and Branching. The Riegle-Neal Interstate Banking and Branching Act of 1994 ("Riegle-Neal") was enacted to ease restrictions on interstate banking. Effective September 29, 1995, Riegle-Neal allows the Federal Reserve to approve an application of an adequately capitalized and adequately managed bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than such holding company's home state, without regard to whether the transaction is prohibited by the laws of any state. The Federal Reserve may not approve the acquisition of the bank that has not been in existence for the minimum time period (not exceeding five years) specified by the statutory laws of the host state. Riegle-Neal also prohibits the FRB form approving an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the Untied States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. Riegle-Neal does not affect the authority of states to limit the percentage of total insured deposits in the state which may be held or controlled by a bank or bank holding company to the extent such limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% state-wide concentration limit contained in the Act. Generally, South Carolina law permits any bank holding company to acquire banks or bank holding companies located in South Carolina subject to the requirements that the laws of the state in which the acquiring bank holding company is located permit bank holding companies located in South Carolina to acquire banks or bank holding companies in the acquiror's state and that the South Carolina bank sought to be acquired has been in existence for at least five years.

     Additionally, beginning on June 1, 1997, the federal banking agencies were authorized to approve interstate merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks opts out Riegle-Neal by adopting a law after the date of enactment of Riegle-Neal and prior to June 1, 1997 which applies equally to all out-of-state banks and expressing prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. Interstate mergers and branch acquisitions are also be subject to the nationwide and statewide insured deposit concentration amounts described above.

     Riegle-Neal authorizes the OCC and FDIC to approve interstate branching de novo by national and state banks, respectively, only in states which specifically allow for such branching. Riegle-Neal also requires the appropriate federal banking agencies to prescribe regulations by June 1, 1997 which prohibit any out-of-state bank from using the interstate branching authority primarily for the purpose of deposit production. These regulations must include guidelines to ensure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the communities which they serve.

     Dividends. The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve's view that a bank holding company should pay cash dividends only to the extent that the company's net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the company's capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve pursuant to FDICIA, the Federal Reserve may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized" under the prompt corrective action regulations.

     Generally, bank holding companies are required to give the Federal Reserve prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of their consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption of it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve order, or any condition imposed by, or written agreement with, the Federal Reserve. This notification requirement does not apply to any company that meets the well-capitalized standard for commercial banks, has a safety and soundness examination rating of at least at "2" and is not subject to any unresolved supervisory issues.

     Capital Requirements. The Federal Reserve has established capital adequacy requirements for bank holding companies that generally parallel the capital requirements for national banks. For bank holding companies with consolidated assets of less than $150 million, like the Company, compliance is measured on a bank-only basis. See "-- Regulation of the Bank -- Capital Requirements" and
Note 17 of Notes to Consolidated Financial Statements.

                        SECURITY OWNERSHIP OF MANAGEMENT

     As of the close of business on the Record Date, the Company had 692,748 shares of Common Stock issued and outstanding. The following table sets forth, as of the close of business on the Record Date, on an historical and on a pro forma basis, giving effect to the sale of a maximum of 220,000 shares in the Offering, certain information as to each director and the shares of Common Stock beneficially owned by all directors and executive officers of the Company as a group.

Name and Address
of Beneficial Owner                    Beneficial Ownership (1)
-------------------                    ------------------------
                                         Shares         Percent
                                         ------         -------

Colden R. Battey, Jr.                     62,145(2)       8.79%
Russell L. Jeter                          48,659(3)       6.88
James D. Neighbors                        15,397          2.22
Laurance H. Davis, Jr.                     1,100          0.16
Richard L. Gray                           72,472(4)      10.25
Robert A. Kerr                            21,329(5)       3.06
Jerry H. Reeves, III                       6,732(6)       0.97
Carson R. Rentz                           28,746(7)       4.07
William C. Robinson                       25,619(8)       3.62
James A. Shuford, III                      2,815(9)       0.40

All Executive Officers and               289,011(10)     37.20
Directors as a group (15 persons)

---------------------------
(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Exchange Act"), a person is deemed to be the beneficial owner, for purposes of this table, of any shares of the Company's Common Stock if he or she has voting and/or investment power with respect to such security or has a right to acquire, through the exercise of outstanding options or otherwise, beneficial ownership at any time within 60 days from the Record Date. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the named persons possess voting and/or investment power.
(2) Includes pro-rata ownership of shares held by the Harvey & Battey Law Firm pension plan, of which Mr. Battey is a senior partner, over which shares Mr. Battey has voting and investment power. Includes 14,046 shares subject to outstanding stock options exercisable within 60 days of the Record Date.
(3) Includes 14,046 shares subject to outstanding stock options exercisable within 60 days of the Record Date.
(4) Includes 14,046 shares subject to outstanding stock options exercisable within 60 days of the Record Date.
(5) Includes 4,459 shares subject to outstanding stock options exercisable within 60 days of the Record Date.
(6) Includes 3,032 shares subject to outstanding stock options exercisable within 60 days of the Record Date.
(7) Includes 14,046 shares subject to outstanding stock options exercisable within 60 days of the Record Date.
(8) Includes 14,046 shares subject to outstanding stock options exercisable within 60 days of the Record Date.
(9) Includes 2,426 shares subject to outstanding stock options exercisable within 60 days of the Record Date.
(10) Includes an aggregate of 84,144 shares subject to outstanding stock options exercisable within 60 days of the Record Date.

                 ESTIMATED MANAGEMENT PURCHASES IN THE OFFERING

     The following table sets forth certain information as to the approximate intended purchases of Common Stock by directors and officers of the Bank and the New Bank, including their associates. None of the individuals has entered into a binding agreement with respect to his or her intended purchases. Accordingly, actual purchases could be more or less than indicated. Directors and officers will pay the same $18.00 per share Purchase Price for the Common Stock as all other subscribers.


                                                        As a Percentage of Offering Based On
                                                        ------------------------------------
                                       Aggregate        Minimum       Midpoint      Maximum
Name                         Shares  Purchase Price     Offering      Offering      Offering
----                         ------  --------------     --------      --------      --------

Colden R. Battey, Jr.         6,871     $123,678          3.94%          3.53%         3.20%
James A. Shuford, III         1,000       18,000          0.57           0.51          0.47
Russell L. Jeter              4,945       89,010          2.83           2.54          2.31
James D. Neighbors            2,200       39,600          1.26           1.13          1.03
Laurence H. Davis, Jr.          157        2,826          0.09           0.08          0.07
Richard L. Gray               8,347      150,246          4.78           4.29          3.89
Robert A. Kerr                2,410       43,380          1.38           1.24          1.12
Jerry H. Reeves, III            529        9,522          0.30           0.27          0.25
Carson R. Rentz               2,100       37,800          1.20           1.08          0.98
William C. Robinson           1,653       29,754          0.95           0.85          0.77
Thomas E. Suggs               1,700       30,600          0.97           0.87          0.79
F. Wayne Lovelace             2,000       36,000          1.15           1.03          0.93
Henry Vincent Ford              100        1,800          0.06           0.05          0.05
Robert R. Bowers              1,000       18,000          0.57           0.51          0.47
Karen S. Faber                1,500       27,000          0.86           0.77          0.70
Charles D. Beaman, Jr.        1,000       18,000          0.57           0.51          0.47

Other executive officers
 as a group                   1,000       18,000          0.57           0.51          0.47
                             ------     --------         -----          -----         -----

All officers and directors   38,512     $693,216         22.08%         19.81%        17.96%
 as a group (19 persons)     ======     ========         =====          =====         =====

                                  THE OFFERING

General

     The Company is offering for sale a minimum of 180,000 and a maximum of 220,000 shares of its Common Stock at a price of $18.00 per share to raise gross proceeds of between $3.2 million and $4.0 million for the Company. Rights Holder will have the non-transferrable right to subscribe for a maximum of one share of Common Stock for every seven shares held as of the close of business on the Record Date. If Rights Holders do not subscribe for all the shares being offered, the remaining shares will be offered for sale in the Community Offering to members of the general public with preference given to permanent residents of the Local Community. Persons other than Rights Holder may subscribe for up to $100,000 of Common Stock (5,555 shares), but no fewer than 50 shares of Common Stock. The Company has the absolute right to reject any subscription order in whole or in part at anytime before the completion of the Offering, and if it does so in part the subscriber does not have the right to cancel the remainder of his or her subscription.

     Subscriptions to purchase shares will be received until ____ p.m., _________, Eastern Time, on _______, 1998, unless all of the shares are earlier sold or the Offering is earlier terminated or extended by the Company. See "-- Conditions to the Offering and Release of Funds" below. The Company reserves the right to terminate the Offering at any time or to extend the expiration date for additional periods not to extend beyond_______, 1998. Written notice of an extension of the offering period shall be given prior to the commencement of each extended offering period to all persons who are already subscribers at the time of the extension but such notice will not alter the binding nature of subscriptions already accepted by the Company. Extension of the Offering may cause an increase in the Company's expenses.

     Following acceptance by the Company, subscriptions are binding on subscribers and may not be revoked by subscribers except with the consent of the Company. The Company may, in its sole discretion, allocate shares among subscribers in the event of an over-subscription for the shares of Common Stock. In determining which subscriptions to accept, in whole or in part, the Company may take into account the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, the Bank and/or the New Bank, and the Company's desire to have a broad distribution of stock ownership, and other considerations.

     In the event the Company rejects all, or accepts less than all, of any subscription, the Company will refund promptly without interest the amount remitted that corresponds to $18.00 multiplied by the number of shares as to which the subscription is not accepted. If the Company accepts a subscription but in its discretion subsequently elects to cancel all or part of such subscription, the Company will refund promptly without interest the amount remitted which corresponds to $18.00 multiplied by the number of shares as to which the subscription is canceled.

     Stock certificates representing shares duly subscribed and paid for will be issued by the Company promptly after the Offering conditions are satisfied, including the receipt of all applicable regulatory approvals.

Conditions to the Offering and Release of Funds

     Subscription proceeds accepted by the Company will be promptly deposited in a separately insured, non-interest bearing deposit account at the Bank until the completion or termination of the Offering. See "-- How to Subscribe." Consummation of the Offering is subject to the receipt of final regulatory approval for the New Bank to commence business. If the New Bank does not receive such final regulatory approval, the Offering will be terminated. If the Offering is terminated, accepted subscription agreements will be of no further force or effect and the full amount of subscription funds will be returned promptly to subscribers, together with interest earned thereon, without deduction of any fees, commissions, or expenses. In such event, organizational, offering, and pre-opening costs and expenses of the New Bank will be paid by the New Bank's organizers.

How to Subscribe

     The Offering will terminate at ___:____ __.m., Eastern time, on ______ ___, 1998, unless extended by the Company. All subscription forms, together with full payment for all shares subscribed for, must be physically received by the Bank by that time or else they will be null and void. Subscription forms may be hand delivered to the Bank or sent to the Bank by U.S. mail or by private delivery service. If sent by U.S. mail or private delivery service, the subscriber assumes the risk of untimely delivery. Subscriptions for Common Stock accepted by the Company may not be revoked under any circumstances. Payment for Common Stock may be made in cash (only if delivered in person to the Bank) or by check or money order made payable to "FirstBancorporation, Inc."
All funds received from subscribers will be held in a separately insured, non-interest bearing deposit account at the Bank until the completion or termination of the Offering.

Selling Arrangements

     The Company will sell the Common Stock directly without the assistance of a marketing firm or underwriter. Directors and executive officers of the Company may participate in the solicitation of offers to purchase Common Stock. The Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit directors and executive officers of the Company to participate in the sale of Common Stock. No director, officer, or employee of the Company will be compensated in connection with his/her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

                   RESTRICTIONS ON ACQUISITION OF THE COMPANY

General

     Certain provisions in the Company's Articles of Incorporation and Bylaws and in its management remuneration together with provisions of South Carolina corporate law, may have anti-takeover effects.

Restrictions in the Company's Articles of Incorporation and Bylaws

     A number of provisions of the Company's Articles of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of the provisions of the Articles of Incorporation and Bylaws which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt that is not approved by the Board of Directors, but which individual Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of certain of the provisions of the Articles of Incorporation and Bylaws of the Company is necessarily general and reference should be made in each case to such Articles of Incorporation and Bylaws, which are incorporated herein by reference. See "ADDITIONAL INFORMATION" as to how to obtain a copy of these documents.

     Board of Directors. The Board of Directors of the Company is divided into three classes, each of which shall contain approximately one-third of the whole number of members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The Articles of Incorporation and Bylaws provide that the size of the Board shall be determined by a two-thirds vote of directors then in office. The Articles of Incorporation and the Bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, may be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office whether or not a quorum. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. The Articles of Incorporation of the Company provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the vote of at least two-thirds of the outstanding shares of voting stock. In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice. The provisions can only be amended by the shareholders with the affirmative vote of holders of at least two-thirds of the shares of common stock entitled to vote.

     Cumulative Voting, Special Meetings and Action by Written Consent. The Articles of Incorporation do not provide for cumulative voting for any purpose. Moreover, special meetings of stockholders of the Company may be called only by the Board of Directors of the Company, the chairman of the Board of Directors, the President, or as otherwise required by law. The Articles of Incorporation also provide that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

     Authorized Shares. The Articles of Incorporation authorizes the issuance of 2,000,000 shares of Common Stock and 1,000,000 shares of serial preferred stock. The shares of Common Stock and preferred stock were authorized in an amount greater than that to be issued in the Offering to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board of Directors currently has no plans for the issuance of additional shares.

     Certain Bylaw Provisions. The Articles of Incorporation and Bylaws of the Company also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting to give not less than 30 nor more than 90 days notice to the Secretary of the Company. The notice provision requires a stockholder who desires to raise new business to provide certain information to the Company concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing stockholder.

Anti-takeover Effects of the Company's Articles of Incorporation and Bylaws and Management Remuneration

     The provisions described above are intended to reduce the Company's vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by members of its Board of Directors. The provisions of the employment and severance agreements with senior officers of the Company and the Bank may also discourage takeover attempts by increasing the costs to be incurred by the Bank and the Company in the event of a takeover. See "MANAGEMENT OF THE COMPANY AND THE BANK -- Executive Compensation -- Employment Agreement."

     The Company's Board of Directors believes that the provisions of the Articles of Incorporation, Bylaws and the employment and severance agreement are in the best interest of the Company and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of the Company and that otherwise is in the best interest of all stockholders.

South Carolina Anti-takeover Statutes

     South Carolina has enacted two statutes which provide the Company with protection against takeover attempts. The "Business Combination Act" provides that an "interested shareholder" (generally defined as a person owning more than 10% of a South Carolina corporation's outstanding voting stock) may not engage in a business combination with such corporation for a period of two years following the date he became an interested shareholder unless the transaction is approved in advance by the corporation's board of directors or certain exemptions apply. Following the expiration of this two-year period, any business combination with an interested shareholder must be approved by a majority vote of the disinterested stockholders or meet certain fair price and other procedural requirements.

     The "Control Share Acquisition Act" generally precludes a person who acquires voting shares of a South Carolina corporation in excess of specified thresholds of the voting power in the corporation from voting the shares held in excess of the applicable threshold unless voting rights for such shares are approved by a majority vote of the corporation's disinterested stockholders. These thresholds are (i) one-fifth or more but less than one-third of all voting power, (ii) one-third or more but less than a majority of all voting power, and
(iii) a majority or more of all voting power. The protection of the Control Share Acquisition Act apply to a corporation unless the corporation's articles of incorporation or bylaws provide that the provisions of the "Control Share Acquisition Act" do not apply. Neither the Company's Articles of Incorporation nor Bylaws contain such a provision.

                          DESCRIPTION OF COMMON STOCK

Common Stock

     The Company is authorized to issue 3,000,000 shares of stock, of which 2,000,000 shares are designated Common Stock and 1,000,000 shares are designated serial preferred stock. As of the close of business on the Record Date there were 692,748 shares of Common Stock issued and outstanding, and no shares of serial preferred stock are issued or outstanding. The Company expects to issue a minimum of 180,000 and a maximum of 220,000 shares of Common Stock and no shares of serial preferred stock in connection with the Offering.

     Voting Rights. The holders of Company Common Stock possess exclusive voting rights in the Company, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if any. Each holder of Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of the Common Stock.

     Dividends. Subject to such preferences as may be applicable to any shares of preferred stock which may be issued in the future, the holders of Common Stock are entitled to such dividends as the Board of Directors may declare from time to time out of funds legally available therefore and are entitled to share pro rata in liquidating and other distributions to shareholders. South Carolina generally prohibits the Company from paying dividends if, after giving effect to a proposed dividend, (i) the Company would be unable to pay its debts as they become due in the normal course of business or (ii) the Company's total assets would be less than its total liabilities, plus the sum that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend. The ability of the Company to pay dividends depends primarily on the ability of the Bank to pay dividends to the Company. See "REGULATION -- Regulation of the Bank -- Dividends" for a discussion of the ability of the Bank to pay dividends. As a newly formed bank, the New Bank will be restricted from paying any dividends for its initial three years of operation.

     Other Characteristics. Holders of the Common Stock will not have preemptive rights with respect to any additional shares of Common Stock which may be issued. Therefore, the Board of Directors may sell shares of capital stock of the Company without first offering it to existing stockholders. The Common Stock is not subject to call for redemption and the outstanding shares of Common Stock when issued and upon receipt by the Company of the offering price will be fully paid and non-assessable.

Serial Preferred Stock

    None of the 1,000,000 authorized shares of serial preferred stock of the Company will be issued in the Offering. The Board of Directors of the Company is authorized, without stockholder approval, to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. If and when issued, the serial preferred stock is likely to rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights which could adversely affect the voting power of holders of Common Stock. The Board of Directors has no present intention to issue any of the serial preferred stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The Company's Articles of Incorporation authorizes the issuance of 2,000,000 shares of Common Stock. Upon completion of the Offering, there will be outstanding a minimum of 872,748 and a maximum of 912,748 shares of Common Stock.

     All shares of Common Stock issued in the Offering will be available for resale in the public market without restriction or further registration under the Securities Act of 1933, as amended ("Securities Act"), except for shares purchased by affiliates of the Company (in general, any person who has a control relationship with the Company) or shares exchanged by affiliates in the Reorganization, which shares will be subject to the resale limitations of Rule 144.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, is entitled to sell, within any three-month period, a number of restricted shares as to which at least two years have elapsed from the later of the acquisition of such shares from the Company or an affiliate of the Company in an amount that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (8,727 and 9,127 shares based upon 872,748 and 912,748 shares to be outstanding at the minimum and the maximum immediately after the Offering), or
(ii) if the Common Stock is quoted on the National Market System of the Nasdaq Stock Market or a stock exchange, the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice, and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate of the Company during the 90 days preceding a sale by such person and who has beneficially owned shares as to which at least three years has elapsed from the later of the acquisition of such shares from the Company or an affiliate of the Company is entitled to sell them without regard to the volume, manner of sale, or notice requirements of Rule 144.

                          TRANSFER AGENT AND REGISTRAR

     Registrar and Transfer Company, Cranford, New Jersey acts as the transfer agent and registrar for the Common Stock.

                                 LEGAL OPINIONS

     The legality of the Common Stock will be passed upon for the Company by Breyer & Aguggia, Washington, D.C. Breyer & Aguggia has consented to the references herein to its opinion, which is filed as exhibit to the Registration Statement. See "ADDITIONAL INFORMATION."

                                    EXPERTS

     The Consolidated Financial Statements of the Company as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996 included herein in reliance on the report of J.W. Hunt and Company, LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     The Company is subject to the periodic reporting requirements of the Exchange Act. Accordingly, the Company files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"), which are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of these documents may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or may be obtained through the Commission's Internet address at http://www.sec.gov.

     The Company will furnish to its shareholders annual reports containing audited financial statements and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited interim consolidated financial information.

                                 ADDITIONAL INFORMATION

     The Company has filed with the Commission, under the Securities Act, a Registration Statement on Form SB-2 (No. 333-_____) (including all amendments and exhibits thereto, the "Registration Statement") with respect to the securities offered hereby. This Prospectus does not contain all of the information in the Registration Statement, certain parts of which are omitted according to the rules and regulations of the Commission. The Registration Statement, including exhibits and any amendments, is available for inspection and copying as set forth above. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                    FIRSTBANCORPORATION, INC. AND SUBSIDIARY


                   Index To Consolidated Financial Statements


                                                                            Pages

     Independent Auditor's Report..........................................  F-1

     Consolidated Balance Sheets at December 31, 1997 and 1996.............  F-2

     Consolidated Statements of Income for the Years Ended December 31,
      1997 and 1996........................................................    9

     Consolidated Statements of Changes in Stockholders' Equity for the
     Years Ended December 31, 1997 and 1996................................  F-3

     Consolidated Statements of Cash Flows for the Years Ended December
      31, 1997 and 1996....................................................  F-4

     Notes to Consolidated Financial Statements............................  F-6

     All schedules are omitted because the required information is either not applicable or is included in the consolidated financial statements or related notes.

            [LETTERHEAD OF J.W. HUNT AND COMPANY, LLP APPEARS HERE]



                         INDEPENDENT AUDITORS' REPORT
                         ============================

To the Stockholders and the Board of Directors
FirstBancorporation, Inc.
Beaufort, South Carolina


We have audited the accompanying consolidated balance sheets of FirstBancorporation, Inc., and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FirstBancorporation, Inc. and Subsidiary at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ J.W. Hunt and Company, LLP


Columbia, South Carolina
January 30, 1998

                    FIRSTBANCORPORATION, INC. AND SUBSIDIARY
                    ----------------------------------------

             CONSOLIDATED BALANCE SHEETS, DECEMBER 31, 1997 AND 1996
----------------------------------------------------------------------------------------------------------------------------

                                                                                              1997               1996
                                                                                              ----               ----
                                                              ASSETS
                                                              ------
Cash and amounts due from banks                                                          $       4,126,603  $     4,721,174
Interest-bearing deposits with banks                                                             1,968,995        3,149,854
                                                                                       -------------------------------------
            Total cash and cash equivalents                                                      6,095,598        7,871,028
Interest-bearing time deposits with banks                                                           99,000          199,177
Securities available-for-sale                                                                    2,182,412        2,485,075
Real estate loans held-for-sale                                                                    676,279          663,316
Loans receivable - net of loans in process                                                      80,792,015       78,780,166
   Less, allowance for loan losses                                                                (728,043)        (630,557)
                                                                                       -------------------------------------
                                                                                                80,063,972       78,149,609
                                                                                       -------------------------------------
Accrued interest receivable                                                                        555,537          502,412
Premises and equipment, net                                                                      1,288,233        1,147,127
Foreclosed real estate                                                                             126,500          227,510
Deferred organization costs                                                                        123,233          135,547
Deferred tax asset                                                                                 263,987          185,172
Prepaid expenses and other assets                                                                  224,064          167,176
                                                                                       -------------------------------------

            Total assets                                                                 $      91,698,815  $    91,733,149
                                                                                       =====================================
                                               LIABILITIES AND STOCKHOLDERS' EQUITY
                                               ------------------------------------
LIABILITIES:
   Demand deposits                                                                       $      34,608,201  $    33,041,216
   Savings deposits                                                                              5,176,093        5,969,522
   Time deposits                                                                                37,677,994       39,289,281
                                                                                       -------------------------------------
            Total deposits                                                                      77,462,288       78,300,019
   Federal Home Loan Bank advances                                                               5,050,000        5,600,000
   Amounts due to depository institutions (non-interest bearing)                                   305,315          200,117
   Advance payments by borrowers for taxes and insurance                                            54,630           76,473
   Accrued liabilities:
      Interest payable                                                                             208,410          119,059
      Expenses payable                                                                             173,025          213,569
      Other                                                                                        464,146          179,233
                                                                                       -------------------------------------
            Total liabilities                                                                   83,717,814       84,688,470
                                                                                       -------------------------------------

STOCKHOLDERS' EQUITY:
   Preferred stock - $0.01par value, shares authorized - 1,000,000, issued and outstanding - none
   Common stock - $0.01 par value, shares authorized - 2,000,000, issued
      and outstanding - 690,323 - 1997; issued and outstanding - 627,587 - 1996                      6,903            6,276
   Additional paid-in capital                                                                    6,248,777        5,441,306
   Unrealized loss on securities available-for-sale, net of applicable
      deferred income taxes                                                                        (14,497)         (10,931)
   Retained earnings                                                                             1,739,818        1,608,028
                                                                                       -------------------------------------
            Total stockholders' equity                                                           7,981,001        7,044,679
                                                                                       -------------------------------------

            Total liabilities and stockholders' equity                                   $      91,698,815  $    91,733,149
                                                                                       =====================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL
-------------------------------------------------------------------------
STATEMENTS
----------

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARY
                   ----------------------------------------

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY,
                    YEARS ENDED DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------

                                                                                   UNREALIZED
                                                                                    LOSS ON
                                                                                   SECURITIES
                                                                               AVAILABLE-FOR-SALE,
                                                                                     NET OF
                                  COMMON STOCK         ADDITIONAL                  APPLICABLE        TOTAL
                              NUMBER                     PAID-IN      RETAINED      DEFERRED     STOCKHOLDERS'
                             OF SHARES      AMOUNT       CAPITAL      EARNINGS    INCOME TAXES      EQUITY
                             ---------      ------       -------      --------    ------------      ------
   Balance,
      January 1, 1996            595,848       $ 5,958  $ 5,037,021  $ 1,493,810    $ (19,325)      $ 6,517,464

   Issuance of 29,738
      shares of stock for
      5% stock dividend           29,738           298      386,295     (386,593)           -                 -

   Stock options exercised         2,001            20       17,990            -            -            18,010

   Net income                          -             -            -      500,811            -           500,811

   Change in unrealized
      loss on securities
      available-for-sale, net
      of applicable deferred
      income taxes of
      $5,144                           -             -            -            -        8,394             8,394
                           -------------------------------------------------------------------------------------
Balance,
   December 31, 1996             627,587         6,276    5,441,306    1,608,028      (10,931)        7,044,679

    Issuance of 62,736 shares
      of stock for 10% stock
      dividend                    62,736           627      814,941     (815,568)           -                 -

    Net income                         -             -            -      947,358            -           947,358

    Stock issuance cost                -             -       (7,470)           -            -            (7,470)

   Change in unrealized
      loss on securities
      available-for-sale, net
      of applicable deferred
      income taxes of
      $2,185                           -             -            -            -       (3,566)           (3,566)
                           -------------------------------------------------------------------------------------

   Balance,
      December 31, 1997          690,323       $ 6,903  $ 6,248,777  $ 1,739,818    $ (14,497)      $ 7,981,001
                           =====================================================================================





THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL
-------------------------------------------------------------------------
STATEMENTS
----------

                    FIRSTBANCORPORATION, INC. AND SUBSIDIARY
                    ----------------------------------------
 CONSOLIDATED STATEMENTS OF CASH FLOWS, YEARS ENDED DECEMBER 31, 1997 AND 1996
------------------------------------------------------------------------------

                                                                                            1997             1996
                                                                                            ----             ----
Cash flows from operating activities:
   Net income                                                                            $ 947,358         $ 500,811
   Adjustments to reconcile net income to net cash
      provided by operating activities:
   Amortization of deferred loan fees and discounts                                        (27,018)           (3,654)
   Provision for loan losses                                                               165,000           162,000
   Depreciation and amortization                                                           266,762           202,949
   Deferred income taxes                                                                   (78,815)          (43,992)
   Gain on sale of foreclosed real estate                                                   (4,573)          (50,393)
   Increase in interest receivable                                                         (53,125)           (5,967)
   Increase in prepaid expenses and other  assets                                          (56,888)          (65,965)
   Originations of loans sold to investors                                             (14,164,921)       (7,521,386)
   Proceeds from sales of loans to investors                                            14,164,921         7,521,386
   Disbursements on loans serviced for others                                           (1,611,484)       (1,227,215)
   Receipts on loans serviced for others                                                 1,710,947         1,226,719
   Increase  in real estate loans held for sale                                            (12,963)         (411,966)
   Increase in accrued interest payable                                                     89,351            14,398
   Increase (decrease) in accrued expenses                                                 (40,543)          162,695
   Increase in other liabilities                                                           284,913            56,585
                                                                                  -----------------------------------
             Net cash provided by operating activities                                   1,578,922           517,005
                                                                                  -----------------------------------

Cash flows from investing activities:
   Purchase of securities available-for-sale                                               (98,602)          (97,315)
   Maturities of interest-bearing time deposits with banks                                 100,177                 -
   Principal repayments of securities available-for-sale                                   387,060           350,613
   Purchase of Federal Home Loan Bank stock and
      dividends received                                                                         -          (103,800)
   Loans originated, net                                                                (2,193,574)       (6,546,392)
   Proceeds from sales of foreclosed real estate                                           149,534           530,500
   Capital expenditures                                                                   (387,101)         (293,894)
                                                                                  -----------------------------------
             Net cash used by investing activities                                      (2,042,506)       (6,160,288)
                                                                                   -----------------------------------

Cash flows from financing activities:
   Net increase in demand deposit accounts                                               1,566,985         3,631,534
   Net decrease in savings deposit accounts                                               (793,429)       (1,329,939)
   Net increase (decrease) in time deposits                                             (1,611,287)        1,093,499
   Proceeds from Federal Home Loan Bank advances                                        16,450,000        15,150,000
   Repayment of Federal Home Loan Bank advances                                        (17,000,000)      (10,550,000)
   Increase (decrease) in amounts due to depository
      institutions                                                                         105,198           (37,973)
   Decrease in advance payments by borrowers
      for taxes and insurance                                                              (21,843)           (7,188)
   Stock issuance costs                                                                     (7,470)                -
   Proceeds from stock options exercised                                                         -            18,010
                                                                                  -----------------------------------
             Net cash provided (used) by financing activities                           (1,311,846)        7,967,943
                                                                                  -----------------------------------

                                                                (Continued) - 1.

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS,
YEARS ENDED DECEMBER 31, 1997 AND 1996
------------------------------------------------------------------------------

                                                                                           1997             1996
                                                                                           ----             ----
Net increase (decrease) in cash and cash equivalents                                  $ (1,775,430)      $ 2,324,660

Cash and cash equivalents at beginning of year                                           7,871,028         5,546,368
                                                                                  -----------------------------------

Cash and cash equivalents at end of year                                              $  6,095,598       $ 7,871,028
                                                                                  ===================================

Supplemental disclosure of cash flow information:

Cash paid for:
   Interest on deposits and borrowings                                                $  3,333,334       $ 3,110,789
                                                                                  ===================================

   Income taxes                                                                       $    637,505       $   400,160
                                                                                  ===================================
Supplemental disclosures of noncash investing activities:

Non-cash transfers during the year for transfer
   of loans receivable to foreclosed real estate                                      $     43,951       $   264,752
                                                                                  ===================================
Change in unrealized loss on securities
   available-for-sale, net of applicable deferred
   income taxes                                                                       $     (3,566)      $     8,394
                                                                                  ===================================

                                                                (Concluded) - 2.


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL
-------------------------------------------------------------------------
STATEMENTS
----------

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARY
                   ========================================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 1 - ORGANIZATION:

FirstBancorporation, Inc. (the Company) was organized under the laws of the State of South Carolina on February 28, 1995, for the purpose of becoming a bank holding company for FirstBank, N.A. (formerly known as The Savings Bank of Beaufort County, F.S.B.). Pursuant to the provisions of the Bank Holding Company Act, application was filed during April 1995, with the Board of Governors of the Federal Reserve System for the Company to become a bank holding company by acquiring the Bank and approval was granted on June 15, 1995.

In accordance with the terms of the Plan of Reorganization, FirstBank, N.A. (FirstBank) became a wholly-owned subsidiary of FirstBancorporation, Inc. on November 1, 1995. The Company issued 595,848 shares of common stock in exchange for the outstanding common stock of FirstBank on a one-for-one basis. Acquisition of FirstBank was recorded at historical cost in a manner similar to the pooling of interest method and the issuance of $5,042,979 of common stock was recorded by the Company.

On June 5, 1995, a plan of conversion was completed whereby The Savings Bank of Beaufort County, F.S.B., a federal stock savings bank chartered on March 18, 1986 by the Federal Home Loan Bank Board, predecessor of the Office of Thrift Supervision (OTS), became a national bank and changed its name to "FirstBank, N.A." Upon completion of the conversion, FirstBank became subject to the provisions of the National Bank Act, as amended, and the regulations and rules issued thereunder by the Office of the Comptroller of the Currency (OCC). FirstBank is no longer subject to the regulatory jurisdiction of the OTS.

The aggregate number of shares of all classes of capital stock which the Company has authority to issue is three million (3,000,000), of which two million (2,000,000) shall be common stock, par value $.01 per share, amounting in the aggregate to $20,000, and of which one million (1,000,000) shall be serial preferred stock, par value $.01 per share, amounting in the aggregate to $10,000.

In 1996, First Securities Corporation (FSC) was incorporated in South Carolina. FSC was organized to provide alternative investment services in FirstBank's service area. At December 31, 1996, FSC was inactive and none of its authorized common stock had been issued. FSC began operations in the second quarter of 1997 and is a wholly-owned subsidiary of FirstBank.

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 1  ORGANIZATION (CONTINUED):

The Company has filed an application for a new bank charter with the OCC and the Federal Deposit Insurance Corporation (FDIC) for approval of its acquisition of all of the stock of FirstBank of the Midlands (in organization). FirstBank of the Midlands (FBM) in organization is being sponsored by the Company.
Management anticipates preliminary approval for issuance of the Bank's charter and Federal Deposit Insurance will be granted to FBM's organizers by the OCC and the FDIC. This newly formed bank will be a wholly-owned subsidiary of the Company and is expected to begin operations in the latter half of 1998.

FirstBank's primary source of revenue is providing loans to customers, who are predominately small and middle-market businesses and individuals in the area encompassing the northern two-thirds of Beaufort County, South Carolina.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The accounting and reporting policies of the Company, FirstBank and FSC conform with generally accepted accounting principles and with the prevailing practices within the banking industry.

     PRINCIPLES OF CONSOLIDATION:

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, FirstBank. All significant intercompany balances and transactions have been eliminated in consolidation.

     USE OF ESTIMATES:

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS:

For purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as amounts included in the balance sheets under the captions "Cash and amounts due from banks" and "Interest-bearing deposits with banks".

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     SECURITIES AVAILABLE-FOR-SALE:

Securities that may be sold prior to maturity for asset/liability management purposes, or that may be sold in response to changes in interest rates, changes in prepayment risk, to increase regulatory capital or other similar factors, are classified as available-for-sale and are carried at fair value. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases, net of deferred income taxes, in stockholders' equity until realized. Gains and losses on the sale of securities available-for-sale are recognized using the specific identification method. Federal Home Loan Bank
(FHLB) and Federal Reserve Bank (FRB) stock are carried at cost.

Premiums and discounts are recognized in interest income using methods approximating the interest method over the period to maturity.

     LOANS HELD FOR SALE:

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

FirstBank originates loans for sale in the secondary market generally without recourse under commitments or other arrangements in place prior to loan origination. Sales are completed at or near the loan origination date. All fees and other income from these activities are recognized in income when loan sales are completed.

     LOANS RECEIVABLE:

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal payments due.

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     LOANS RECEIVABLE (CONTINUED):

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on FirstBank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

     FORECLOSED REAL ESTATE:

Real estate properties acquired through foreclosure or in full or partial satisfaction of the related loan are to be sold and are initially recorded at fair value, less estimated disposal costs, at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less estimated cost to sell. Revenue and expenses from operations are included in other expenses.

     PREMISES AND EQUIPMENT:

Land is stated at cost. Office equipment, furnishings, and buildings are stated at cost less accumulated depreciation and amortization computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives are 31-1/2 years for buildings and three to five years for furniture and equipment.

     MARKETING EXPENSES:

The costs of marketing is expensed as incurred.

     DEFERRED ORGANIZATION COSTS, PREOPENING COSTS AND STOCK
     OFFERING COSTS:

Organization costs are amortized using the straight-line method over a period of five years from the commencement of operations.

Costs associated with the conversion to a national bank are amortized using the straight-line method over a period of twenty-five years.

Preopening costs associated with the organization of FBM have been expensed as incurred. Stock issuance costs, incurred to date, have been charged to additional paid-in capital.

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     AMOUNTS DUE TO DEPOSITORY INSTITUTIONS:

FirstBank invests excess funds on deposit at other depository institutions (including amounts intended for payment of issued and outstanding checks) on a daily basis in overnight interest-bearing accounts. Accordingly, issued and outstanding checks are recorded as a liability.

     INCOME TAXES:

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The provision for income taxes of each entity is recorded as if the entity filed a separate return.

     RETIREMENT PLAN:

FirstBank has a contributory 401(k) plan covering substantially all employees. Contributions to the plan are made on a matching basis of 75% up to a maximum of 6% of employees' plan contributions. Total contributions to the plan were $31,441 and $17,992 for 1997 and 1996, respectively.

     LEASE COMMITMENTS:

FirstBank has entered into operating lease agreements for land, buildings, and equipment used in operations. The agreements expire over various terms with the longest such term extending to the year 2013. Certain of the leases are subject to rent escalation provisions. In addition, FirstBank pays maintenance, property taxes and insurance on the leased properties.

     EARNINGS PER SHARE:

Basic earnings per common share are calculated on the basis of the weighted average number of shares outstanding during the year. Diluted earnings per common share includes stock options which have been granted but not exercised. All common share and per share amounts have been restated to reflect the 1997 stock dividend.

     OFF-BALANCE-SHEET INSTRUMENTS:

In the ordinary course of business, FirstBank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and stand-by letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     LOAN SERVICING:

The cost of mortgage servicing rights is amortized in proportion to, and over, the period of estimated net servicing revenues. Impairment of mortgage servicing rights is assessed at each reporting date based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. Mortgage servicing rights were not impaired at December 31, 1997 and 1996.

     FAIR VALUES OF FINANCIAL INSTRUMENTS:

The following methods and assumptions were used in estimating fair values of financial instruments as disclosed herein:

     Cash and short-term instruments. The carrying amounts of cash and short-term instruments approximate their fair value.

     Securities available-for-sale. Fair values for securities are based on quoted market prices.

     Loans receivable. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

     Deposit liabilities. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

     Federal Home Loan Bank advances. Fair value of the advances are estimated using discounted cash flow analyses based on FirstBank's current incremental borrowing rate for similar types of borrowing arrangements.

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED):

     Accrued interest and amounts due to depository institutions. The carrying amounts approximate their fair values.

     Off-balance-sheet instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings.

     OTHER:

Certain amounts previously reported have been restated in order to conform with current year presentation. Such reclassifications had no effect on net income.

NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANKS:

As a member of the Federal Reserve System, FirstBank is required by regulation to maintain an average cash reserve balance with the FRB or in vault cash. The average daily reserve balance requirement for December 31, 1997 and 1996, was met by vault cash held by FirstBank.

At December 31, 1997, FirstBank had due from bank balances in excess of federally insured limits of approximately $375,000. Management believes the risk associated with exceeding these limits is balanced by the stability of the depository institutions involved.

NOTE 4 - SECURITIES AVAILABLE-FOR-SALE:

Securities available-for-sale consist of the following:



                                            ............................... 1997 ..............................

                                                                     GROSS               GROSS
                                               AMORTIZED           UNREALIZED          UNREALIZED          FAIR
                                                 COST                GAINS               LOSSES            VALUE
                                                 ----                -----               ------            -----
Mortgage-backed securities                   $ 1,428,793   $              -            $ (23,383)       $ 1,405,410
U.S. Government securities                        98,602                  -                    -             98,602
Federal Home Loan Bank
   stock                                         548,100                  -                    -            548,100
Federal Reserve Bank stock                       130,300                  -                    -            130,300
                                            -----------------------------------------------------------------------
          Total                              $ 2,205,795   $              -            $ (23,383)       $ 2,182,412
                                            =======================================================================

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 4 - SECURITIES AVAILABLE-FOR-SALE (CONTINUED):

                                            ............................... 1996 ..............................
                                                                 GROSS               GROSS
                                            AMORTIZED          UNREALIZED          UNREALIZED            FAIR
                                              COST               GAINS               LOSSES              VALUE
                                              ----               -----               ------              -----
Mortgage-backed securities                    $1,725,460   $              -             $(17,631)        $1,707,829
U.S. Government securities                        98,846                  -                    -             98,846
Federal Home Loan Bank
   stock                                         548,100                  -                    -            548,100
Federal Reserve Bank stock                       130,300                  -                    -            130,300
                                            -----------------------------------------------------------------------
          Total                               $2,502,706   $              -             $(17,631)        $2,485,075
                                            =======================================================================

The mortgage-backed securities held at December 31, 1997 and 1996, consist solely of GNMA Adjustable Rate Mortgage Securities and mature generally between 24 and 29 years. The actual lives of these securities may be shorter as a result of prepayments. The U.S. Government securities mature in 1998. Other securities consist of the required capital stock of the FHLB and the FRB and have no contractual maturity.

There were no realized gains or losses on sales of investment securities during the two-year period ending December 31, 1997.

At December 31, 1997 and 1996, the FHLB stock was pledged as collateral on the FHLB advances and securities with carrying values of approximately $1,154,000 and $1,807,000, respectively, were pledged to secure public deposits and for other purposes as required and permitted by law.

NOTE 5 - LOANS RECEIVABLE:

Loans receivable at December 31, 1997 and 1996, consisted of the following:

                                                1997                  1996
                                                ----                  ----
Mortgage loans:
   Permanent                                 $60,522,713           $60,891,924
   Construction                                5,949,087             6,182,712
                                       -----------------------------------------
               Total mortgage loans           66,471,800            67,074,636
                                       -----------------------------------------
Other loans:
   Consumer loans                              9,527,554             8,717,516
   Commercial loans                            4,792,661             2,988,014
                                       -----------------------------------------
               Total other loans              14,320,215            11,705,530
                                       -----------------------------------------

               Loans receivable              $80,792,015           $78,780,166
                                       =========================================

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 5 - LOANS RECEIVABLE (CONTINUED):

FirstBank's loan portfolio consists principally of adjustable rate residential first mortgage loans to individuals for single family homes in the northern two-thirds of Beaufort County. At December 31, 1997, FirstBank's total loan portfolio included adjustable rate loans totaling approximately $18.1 million, having interest rate adjustments indexed to prime, and approximately $34.8 million of adjustable rate loans, having interest rate adjustments indexed to the one or three year U.S. Treasury bill adjusted to a constant maturity. Future market factors may, in certain instances, affect the correlation of the interest rate adjustment with the rates FirstBank pays on the short-term deposits and FHLB advances that have been primarily utilized to fund these loans.

Transactions in the allowance for loan losses are summarized as follows:

                                                 1997                1996
                                                 ----                ----

Beginning balance                             $ 630,557           $ 470,198
Provision (charged to income)                   165,000             162,000
Recoveries of charge-offs                         5,000              26,993
Charge-offs                                     (72,514)            (28,634)
                                      ---------------------------------------

Ending balance                                $ 728,043           $ 630,557
                                      =======================================

Real estate mortgage loans include investments of $663,232 and $1,709,611 in participating interests on loans originated and serviced by other financial institutions as of December 31, 1997 and 1996, respectively.

Real estate mortgage loans exclude loans serviced for others of $9,871,666 and $4,392,204 as of December 31, 1997 and 1996, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts and disbursing payments to investors. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

Impairment of loans having recorded investments of $286,743 and $389,663 at December 31, 1997 and 1996, have been recognized in conformity with Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, as amended by Statement of Financial Accounting Standards No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure. The average recorded investment in impaired loans during 1997 and 1996, was $392,316 and $261,613. The total allowance for loan losses related to these loans was $55,970 and $48,340 at December 31, 1997 and 1996, respectively. Interest income on impaired loans of $32,359 and $26,263 was recognized for cash payments received in 1997 and 1996, respectively.

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 6 - PREMISES AND EQUIPMENT:

Premises and equipment at December 31, 1997 and 1996, consists of the following:

                                                          1997           1996
                                                          ----           ----
Cost:
   Land                                               $  251,000    $   251,000
   Buildings and leasehold improvements                  461,576        457,405
   Equipment and furnishings                           1,820,046      1,446,655
                                                    ---------------------------
               Total cost                              2,532,622      2,155,060
   Less, accumulated depreciation and amortization    (1,244,389)    (1,007,933)
                                                    ---------------------------

               Premises and equipment - net           $1,288,233    $ 1,147,127
                                                    ===========================

Depreciation expense charged to operations was $245,995 and $182,662 in 1997 and 1996, respectively.

NOTE 7 - LEASES:

FirstBank has entered into noncancelable operating leases for a main office facility and for additional office space and parking with a partnership in which certain of FirstBank's directors are partners. FirstBank has also entered into a lease with a director of FirstBank for a branch facility on Lady's Island, South Carolina. The leases require FirstBank to pay for all utilities, property taxes and hazard insurance related to the leased properties.

The main office facility lease provides for a lease term of 20 years, expiring in 2013. The lease is subject to rent escalation provisions which are computed every five years during the life of the lease.

The Lady's Island branch facility lease provides for a five-year lease expiring in 1998. FirstBank has two remaining five year options to renew this lease. The renewal options include certain rent escalations.

Aggregate future minimum lease payments (exclusive of approximately $46,000 per year for the five years beginning 1999, representing estimated lease payments on the Lady's Island branch facility under the renewal option) under all operating leases are as follows:

       Year ending December 31:
              1998                                     $   156,803
              1999                                         125,223
              2000                                         125,223
              2001                                         125,223
              2002                                         125,223
              Thereafter                                 1,262,765
                                                   -------------------

                        Total minimum payments         $ 1,920,460
                                                   ===================

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 7 - LEASES (CONTINUED):

Total rental expense for the years ended December 31, 1997 and 1996, was approximately $161,000 for each of the two years.

NOTE 8 - DEPOSITS:

Certificates of deposits, each with a minimum denomination of $100,000, were approximately $8.8 million and $10.5 million at December 31, 1997 and 1996, respectively.

At December 31, 1997, the scheduled maturities of certificates of deposit are as follows (in thousands of dollars):

                1998                                $30,380
                1999                                  6,129
                2000                                    963
                2001                                    149
                2002                                     57
                                         -------------------

                          Total                     $37,678
                                         ===================

As a former federal savings bank, FirstBank's deposits are insured by the Savings Association Insurance Fund (SAIF) of the FDIC. To recapitalize the reserves of SAIF, a special assessment on institutions with SAIF-insured deposits was approved by the U.S. Congress. FirstBank expensed approximately $445,000 for the special assessment during 1996.

NOTE 9 - FEDERAL HOME LOAN BANK ADVANCES:

FirstBank has an $11 million line-of-credit with the FHLB of Atlanta. At December 31, 1997 and 1996, advances from the FHLB of Atlanta were $5.05 million and $5.6 million, respectively. At December 31, 1997, the maturity dates and interest rates on the advances were as follows (in thousands of dollars):

                                                                    ADVANCE
        MATURITY DATE           INTEREST RATE AND TYPE              AMOUNT
        -------------           ----------------------              ------

    Repayment at any time             6.50% variable                $4,200
          June 1998                   6.65% fixed                      500
          June 2001                   6.92% fixed                      350
                                                               -----------------

                                                                    $5,050
                                                               =================

As security for advances, FirstBank, under a blanket floating lien, is required to maintain qualifying mortgages with unpaid principal balances, when discounted at 75% of the unpaid principal balances, at least equal to 100% of its outstanding advances. All stock in the FHLB is also pledged to secure these advances. Advance agreements contain penalty provisions for early repayment if current advance rates are lower than the interest rates on the advances being repaid.

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 9 - FEDERAL HOME LOAN BANK ADVANCES (CONTINUED):

Such advances during 1997 and 1996 are summarized as follows:

                                                         1997           1996
                                                         ----           ----

Maximum amount of advances at any month end           $6,300,000     $5,600,000
                                                ================================
Average borrowings during the year                    $3,428,355     $2,649,727
                                                ================================
Weighted average interest rate during the year             6.03%          5.85%
                                                ================================

NOTE 10 - INCOME TAXES:

The Company files consolidated federal income tax returns on a calendar-year basis.

The provision for income taxes for the two years ended December 31, 1997 consists of the following:

                                              1997             1996
                                              ----             ----
   Currently payable:
      Federal                               $589,579         $336,524
      State                                   67,690           29,967
                                  --------------------------------------
             Total                           657,269          366,491
                                  --------------------------------------
   Deferred tax benefit:
      Federal                                (70,061)         (40,046)
      State                                   (6,569)          (3,947)
                                  --------------------------------------
             Total                           (76,630)         (43,993)
                                  --------------------------------------

             Total income taxes             $580,639         $322,498
                                  =======================================

             Effective tax rate                38.0%            39.2%
                                  ======================================

The provision for income taxes for 1997 and 1996 differed from amounts computed by applying the statutory federal rate to income before income taxes as follows:


                                                       1997            1996
                                                       ----            ----
Income taxes at statutory rate on
   pre-tax income                                    $519,519        $279,925
   State income taxes, net of federal
      tax benefit                                      40,339          17,173
   Other, net                                          20,781          25,400
                                           -------------------------------------

          Total  provision                           $580,639        $322,498
                                           =====================================

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 10 - INCOME TAXES (CONTINUED):

The sources of deferred tax assets and liabilities at December 31, 1997 and 1996 are as follows:

                                                               1997     1996
                                                               ----     ----

Gross deferred assets:
   Allowance for loan losses                                $254,739   $222,233
   Deferred loan fees                                         34,896          -
   Unrealized losses on securities available-for-sale          8,885      6,700
   Other                                                       9,018          -
                                                         -----------------------

          Total                                              307,538    228,933
                                                         -----------------------

Gross deferred liabilities:
   Federal Home Loan Bank stock dividends                    (43,551)   (43,551)
   Other                                                           -       (210)
                                                         -----------------------

          Total                                              (43,551)   (43,761)
                                                         -----------------------

          Net deferred tax asset                            $263,987   $185,172
                                                         =======================

NOTE 11 - STOCK OPTIONS:

Options to purchase shares of the Company's common stock have been granted to its directors and officers. Under the 1996 Stock Option Plan up to 17,325 shares of common stock were authorized to be granted to selected key employees and nonemployee directors in the form of incentive and nonqualified stock options. A committee of the Board of Directors determines the dates options shall be granted and exercised, the period of vesting schedule and the term of the exercise period (not to exceed 10 years). Under the 1987 Non-Qualified Stock Option Plan, 112,386 shares of common stock were authorized and granted to outside directors of the Bank. These options expire in 2006. Upon the acquisition of FirstBank by the Company, all options granted under this stock option plan of FirstBank remain in effect with no change in the terms. Information concerning the options outstanding is summarized as follows (all amounts have been retroactively restated for stock dividends):

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 11 - STOCK OPTIONS (CONTINUED):


                                         ............... 1997 ..............     .............. 1996 .............
                                                                 OPTION                                 OPTION
                                                                 PRICE                                  PRICE
                                             SHARES            PER SHARE            SHARES            PER SHARE
                                             ------            ---------            ------            ---------
Outstanding, January 1                           105,885     $6.41 - 11.82              97,315      $6.41 - 10.72
Granted                                            5,700     11.82 - 14.00               9,924      10.30 - 11.25
Exercised                                              -           -                    10,571           9.00
Expired                                           (3,121)          -                    (2,001)           -
                                        ------------------                    -------------------

Outstanding, December 31                         108,464     6.41 - 11.82              105,885       6.41 - 11.82
                                        ==================                    ===================

Exercisable, December 31                          85,739                                76,893
                                        ==================                    ===================

The Company accounts for its stock-based compensation plans using the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). In 1995, Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123) was issued and is effective for transactions entered into after December 15, 1995. Under the provisions of SFAS 123, companies can elect to account for stock-based compensation plans using a fair-value-based method or continue measuring compensation expense for those plans using the intrinsic value method prescribed in APB 25. The Company elected to continue to account for stock-based compensation using the intrinsic value method. SFAS 123 did not have an impact on the Company's results of operations or financial position.

NOTE 12 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES:

The Bank, as a national bank, is subject to certain restrictions regarding the transfer of funds to the Company in the form of cash dividends, loans, or advances. The approval of the OCC is required to pay dividends in excess of FirstBank's net profits for the current year plus retained net profits (net profits less dividends paid) for the preceding two years, less any required transfers to surplus. As of December 31, 1997, $1,867,913 of FirstBank's retained earnings are available for distribution to the Company as dividends without prior regulatory approval.

Under FRB regulations, FirstBank also is limited as to the amount it may loan to the Company unless such loans are collateralized by specified obligations. The maximum amount available for transfer from FirstBank to the Company in the form of loans or advances approximated $1,572,851 at December 3l, 1997.

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 13 - RELATED PARTY TRANSACTIONS:

During 1997 and 1996, FirstBank had loan relationships with certain related parties; principally, directors and executive officers, their immediate families and their business interests. All of these relationships were in the ordinary course of business. Total loans outstanding to this group (including immediate families and business interests) amounted to $1,203,791 at December 31, 1997, and $1,416,864 at December 31, 1996. During 1997, $488,103 of new loans were originated to this group. Repayments of $701,175 were made during 1997.

Related party deposits totaled approximately $2,451,000 and $2,450,000 at December 31, 1997 and 1996, respectively.

NOTE 14 - COMMITMENTS AND CONTINGENT LIABILITIES:

FirstBank is involved at times in various litigation arising out of the normal course of business. In the opinion of FirstBank's legal counsel, there is no pending or threatened litigation of any material consequence at this time.

FirstBank is negotiating the purchase of real property in Ridgeland, South Carolina. If the negotiation is successful, FirstBank intends to hold the property for a potential branch office at this location.

The Company has entered into contracts that provide certain officers salary continuation plans for up to three years in the event of a change in control of the Company.

         YEAR 2000 CONSIDERATIONS

Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If uncorrected, many applications could fail or create erroneous results by or at the year 2000. The year 2000 issue affects virtually all organizations.

The Corporation uses the services of outside software vendors for certain of its data processing applications. Based on discussions with software vendors, management does not expect the cost of addressing any year 2000 issue will be a material event or uncertainty that would cause its reported financial information not to be necessarily indicative of future operating results or future financial condition, or that the costs or consequences of incomplete or untimely resolution of any year 2000 issue represent a known material event or uncertainty that is reasonably likely to affect its future financial results, or cause its reported financial information not to be necessarily indicative of future operating results or future financial condition.

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 15 - FINANCIAL INSTRUMENTS:

FirstBank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit, interest-rate, or liquidity risk in excess of the amounts recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement FirstBank has in particular classes of financial instruments.

FirstBank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. FirstBank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

         COMMITMENTS TO EXTEND CREDIT:

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments to extend credit at fixed rates exposes FirstBank to some degree of interest-rate risk. FirstBank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by FirstBank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include real property, equipment and income-producing commercial properties.

Standby letters of credit and financial guarantees written are conditional commitments issued by FirstBank guaranteeing the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. All standby letters of credit outstanding at December 31, 1997, expire in 1998. The credit risk involved in issuing a letter of credit is essentially the same as that involved in extending loan facilities to customers. The amount of collateral obtained if deemed necessary by FirstBank is based on management's credit evaluation of the customer. FirstBank has not been required to perform on any financial guarantees during the past three years and has not incurred any losses on its commitments during the past three years.

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 15 - FINANCIAL INSTRUMENTS (CONTINUED):

The estimated fair value of FirstBank's financial instruments at December 31, 1997 and 1996, are as follows:

                                                             1997                               1996
                                                             ----                               ----
                                                  CARRYING             FAIR           CARRYING            FAIR
                                                   AMOUNT             VALUE            AMOUNT             VALUE
                                                   ------             -----            ------             -----
Financial assets:
   Cash and cash equivalents                      $ 6,095,598      $ 6,095,598        $7,871,028        $7,871,028
   Time deposits with banks                            99,000           99,000           199,177           199,177
   Securities available-for-sale                    2,182,412        2,182,412         2,485,075         2,485,075
   Loans receivable - net                          80,063,972       80,250,247        78,149,609        79,079,805
   Accrued interest receivable                        555,537          555,537           502,412           502,412

Financial liabilities:
   Deposits                                        77,462,288       77,529,026        78,300,019        78,426,021
   Federal Home Loan Bank advances                  5,050,000        5,059,257         5,600,000         5,601,896
   Amounts due to depository
      institutions                                    305,315          305,315           200,117           200,117

Unrecognized financial instruments:
   Commitments to extend credit                     3,371,000        3,371,000         3,163,000         3,163,000
   Lines-of-credit                                 10,327,000       10,327,000         8,212,000         8,212,000
   Standby letters of credit                          288,000          288,000           194,000           194,000

NOTE 16 - FIRST BANK OF THE MIDLANDS, IN ORGANIZATION:

On August 20, 1997, the Company's Board of Directors approved the sponsorship of a new national bank, FirstBank of the Midlands (FBM), to be located in Columbia, South Carolina, subject to regulatory approval. FBM will offer general banking services in the Columbia area.

Upon the organization of FBM, the Company proposes to acquire all of the common stock of FBM for $5.0 million. The acquisition of FBM's common stock is expected to be primarily funded with the sale of up to $3.5 million of additional common stock of the Company at a price that will be determined by the Company's Board of Directors.

The Company expects to obtain up to $2.5 million in debt from a third party financial institution to provide the remaining initial capital for FBM.

FBM will operate in office space leased under a noncancellable operating lease with an initial term of 5 years beginning on April 1, 1998. The lease terms provide for three, three-year renewal options. The landlord will be responsible for improvements and property taxes on the leased property up to the amount paid for 1997 taxes. FBM will be required to pay any property tax increases over 1997 taxes. Annual base rent in lease years one through five is $90,750. Subsequent lease renewals will increase lease payments by the greater of 12.5% or the increase in the Consumer Price Index.

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 17 - REGULATORY MATTERS:

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company meets all capital adequacy requirements to which the Company is subject.

As of September 22, 1997, the most recent notification from the OCC categorized FirstBank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's categories.

The Company's and FirstBank's actual capital amounts and ratios are also presented in the table as follows (in thousands of dollars):

                                                                                            MINIMUM REQUIRED
                                                             MINIMUM REQUIRED            TO BE WELL CAPITALIZED
                                                               FOR CAPITAL               UNDER PROMPT CORRECTIVE
                                  ACTUAL                    ADEQUACY PURPOSES               ACTION PROVISIONS
                                  ------                    -----------------               -----------------
                          AMOUNT          RATIO           AMOUNT          RATIO          AMOUNT          RATIO
                          ------          -----           ------          -----          ------          -----
At December 31, 1997:

Tier I Capital (to
   Average Assets):
      Consolidated        $ 7,854            8.7%         $ 3,608            4.0%         $ 4,509           5.0%
      FirstBank             7,737            8.6%           3,607            4.0%           4,508           5.0%

Tier I Capital (to
   Risk Weighted
   Assets):
      Consolidated          7,854           12.1%           2,587            4.0%           3,880           6.0%
      FirstBank             7,737           12.0%           2,587            4.0%           3,880           6.0%

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 17 - REGULATORY MATTERS (CONTINUED):

                                                                                            MINIMUM REQUIRED
                                                             MINIMUM REQUIRED            TO BE WELL CAPITALIZED
                                                               FOR CAPITAL               UNDER PROMPT CORRECTIVE
                                  ACTUAL                    ADEQUACY PURPOSES               ACTION PROVISIONS
                                  ------                    -----------------               -----------------
                          AMOUNT          RATIO           AMOUNT          RATIO          AMOUNT          RATIO
                          ------          -----           ------          -----          ------          -----
Total Capital (to
   Risk Weighted
   Assets):
      Consolidated        $ 8,582           13.3%         $ 5,173            8.0%         $ 6,470          10.0%
      FirstBank             8,465           13.1%           5,173            8.0%           6,467          10.0%

At December 31, 1996:

Tier I Capital (to
   Average Assets):
      Consolidated          6,948            7.8%           3,578            4.0%           4,473           5.0%
      FirstBank             6,889            7.7%           3,578            4.0%           4,472           5.0%

Tier I Capital (to
   Risk Weighted
   Assets):
      Consolidated          6,948           11.0%           2,528            4.0%           3,793           6.0%
      FirstBank             6,889           10.9%           2,527            4.0%           3,790           6.0%

Total Capital (to
   Risk Weighted
   Assets):
      Consolidated          7,579           12.0%           5,057            8.0%           6,321          10.0%
      FirstBank             7,520           11.9%           5,054            8.0%           6,319          10.0%

NOTE 18 - CONCENTRATION OF CREDIT RISK:

Although FirstBank has a diversified loan portfolio, a substantial portion of its borrowers' ability to honor their contracts depends upon the economy of Beaufort County, South Carolina, and the surrounding area.

The contractual amounts of credit-related financial instruments such as commitments to extend credit and letters of credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless.

NOTE 19 - FIRST SECURITIES CORPORATION:

FSC completed its first year of operations with assets of approximately $73,000 at December 31, 1997, gross commission income of $40,400 and a net loss of $24,350 for the year ended December 31, 1997.

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 20 - CONDENSED FINANCIAL STATEMENTS:

Presented below are the condensed financial statements for FirstBancorporation, Inc. (parent company only):

                                                                             DECEMBER 31,           DECEMBER 31,
                                                                                 1997                   1996
                                                                                 ----                   ----
Balance Sheet:
   Assets:
      Cash                                                                    $    15,586            $    19,394
      Investment in banking subsidiary                                          7,864,255              6,985,696
      Other assets                                                                109,847                 39,589
                                                                       ---------------------------------------------

               Total assets                                                   $ 7,989,688            $ 7,044,679
                                                                       =============================================

   Liabilities:
      Amounts due to banking subsidiary                                       $     7,241            $         -
      Other liabilities                                                             1,446                      -
      Stockholders' equity                                                      7,981,001              7,044,679
                                                                       ---------------------------------------------

               Total liabilities and stockholders' equity                     $ 7,989,688            $ 7,044,679
                                                                       =============================================

Statement of Income:
   Dividends from banking subsidiary                                          $   100,000            $    61,125
                                                                       ---------------------------------------------

Expenses:
   Compensation                                                                    16,915                      -
   Amortization                                                                     7,887                  7,887
   Other                                                                           31,275                 20,304
                                                                       ---------------------------------------------

Income before equity in undistributed earnings of subsidiary                       43,923                 32,934
Applicable income tax benefit                                                      21,310                  8,907
Equity in undistributed earnings of subsidiary                                    882,125                458,970
                                                                       ---------------------------------------------

              Net income                                                      $   947,358            $   500,811
                                                                       =============================================

FIRSTBANCORPORATION, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



NOTE 20 - CONDENSED FINANCIAL STATEMENTS (CONTINUED):

                                                                             DECEMBER 31,           DECEMBER 31,
                                                                                1997                   1996
                                                                                ----                   ----
Statement of Cash Flows:
   Cash flows from operating activities:
      Net income                                                            $     947,358            $   500,811
      Adjustments to reconcile net income to net cash
            provided by operating activities:
               Amortization expense                                                 7,887                  7,887
               Increase in other assets                                           (78,145)                (8,907)
               Increase (decrease) in other liabilities                             8,687                (39,537)
               Undistributed earnings of subsidiary                              (882,125)              (458,970)
                                                                       ---------------------- ----------------------
                Net cash provided by operating activities                           3,662                  1,284
   Cash flows from financing activities:
      Common stock issued                                                               -                 18,010
      Stock issuance cost                                                          (7,470)                     -
                                                                       ---------------------- ----------------------
   Net increase (decrease) in cash and cash equivalents                            (3,808)                19,294
   Cash at beginning of year                                                       19,394                    100
                                                                       ---------------------- ----------------------

   Cash at end of year                                                      $      15,586            $    19,394
                                                                       ====================== ======================

THESE NOTES ARE INTEGRAL PART OF THE ACCOMPANYING CONSOLIDATED FINANCIAL
------------------------------------------------------------------------
STATEMENTS
----------

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company, the Bank and the New Bank. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company, the Bank or the New Bank since any of the dates as of which information is furnished herein or since the date hereof.

            Table of Contents                                               Page
            -----------------                                               ----

Prospectus Summary.......................................................
Selected Consolidated Financial Information..............................
Risk Factors.............................................................
Use of Proceeds..........................................................
Market for Common Stock..................................................
Dividends................................................................
Capitalization...........................................................
Dilution.................................................................
Capital Compliance.......................................................
FirstBancorporation, Inc. Consolidated
  Statements of Income...................................................
Management's Discussion and Analysis of Financial
  Condition and Results of Operations....................................
Business of the Company..................................................
Business of the Bank.....................................................
Proposed Business of New Bank............................................
Management of the Company and the Bank...................................
Management of the New Bank...............................................
Regulation...............................................................
Security Ownership of Management.........................................
Estimated Management Purchases in the Offering...........................
The Offering.............................................................
Restrictions on Acquisition of the Company...............................
Description of Common Stock..............................................
Shares Eligible for Future Sale..........................................
Transfer Agent and Registrar.............................................
Legal Opinions...........................................................
Experts..................................................................
Available Information....................................................
Additional Information...................................................
Index to Consolidated Financial Statements...............................

Until the later of ______ __, 1998, or 90 days after commencement of the offering of Common Stock, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                           FIRSTBANCORPORATION, INC.

                                     [Logo]


                           180,000 to 220,000 Shares
                                       of
                                  Common Stock


                                ----------------

                                   Prospectus

                                ----------------






                             _____________ __, 1998

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   Indemnification of Officers and Directors

    Articles XIII and XIV of the Articles of Incorporation of FirstBancorporation, Inc. requires indemnification of directors, officers and employees to the fullest extent permitted by South Carolina law.

    Sections 33-8-510 through Section 33-8-550 of the South Carolina Business Corporation Act sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities:

    33-8-510  AUTHORITY TO INDEMNIFY.--(a)  Except as provided in subsection
(d), a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:
    (1)    he conducted himself in good faith; and
    (2)    he reasonably believed:
    (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interest; and
    (ii) in all other cases, that his conduct was at least not opposed to its best interest; and
    (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.
    (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(ii).
    (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.
    (d)    A corporation may not indemnify a director under this section:
    (1) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or
    (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.
    (e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

    33-8-520 MANDATORY INDEMNIFICATION.--Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of Any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

    33-8-530 ADVANCE FOR EXPENSES.--(a) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:
    (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in Section 33-8-510;
    (2) the director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and
    (3) a determination is made that the facts then known to those making the determination would not preclude indemnification under this subchapter.
    (b) The undertaking required by subsection (a)(2) must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.
    (c) Determinations and authorizations of payments under this section must be made in the manner specified in Section 33-8-550.

    33-8-540 COURT-ORDERED INDEMNIFICATION.--Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:
    (1) the director is entitled to mandatory indemnification under Section 33-8-520, in which case the court also shall order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or
    (2) the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in Section 33-8-510 or was adjudged liable as described in
Section 33-8-510(d), but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred.

    33-8-550 DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION.--(a) A corporation may not indemnify a director under Section 33-8-510 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in Section 33-8-510.
    (b)    The determination must be made:
    (1) by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;
    (2) if a quorum cannot be obtained under subdivision (1), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;
    (3)    by special legal counsel:
    (i) selected by the board of directors or its committee in the manner prescribed in item (1) or (2); or
    (ii) if a quorum of the board of directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or
    (4) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties of the proceeding may not be voted on the determination.
    (c) Authorization of indemnification and evaluation as to reasonableness of expenses must be made in the same manner as the determination that indemnification is permissible, except that, if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses must be made by those entitled under subsection
(b)(3) to select counsel.

Item 25.  Other Expenses of Issuance and Distribution(1)

  Legal fees and expenses...............  $ 50,000
  EDGAR, printing, postage and mailing..    20,000
  Stock valuation expense...............     7,500
  Accounting fees.......................     5,000
  Data processing fees and expenses.....     5,000
  SEC filing fee........................     1,169
  Blue Sky filing fees and expenses.....     7,500
  Other.................................     3,831
                                          --------
      Total.............................  $100,000
                                          ========

Item 26.  Recent Sales of Unregistered Securities.

          Not Applicable

Item 27.  Exhibits

          The exhibits filed as part of this Registration Statement are as follows:

(a)  List of Exhibits

 3.1 -- Articles of Incorporation of FirstBancorporation, Inc. (incorporated by reference to Exhibit 3.1 contained in the Company's Current Report on Form 8-K dated November 7, 1995)

 3.2  --  Bylaws of FirstBancorporation, Inc. (incorporated by reference to
          Exhibit 3.2 contained in the Company's Current Report on Form 8-K dated November 7, 1995)

 4    --  Specimen Stock Certificate for Common Stock

 5    --  Opinion of Breyer & Aguggia regarding legality of securities registered

10.1 -- Employment Agreement with James A. Shuford, III (incorporated by reference to Exhibit 10(g) contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995)

10.2  --  Employment Agreement with James L. Pate, III.

10.3  --  Employment Agreement with Richard E. Morgan, Jr.

10.4  --  Employment Agreement with F. Wayne Lovelace.

10.5 -- 1996 Stock Option Plan (incorporated by reference to Exhibit A appended to the Company's 1996 annual meeting proxy statement)

10.6  --  Qualified Incentive Stock Option Plan (incorporated by reference to
          Exhibit 10(b) contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995)

10.7 -- Amended and Restated Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10(c) contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995)

10.8 -- Non-qualified Stock Option for Robert A. Kerr (incorporated by reference to Exhibit 10(d) contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995)

10.9 -- Lease for Company's main office (incorporated by reference to Exhibit 10(e) contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995)

10.10 -- Lease for Company's branch office (incorporated by reference to Exhibit 10(f) contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995)

10.11 --  Lease for Columbia, South Carolina office.

21    --  Subsidiaries of FirstBancorporation, Inc.

23.1  --  Consent of J.W. Hunt and Company, LLP

23.2  --  Consent of Breyer & Aguggia (contained in opinion included as
          Exhibit 5)

24    --  Power of Attorney (contained in signature page)

99    --  Stock order form.

Item 28.  Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended ("Securities Act");

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) The undersigned registrant hereby undertakes to provide the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Beaufort, State of South Carolina on March 25, 1998.

                              FIRST BANCORPORATION, INC.



                              By: /s/ James A. Shuford, III
                                  --------------------------------------------
                                  James A. Shuford, III
                                  President and Chief Executive Officer
                                  (Duly Authorized Representative)

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of First Bancorporation, Inc. do hereby severally constitute and appoint James A. Shuford, III, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute all instruments for us and in our names in the capacities indicated below which said James A. Shuford, III may deem necessary or advisable to enable First Bancorporation, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form SB-2 relating to the offering of First Bancorporation, Inc.'s Common Stock, including specifically but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that James A. Shuford, III shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures                    Title                          Date
----------                    -----                          ----


/s/ James A. Shuford, III     President, Chief Executive     March 25, 1998
--------------------------    Officer and Director
James A. Shuford, III         (Principal Executive Officer)


/s/ James L. Pate, III        Senior Vice President          March 25, 1998
--------------------------    (Principal Financial and
James L. Pate, III            Accounting Officer)


/s/ Colden R. Battey, Jr.     Chairman of the Board and      March 25, 1998
--------------------------    Director
Colden R. Battey, Jr.


/s/ Laurance H. Davis, Jr.    Director and Secretary         March 25, 1998
--------------------------
Laurance H. Davis, Jr.


/s/ Richard L. Gray           Director                       March 25, 1998
--------------------------
Richard L. Gray


/s/ Russell L. Jeter          Director                       March 25, 1998
--------------------------
Russell L. Jeter

/s/ Robert A. Kerr, Sr.       Director                       March 25, 1998
--------------------------
Robert A. Kerr, Sr.


/s/ James D. Neighbors        Director                       March 25, 1998
--------------------------
James D. Neighbors


/s/ Jerry H. Reeves, III      Director                       March 25, 1998
--------------------------
Jerry H. Reeves, III


/s/ Carson R. Rentz           Director                       March 25, 1998
--------------------------
Carson R. Rentz


/s/ William C. Robinson       Director                       March 25, 1998
--------------------------
William C. Robinson

    As filed with the Securities and Exchange Commission on March 25, 1998

                                                      Registration No. 333-_____
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.   20549


                                   EXHIBITS
                                      TO
                                   FORM SB-2
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933



                           FIRSTBANCORPORATION, INC.
         -------------------------------------------------------------
              (Exact name of registrant as specified in charter)



       South Carolina                    6712                  57-1033905
-------------------------------    -----------------       -------------------
(State or other jurisdiction of    (Primary SICC No.)       (I.R.S. Employer
incorporation or organization)                             Identification No.)


                             1121 Boundary Street
                        Beaufort, South Carolina 29901
                                (803) 521-5600
         -------------------------------------------------------------
         (Address and telephone number of principal executive offices)



                         John F. Breyer, Jr., Esquire
                         Victor L. Cangelosi, Esquire
                               BREYER  & AGUGGIA
                                Suite 470 East
                              1300 I Street, N.W.
                            Washington, D.C.  20005
                        ------------------------------
                    (Name and address of agent for service)

                               INDEX TO EXHIBITS

3.1   --   Articles of Incorporation of FirstBancorporation, Inc. (incorporated by reference to Exhibit 3.1 contained in the Company's Current Report on Form 8-K dated November 7, 1995)

3.2   --   Bylaws of FirstBancorporation, Inc. (incorporated by reference to
           Exhibit 3.2 contained in the Company's Current Report on Form 8-K dated November 7, 1995)

4     --   Specimen Stock Certificate for Common Stock

5     --   Opinion of Breyer & Aguggia regarding legality of securities registered

10.1  --   Employment Agreement with James A. Shuford, III (incorporated by reference to Exhibit 10(g) contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995)

10.2  --   Employment Agreement with James L. Pate, III.

10.3  --   Employment Agreement with Richard E. Morgan, Jr.

10.4  --   Employment Agreement with F. Wayne Lovelace.

10.5  --   1996 Stock Option Plan (incorporated by reference to Exhibit A appended to the Company's 1996 annual meeting proxy statement)

10.6  --   Qualified Incentive Stock Option Plan (incorporated by reference to
           Exhibit 10(b) contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995.

10.7  --   Amended and Restated Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10(c) contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995)

10.8  --   Non-qualified Stock Option for Robert A. Kerr (incorporated by reference to Exhibit 10(d) contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995)

10.9  --   Lease for Company's main office (incorporated by reference to Exhibit
           10(e) contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995)

10.10 -- Lease for Company's branch office (incorporated by reference to Exhibit 10(f) contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995)

10.11 --   Lease for Columbia, South Carolina office.

21    --   Subsidiaries of FirstBancorporation, Inc.

23.1  --   Consent of J.W. Hunt and Company, LLP

23.2  --   Consent of Breyer & Aguggia (contained in opinion included as Exhibit
           5)

24    --   Power of Attorney (contained in signature page)

99    --   Stock order form.